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EXHIBIT 99.1

Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations, Item 8. Financial Statements and Supplementary Data, and Item 15. Exhibits and Financial Statement Schedules

		Page No
Part II
Item 7.	Management's Discussion and Analysis of Financial Condition and Results of Operations	2
Item 8.	Financial Statements and Supplementary Data	24
Part IV
Item 15.	Exhibits and Financial Statement Schedules	99

 PART II

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

        In addition to historical information, this Management's Discussion and Analysis contains forward-looking statements, which are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans to," "estimates," "projects," or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the section of this report entitled Item 1A, "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should also carefully review the risk factors described in other documents which we file from time to time with the SEC, including the quarterly reports on Form 10-Q to be filed by us during 2012.

General

        We are a leading provider of environmental, energy and industrial services throughout North America. We serve over 60,000 customers, including a majority of Fortune 500 companies, thousands of smaller private entities and numerous federal, state, provincial and local governmental agencies. We have more than 200 locations, including over 50 waste management facilities, throughout North America in 37 U.S. states, seven Canadian provinces, Mexico and Puerto Rico. We also operate international locations in Bulgaria, China, Singapore, Sweden, Thailand and the United Kingdom.

        We report our business in four operating segments, consisting of:

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  Technical Services—provides a broad range of hazardous material management services including the packaging, collection, transportation, treatment and disposal of hazardous and non-hazardous waste at Company-owned incineration, landfill, wastewater, and other treatment facilities.

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  Field Services—provides a wide variety of environmental cleanup services on customer sites or other locations on a scheduled or emergency response basis including tank cleaning, decontamination, remediation, and spill cleanup.

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  Industrial Services—provides industrial and specialty services, such as high-pressure and chemical cleaning, catalyst handling, decoking, material processing, and industrial lodging services to refineries, chemical plants, oil sands facilities, pulp and paper mills, and other industrial facilities.

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  Oil and Gas Field Services—provides fluid handling, fluid hauling, downhole servicing, surface rentals, exploration, mapping and directional boring services to the energy sector serving oil and gas exploration, production, and power generation.

Overview

        During the third quarter of 2011, we acquired (i) certain assets of a Canadian public company which is engaged in the business of providing geospatial, line clearing and drilling services in Canada and the United States; (ii) all of the outstanding stock of a privately owned U.S. company which specializes in treating refinery waste streams primarily in the United States; and (iii) all of the outstanding stock of a privately owned Canadian company which manufactures modular buildings. The combined purchase price for the three acquisitions was approximately $141.3 million, including the assumption and payment of debt of $25.2 million, and preliminary post-closing adjustments of $3.7 million based upon the assumed target amounts of working capital. These third quarter acquisitions (i) enhance our service offerings to our customers and our reputation as a leading provider of comprehensive field services for the oil and gas sectors; (ii) provide a complement to our catalyst handling, industrial and specialty industrial services for the refinery and petrochemical industries; and (iii) help expand our growing lodging business, respectively. These acquisitions have been integrated with the Oil and Gas Field Services, Technical Services and Industrial Services segments of our operations and reporting structure.

        On June 10, 2011, we completed the acquisition of Peak Energy Services Ltd. ("Peak") and integrated the Peak operations with our existing systems and processes. Peak is a diversified energy services organization headquartered in Calgary, Alberta, operating in western Canada and the U.S. Through its various operating divisions, Peak provides drilling and production equipment and services to its customers in the conventional and unconventional oil and natural gas industries as well as the oil sands region of western Canada. Peak also provides water technology solutions to a variety of customers throughout North America. At acquisition, Peak employed approximately 900 people. This acquisition expands our presence in the energy services marketplace, particularly in the area of oil and natural gas drilling and production support. The Peak business has been integrated within the Oil and Gas Field Services and Industrial Services segments of our operations and reporting structure.

        We acquired 100% of Peak's outstanding common shares (other than the 3.15% of Peak's outstanding common shares which we already owned) in exchange for approximately CDN $158.7 million in cash (CDN $0.95 for each Peak share), and the assumption and payment of Peak net debt of approximately CDN $37.5 million. The total acquisition price, which includes the previous investment in Peak shares referred to above, was approximately CDN $200.2 million or U.S. $205.1 million based on an exchange rate of 0.976057 CDN $ to one U.S. $ on June 10, 2011.

        During the year ended December 31, 2011, our revenues increased 15% to $1.98 billion compared with $1.73 billion during the year ended December 31, 2010. Revenues for the year ended December 31, 2011 included our emergency response efforts related to the Yellowstone River oil spill in Montana of $43.6 million. Revenues for the prior year included revenue associated with our oil spill response efforts in the Gulf of Mexico and Michigan of $253.0 million. The year-over-year revenue growth, exclusive of the oil spill project work, was driven by broad-based growth across all of our segments. Our revenues were also favorably impacted by $23.8 million due to the strengthening of the Canadian dollar.

        Our Field Services revenues accounted for 13% of our total revenues for the year ended December 31, 2011. Exclusive of the oil spill project revenues generated during the year ended December 31, 2010 and 2011, the year-over-year increase in Field Services revenues of approximately 34% resulted primarily from a steady stream of large-scale project work and ongoing maintenance work.

        Our Technical Services revenues accounted for 44% of our total revenues for the year ended December 31, 2011. In our Technical Services segment, we achieved year-over-year revenue growth of 37%. Incinerator utilization was 89% for the year ended December 31, 2011, compared to 90% in 2010 and landfill volumes were essentially flat year-over-year.

        Our Industrial Services revenues accounted for 24% of our total revenues for the year ended December 31, 2011. The year-over-year increase in revenue of 30% was primarily due to work performed for an unplanned shutdown at one of our customer's sites, continued investment in the oil sands region of Canada, incremental revenues from refinery turnaround work, revenues associated with our acquisitions, and high utilization rates at the camps in our lodging business.

        Our Oil and Gas Field Services revenues accounted for 19% of our total revenues for the year ended December 31, 2011. The year-over-year increase of 92% was primarily due to contributions from our acquisitions, increased activity in Western Canada due to increased oil prices, and continued investments in U.S. gas and oil production resulting in increased demand for our services.

        Our costs of revenues increased from $1.21 billion for the year ended December 31, 2010 to $1.38 billion for the year ended December 31, 2011. Costs for 2011 included $30.0 million associated with the Yellowstone oil spill project and costs for 2010 included $149.3 million associated with the Gulf of Mexico and Michigan oil spill projects. Exclusive of those oil spill costs, our cost of revenues increased primarily due to costs associated with our recent acquisitions and because of our increased revenues. Our gross profit margin was 30.4% for the year ended December 31, 2011, which is up slightly from 30.1% in the same period last year.

Critical Accounting Policies and Estimates

        The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities, revenues and expenses, and related disclosures of contingent liabilities. The following are the areas that we believe require the greatest amount of judgments or estimates in the preparation of the financial statements: revenue allowance, deferred revenue, allowance for doubtful accounts, accounting for landfills, non-landfill closure and post-closure liabilities, remedial liabilities, goodwill, permits and other intangible assets, insurance accruals, legal matters, and provision for income taxes. Our management reviews critical accounting estimates with the Audit Committee of our Board of Directors on an ongoing basis and as needed prior to the release of our annual financial statements. See also Note 2, "Significant Accounting Policies," in Item 8, "Financial Statements and Supplementary Data," of this report, which discusses the significant assumptions used in applying our accounting policies.

        Revenue Allowance.    Due to the nature of our business and the complex invoices that result from the services we provide, customers may withhold payments and attempt to renegotiate amounts invoiced. In addition, for some of the services we provide, our invoices are based on quotes that can either generate credits or debits when the actual revenue amount is known. Based on our industry knowledge and historical trends, we record a revenue allowance accordingly. Increases in overall sales volumes and the expansion of our customer base in recent years have also increased the volume of additions and deductions to the allowance during the year, as well as increased the amount of the allowance at the end of the year.

        Our revenue allowance is intended to cover the net amount of revenue adjustments that may need to be credited to customers' accounts in future periods. We determine the appropriate total revenue allowance by evaluating the following factors on a customer-by-customer basis as well as on a consolidated level: historical collection trends, age of outstanding receivables, existing economic conditions and other information as deemed applicable. Revenue allowance estimates can differ materially from the actual adjustments, but historically our revenue allowance has been sufficient to cover the net amount of the reserve adjustments issued in subsequent reporting periods.

        Allowance for Doubtful Accounts.    We establish an allowance for doubtful accounts to cover accounts receivable that may not be collectible. In establishing the allowance for doubtful accounts, we analyze the collectability of accounts that are large or past due. In addition, we consider historical bad debts and current economic trends in evaluating the allowance for doubtful accounts. Accounts receivable written off in subsequent periods can differ materially from the allowance for doubtful accounts provided, but historically our provision has been adequate.

        Accounting for Landfills.    We amortize landfill improvements and certain landfill-related permits over their estimated useful lives. The units-of-consumption method is used to amortize land, landfill cell construction, asset retirement costs and remaining landfill cells and sites. We also utilize the units-of-consumption method to record closure and post-closure obligations for landfill cells and sites. Under the units-of-consumption method, we include future estimated construction and asset retirement costs, as well as costs incurred to date, in the amortization base of the landfill assets. Additionally, where appropriate, as discussed below, we include probable expansion airspace that has yet to be permitted in the calculation of the total remaining useful life of the landfill.

        Landfill Assets—Landfill assets include the costs of landfill site acquisition, permits and cell construction incurred to date. These amounts are amortized under the units-of-consumption method such that the asset is completely amortized when the landfill ceases accepting waste.

        Landfill Capacity—Landfill capacity, which is the basis for the amortization of landfill assets and for the accrual of final closure and post-closure obligations, represents total permitted airspace plus unpermitted airspace that management believes is probable of ultimately being permitted based on established criteria. Our management applies the following criteria for evaluating the probability of obtaining a permit for future expansion airspace at existing sites, which provides management a basis to evaluate the likelihood of success of unpermitted expansions:

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  Personnel are actively working to obtain the permit or permit modifications (land use, state and federal) necessary for expansion of an existing landfill, and progress is being made on the project.

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  Management expects to submit the application within the next year and to receive all necessary approvals to accept waste within the next five years.

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  At the time the expansion is included in management's estimate of the landfill's useful economic life, it is probable that the required approvals will be received within the normal application and processing time periods for approvals in the jurisdiction in which the landfill is located.

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  The Company or other owner of the landfill has a legal right to use or obtain the right to use the land associated with the expansion plan.

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  There are no significant known political, technical, legal or business restrictions or other issues that could impair the success of such expansion.

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  A financial feasibility analysis has been completed and the results demonstrate that the expansion will have a positive financial and operational impact such that management is committed to pursuing the expansion.

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  Additional airspace and related additional costs, including permitting, final closure and post-closure costs, have been estimated based on the conceptual design of the proposed expansion.

        Exceptions to the criteria set forth above are approved through a landfill-specific approval process that includes approval from our Chief Financial Officer and review by the Audit Committee of our Board of Directors. As of December 31, 2011, there was one unpermitted expansion at one location included in management's landfill calculation, which represented 22.5% of our remaining airspace at that date. As of December 31, 2011 and 2010, none of the unpermitted expansions were considered exceptions to management's established criteria described above. If actual expansion airspace is significantly different from management's estimate of expansion airspace, the amortization rates used for the units-of-consumption method would change, therefore impacting our profitability. If we determine that there is less actual expansion airspace at a landfill, this would increase amortization expense recorded and decrease profitability, while if we determine a landfill has more actual expansion airspace, amortization expense would decrease and profitability would increase.

        Landfill Final Closure and Post-Closure Liabilities—The balance of landfill final closure and post-closure liabilities at December 31, 2011 and 2010 was $25.8 million and $29.8 million, respectively. We have material financial commitments for the costs associated with requirements of the EPA and the comparable regulatory agency in Canada for landfill final closure and post-closure activities. In the United States, the landfill final closure and post-closure requirements are established under the standards of the EPA, and are implemented and applied on a state-by-state basis. We develop estimates for the cost of these activities based on our evaluation of site-specific facts and circumstances, such as the existence of structures and other landfill improvements that would need to be dismantled, the amount of groundwater monitoring and leachate management expected to be performed, and the length of the post-closure period as determined by the applicable regulatory agency. Included in our cost estimates are our interpretation of current regulatory requirements and proposed regulatory changes. Such estimates may change in the future due to various circumstances including, but not limited to, permit modifications, changes in legislation or regulations, technological changes and results of environmental studies. We perform zero-based reviews of these estimated liabilities at least every five years or sooner if the occurrence of a significant event is likely to change the timing or amount of the currently estimated expenditures. We consider a significant event to be a new regulation or an amendment to an existing regulation, a new permit or modification to an existing permit, or a change in the market price of a significant cost item. Our cost estimates are calculated using internal sources as well as input from third party experts. These costs are measured at estimated fair value using present value techniques, and therefore changes in the estimated timing of closure and post-closure activities would affect the liability, the value of the related asset, and our results of operations.

        Final closure costs are the costs incurred after the site ceases to accept waste, but before the landfill is certified as closed by the applicable state or provincial regulatory agency. These costs generally include the costs required to cap the final cell of the landfill (if not included in cell closure), to dismantle certain structures for landfills and other landfill improvements and regulation-mandated groundwater monitoring, and for leachate management. Post-closure costs involve the maintenance and monitoring of a landfill site that has been certified closed by the applicable regulatory agency. These costs generally include groundwater monitoring and leachate management. Regulatory post-closure periods are generally 30 years after landfill closure. Final closure and post-closure obligations are accrued on a units-of-consumption basis, such that the present value of the final closure and post-closure obligations are fully accrued at the date the landfill discontinues accepting waste.

        Non-Landfill Closure and Post-Closure Liabilities.    The balance of our non-landfill closure and post-closure liabilities at December 31, 2011 and 2010 was $9.1 million and $8.9 million, respectively. We base estimates for non-landfill closure and post-closure liabilities on our interpretations of existing permit and regulatory requirements for closure and post-closure maintenance and monitoring. Our cost estimates are calculated using internal sources as well as input from third party experts. We use probability scenarios to estimate when future operations will cease and inflate the current cost of closing the non-landfill facility on a probability weighted basis using the appropriate inflation rate and then discounting the future value to arrive at an estimated present value of closure and post-closure costs. The estimates for non-landfill closure and post-closure liabilities are inherently uncertain due to the possibility that permit and regulatory requirements will change in the future, impacting the estimation of total costs and the timing of the expenditures. We review non-landfill closure and post-closure liabilities for changes to key assumptions that would impact the amount of the recorded liabilities. Changes that would prompt us to revise a liability estimate include changes in legal requirements that impact our expected closure plan, in the market price of a significant cost item, in the probability scenarios as to when future operations at a location might cease, or in the expected timing of the cost expenditures. Changes in estimates for non-landfill closure and post-closure events immediately impact the required liability and the value of the corresponding asset. If a change is made to a fully-consumed asset, the adjustment is charged immediately to expense. When a change in estimate relates to an asset that has not been fully consumed, the adjustment to the asset is recognized in income prospectively as a component of amortization. Historically, material changes to non-landfill closure and post-closure estimates have been infrequent.

        Remedial Liabilities.    The balance of our remedial liabilities at December 31, 2011 and 2010 was $135.3 million and $137.6 million, respectively. See Note 8, "Remedial Liabilities," to our consolidated financial statements for the three years ended December 31, 2011, for the changes to the remedial liabilities during the years ended December 31, 2011 and 2010. Remedial liabilities are obligations to investigate, alleviate and/or eliminate the effects of a release (or threat of a release) of hazardous substances into the environment and may also include corrective action under RCRA. Our remediation obligations can be further characterized as Long-term Maintenance, One-Time Projects, Legal and Superfund. Legal liabilities are typically comprised of litigation matters that involve potential liability for certain aspects of environmental cleanup and can include third party claims for property damage or bodily injury allegedly arising from or caused by exposure to hazardous substances originating from our activities or operations, or in certain cases, from the actions or inactions of other persons or companies. Superfund liabilities are typically claims alleging that we are a potentially responsible party ("PRP") and/or are potentially liable for environmental response, removal, remediation and cleanup costs at/or from either a facility we own or a site owned by a third party. As described in Note 14, "Commitments and Contingencies," to our consolidated financial statements for the three years ended December 31, 2011, Superfund liabilities also include certain liabilities payable to governmental entities for which we are potentially liable to reimburse the sellers in connection with our 2002 acquisition of substantially all of the assets of the Chemical Services Division (the "CSD assets") of Safety-Kleen Corp. Long-term Maintenance liabilities include the costs of groundwater monitoring, treatment system operations, permit fees and facility maintenance for inactive operations. One-Time Projects liabilities include the costs necessary to comply with regulatory requirements for the removal or treatment of contaminated materials.

        Amounts recorded related to the costs required to remediate a location are determined by internal engineers and operational personnel and incorporate input from external third parties. The estimates consider such factors as the nature and extent of environmental contamination (if any); the terms of applicable permits and agreements with regulatory authorities as to cleanup procedures and whether modifications to such permits and agreements will likely need to be negotiated; the cost of performing anticipated cleanup activities based upon current technology; and in the case of Superfund and other sites where other parties will also be responsible for a portion of the clean up costs, the likely allocation of such costs and the ability of such other parties to pay their share. Each quarter, our management discusses if any events have occurred or milestones have been met that would warrant the creation of a new remedial liability or the revision of an existing remedial liability. Such events or milestones include identification and verification as a PRP, receipt of a unilateral administrative order under Superfund or requirement for RCRA interim corrective measures, completion of the feasibility study under Superfund or the corrective measures study under RCRA, new or modifications to existing permits, changes in property use, or a change in the market price of a significant cost item. Remedial liabilities are inherently difficult to estimate and there is a risk that the actual quantities of contaminants could differ from the results of the site investigation, which could materially impact the amount of our liability. It is also possible that chosen methods of remedial solutions will not be successful and funds will be required for alternative solutions.

        Remedial liabilities are discounted only when the timing of the payments is estimable and the amounts are determinable. With the exception of remedial liabilities assumed as part of an acquisition that are measured at fair value, our experience has been that the timing of payments for remedial liabilities is usually not estimable and therefore the amounts of remedial liabilities are generally not discounted.

        Goodwill.    Goodwill is assessed for impairment at least annually and as triggering events occur. Such triggering events include, but are not limited to:

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  A significant adverse change in legal factors or in the business climate,

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  An adverse action or assessment by a regulator,

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  Cash or operating losses at the reporting unit, or

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  Market capitalization that is below book value.

        Our management tests for impairment by comparing the fair value of each reporting unit to the carrying value of the net assets assigned to each reporting unit, including goodwill. In the event the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill test would be performed to measure the amount of impairment loss.

        During fiscal year 2010, we had four operating segments consisting of the Technical Services, Field Services, Industrial Services and Exploration Services segments. Starting in 2011, the Exploration Services segment and certain departments in the Industrial Services segment were merged into the new Oil and Gas Field Services segment.

        As of December 31, 2011, the fair value of all our reporting units was determined using an income approach (a discounted cash flow analysis). We utilized only the income approach in the current year as the fair value for all reporting units significantly exceeded the carrying value. As of December 31, 2010, for the Industrial Services and Exploration Services segments, we utilized a weighted average of the income approach (a discounted cash flow analysis) and the market approach (a comparison to guideline companies). For the Technical Services and Field Services segments, as of December 31, 2010, we utilized only the income approach to determine the fair value as the fair value for Technical Services and Field Services has historically significantly exceeded the carrying value and there were no changes or events in the current year to indicate otherwise. Significant judgments are inherent in these analyses and include assumptions about the amount and timing of expected future cash flows, growth rates, and the determination of appropriate discount rates. We believe that the assumptions used in our impairment analyses are reasonable, but variations in any of the assumptions may result in different calculations of fair values that could result in a material impairment charge.

        The impairment analysis performed during the year ended December 31, 2011, utilized final 2012 annual budgeted amounts. The discount rate assumptions were based on an assessment of our weighted average cost of capital ("WACC"). As part of the analysis, we compared the aggregate implied fair value of our reporting units to our market capitalization at December 31, 2011 and assessed for reasonableness. We did not record an impairment charge as a result of our goodwill impairment tests in 2011 for our reporting units. The fair value of our Technical Services, Field Services, Industrial Services and Oil and Gas Field Services segments significantly exceeded their respective carrying values. We will continue to monitor the performance of our reporting units and if the business experiences adverse changes in these key assumptions, we will perform an interim goodwill impairment analysis.

        Permits and Other Intangible Assets.    Our long-lived assets, including permits, are carried on our financial statements based on their cost less accumulated depreciation or amortization. We review the carrying value of our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In order to assess whether a potential impairment exists, the assets' carrying values are compared with their undiscounted expected future cash flows. Estimating future cash flows requires significant judgment about factors such as general economic conditions and projected growth rates, and our estimates often vary from the cash flows eventually realized. Impairments are measured by comparing the fair value of the asset to its carrying value. Fair value is generally determined by considering (i) internally developed discounted projected cash flow analysis of the asset; (ii) actual third-party valuations; and/or (iii) information available regarding the current market environment for similar assets. If the fair value of an asset is determined to be less than the carrying amount of the asset, an impairment in the amount of the difference is recorded in the period that the events or changes in circumstances that indicated the carrying value of the assets may not be recoverable occurred.

        Insurance Accruals.    It is our policy to retain a significant portion of certain expected losses related primarily to workers' compensation, health insurance, comprehensive general and vehicle liability. The insurance accruals are based on claims filed and estimates of claims not reported and are developed by management with assistance from our third-party actuary and third-party claims administrator. The insurance accruals are driven by historical claims data and industry information. Significant changes in the frequency or amount of claims as compared to our historical information could materially affect our self-insurance liabilities. Actual expenditures required in future periods can differ materially from accruals established based on estimates.

        Legal Matters.    As described in Note 14, "Commitments and Contingencies," to the financial statements included in Item 8, "Financial Statements and Supplemental Data," we are subject to legal proceedings which relate to our past acquisitions or which have arisen in the ordinary course of business. Accruals are established for legal matters when, in our opinion, it is probable that a liability exists and the liability can be reasonably estimated. As of December 31, 2011, we had reserves of $30.3 million (substantially all of which we had established as part of the purchase price for the CSD assets). As of December 31, 2011, the $30.3 million of reserves consisted of (i) $26.7 million related to pending legal or administrative proceedings, including Superfund liabilities, which were included in the $170.2 million accrued environmental liabilities as of December 31, 2011 for closure, post-closure and remediation, as described above and (ii) $3.6 million primarily related to federal and state enforcement actions, which were included in accrued expenses on the consolidated balance sheets. We also estimate that it is "reasonably possible," as that term is defined ("more than remote but less than likely"), that the amount of such total liabilities could be as much as $2.7 million more. Actual expenses incurred in future periods could differ materially from accruals established.

        Provision for Income Taxes.    Our income tax expense, deferred tax assets and liabilities and reserves for unrecognized tax benefits reflect management's best estimate of future taxes to be paid. We are subject to income taxes in both the United States and in foreign jurisdictions. Significant judgments and estimates are required in determining the consolidated income tax expense.

        Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating our ability to recover our deferred tax assets within the jurisdiction from which they arise, we consider all available positive and negative evidence. We have established a valuation allowance when, based on an evaluation of objective verifiable evidence, we believe it is more likely than not that some portion or all of deferred tax assets will not be realized.

        A liability for uncertain tax positions is recorded to the extent a tax position taken or expected to be taken in a tax return does not meet certain recognition or measurement criteria. We record interest and penalties on these uncertain tax positions as applicable as a component of income tax expense.

Results of Operations

        The following table sets forth for the periods indicated certain operating data associated with our results of operations. This table and subsequent discussions should be read in conjunction with Item 6, "Selected Financial Data," and Item 8, "Financial Statements and Supplementary Data," of this report.

	Percentage of Total Revenues Year Ended December 31,
	2011	2010	2009	2008	2007
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenues (exclusive of items shown separately below)	69.5	69.9	70.2	68.7	70.1
Selling, general and administrative expenses	12.8	11.9	15.2	15.5	15.8
Accretion of environmental liabilities	0.5	0.6	1.0	1.0	1.1
Depreciation and amortization	6.2	5.4	6.0	4.3	4.0

Income from operations	11.0	12.2	7.6	10.5	9.0
Other income (expense)	0.3	0.2	—	—	—
Loss on early extinguishment of debt	—	(0.1)	(0.4)	(0.5)	—
Interest expense, net	(2.0)	(1.6)	(1.5)	(0.8)	(1.4)

Income from continuing operations before provision for income taxes	9.3	10.7	5.7	9.2	7.6
Provision for income taxes	2.9	3.3	2.4	3.6	2.9

Income from continuing operations	6.4	7.4	3.3	5.6	4.7
Income from discontinued operations, net of tax	—	0.1	0.1	—	—

Net income	6.4%	7.5%	3.4%	5.6%	4.7%

Segment data

        Performance of our segments is evaluated on several factors of which the primary financial measure is Adjusted EBITDA. The following tables set forth certain operating data associated with our results of operations and compare Adjusted EBITDA contribution by operating segment for the years ended December 31, 2011 and 2010 and the years ended December 31, 2010 and 2009. See footnote 3 under Item 6, "Selected Financial Data," for a description of the calculation of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities. We consider the Adjusted EBITDA contribution from each operating segment to include revenue attributable to that segment less operating expenses, which include cost of revenues and selling, general and administrative expenses. Revenue attributable to each segment is generally external or direct revenue from third party customers. Direct revenue is the revenue allocated to the segment performing the provided service. Certain income or expenses of a non-recurring or unusual nature are not included in the operating segment's Adjusted EBITDA contribution.

        During the quarter ended March 31, 2011, we re-aligned our management reporting structure. Under the new structure, our operations are managed in four reportable segments: Technical Services, Field Services, Industrial Services and Oil and Gas Field Services. The new segment, Oil and Gas Field Services, consists of the previous Exploration Services segment, as well as certain oil and gas related field services departments that were re-assigned from the Industrial Services segment. In addition, certain departments from the Field Services segment were re-assigned to the Industrial Services segment. Accordingly, we re-aligned and re-allocated departmental costs being allocated among the segments to support these management reporting changes. We have recast the 2010 and 2009 segment information presented in the tables below to conform to the 2011 segmentation reporting of the Company. These tables and subsequent discussions should be read in conjunction with Item 8,

"Financial Statements and Supplementary Data," of this report and in particular Note 15, "Segment Reporting," to such financial statements.

        During the quarter ended March 31, 2012, the Company further re-aligned certain departments among its segments to support management reporting changes. Accordingly, the Company re-aligned and re-allocated shared departmental costs among its segments. The Company has recast the 2011, 2010 and 2009 segment information presented to conform to the current year segment presentation.

Year ended December 31, 2011 versus Year ended December 31, 2010

	Summary of Operations (in thousands)
	December 31,
	2011	2010	$ Change	% Change
Direct Revenues:
Technical Services	$885,374	$763,345	$122,029	16.0%
Field Services	260,312	414,786	(154,474)	(37.2)
Industrial Services	469,950	362,259	107,691	29.7
Oil and Gas Field Services	369,190	192,694	176,496	91.6
Corporate Items	(690)	(1,840)	1,150	(62.5)

Total	1,984,136	1,731,244	252,892	14.6

Cost of Revenues (exclusive of certain items shown separately)(1):
Technical Services	572,496	504,678	67,818	13.4
Field Services	196,285	284,368	(88,083)	(31.0)
Industrial Services	335,538	262,017	73,521	28.1
Oil and Gas Field Services	266,591	153,782	112,809	73.4
Corporate Items	9,081	5,895	3,186	54.0

Total	1,379,991	1,210,740	169,251	14.0

Selling, General & Administrative Expenses:
Technical Services	77,204	68,108	9,096	13.4
Field Services	24,875	26,853	(1,978)	(7.4)
Industrial Services	30,877	23,669	7,208	30.5
Oil and Gas Field Services	26,216	8,055	18,161	225.5
Corporate Items	94,965	79,127	15,838	20.0

Total	254,137	205,812	48,325	23.5

Adjusted EBITDA(2):
Technical Services	235,674	190,559	45,115	23.7
Field Services	39,152	103,565	(64,413)	(62.2)
Industrial Services	103,535	76,573	26,962	35.2
Oil and Gas Field Services	76,383	30,857	45,526	147.5
Corporate Items	(104,736)	(86,862)	(17,874)	20.6

Total	$350,008	$314,692	$35,316	11.2%

(1)
Items shown separately on the statements of income consist of (i) accretion of environmental liabilities and (ii) depreciation and amortization.

(2)
See footnote 3 under Item 6, "Selected Financial Data," for a discussion of Adjusted EBITDA.

Revenues

        Technical Services revenues increased 16.0%, or $122.0 million, in the year ended December 31, 2011 from the comparable period in 2010 primarily due to changes in product mix and increases in pricing ($45.5 million), increases in volumes being processed through our treatment, storage and disposal facilities and waste water treatment plants ($16.8 million), the strengthening of the Canadian dollar ($4.9 million), an increase due to an acquisition in August 2011 and an increase in our base business. These increases were partially offset by reductions in volumes being processed through our solvent recycling facilities, incinerators and landfills ($3.2 million).

        Field Services revenues decreased 37.2%, or $154.5 million, in the year ended December 31, 2011 from the comparable period in 2010. Field Services performed emergency response work related to the Yellowstone River oil spill in Montana during the year ended December 31, 2011 and in the Gulf of Mexico and Michigan during the year ended December 31, 2010 which accounted for $43.6 million and $253.0 million, respectively, of our third party revenues. Excluding those oil spill project revenues, Field Services revenues increased for the year ended December 31, 2011 from the comparable period in 2010 primarily due to our large remedial project business ($6.9 million). The remaining increase related primarily to growth in our base business.

        Industrial Services revenues increased 29.7%, or $107.7 million, in the year ended December 31, 2011 from the comparable period in 2010 primarily due to an increase in our lodging business ($53.9 million), an increase in shutdown work performed at our refinery customers in Western Canada, the strengthening of the Canadian dollar ($10.8 million), and growth in the oil sands region of Canada. These increases resulted partially from revenues associated with recent acquisitions including Peak in June 2011.

        Oil and Gas Field Services revenues increased 91.6%, or $176.5 million, in the year ended December 31, 2011 from the comparable period in 2010 primarily due to fluids handling and surface rentals activity related to the acquisition of Peak in June 2011 ($78.9 million), increased exploration activities partially from revenues associated with an acquisition in July 2011 and from increased oil prices ($69.3 million), and an increase in the energy services business ($34.5 million), offset partially by intersegment expenses incurred.

        There are many factors which have impacted, and continue to impact, our revenues. These factors include, but are not limited to: the level of emergency response projects, the effects of unseasonable weather conditions in the first quarter, the general conditions of the oil and gas industries particularly in the Alberta oil sands and other parts of Western Canada, competitive industry pricing, and the effects of fuel prices on our fuel recovery fees.

Cost of Revenues

        Technical Services cost of revenues increased 13.4%, or $67.8 million, in the year ended December 31, 2011 from the comparable period in 2010 primarily due to increases in salary and labor expenses ($15.6 million), fuel costs ($11.5 million), vehicle expenses and equipment repairs ($6.9 million), outside disposal and rail expenses ($6.3 million), materials for reclaim costs ($6.7 million), outside transportation costs ($5.0 million), chemicals and consumables costs ($3.8 million), materials and supplies costs ($4.2 million), turnaround and downtime costs ($3.6 million), equipment rentals and leased equipment costs ($2.6 million), subcontractor, temporary and owner operator fees ($2.1 million), and the strengthening of the Canadian dollar ($3.1 million), offset partially by a reduction in insurance costs ($2.0 million) and a year-over-year increase in favorable changes in environmental liability estimates ($0.7 million).

        Field Services cost of revenues decreased 31.0%, or $88.1 million, in the year ended December 31, 2011 from the comparable period in 2010 primarily due to decreased subcontractor fees, materials and supplies costs, equipment rental costs, fuel costs, travel and other costs associated with our large event business ($119.0 million). This decrease resulted largely from the level of work performed on the Yellowstone oil spill project during the year ended December 31, 2011 being significantly less than that of the oil spill project business in the Gulf of Mexico and Michigan that occurred during the comparable period of 2010. Excluding those oil spill project costs, Field Services cost of revenues increased $29.6 million for the year ended December 31, 2011 from the comparable period in 2010 primarily due to increases in materials for reclaim or resale ($4.1 million), labor and related expenses ($4.6 million), outside disposal costs ($3.8 million), materials and supplies costs ($2.9 million), equipment rental fees ($3.3 million), fuel costs ($2.1 million), subcontractor fees ($2.6 million), outside transportation costs ($2.1 million), travel costs ($1.8 million) and vehicle expenses ($0.8 million), offset partially by a reduction in chemicals and consumables costs ($1.2 million).

        Industrial Services cost of revenues increased 28.1%, or $73.5 million, in the year ended December 31, 2011 from the comparable period in 2010 primarily due to salary and labor expenses ($41.4 million), material and supplies expenses ($9.8 million), catering costs associated with the increased lodging services revenues ($8.4 million), vehicle expenses ($7.7 million), equipment rental fees ($5.3 million), fuel costs ($5.2 million), subcontractor fees ($4.8 million), travel costs related to shutdown activity ($3.3 million), chemicals and consumables costs ($1.6 million), utilities costs ($1.4 million), insurance costs ($1.6 million), rent expense ($0.9 million), royalty fees ($1.2 million), and telephone costs ($0.8 million), and the strengthening of the Canadian dollar ($7.7 million), offset partially by decreases in lease operator expense due to buyout of leases ($23.7 million) and leased equipment costs ($2.0 million). These increases resulted partially from costs associated with recent acquisitions including Peak in June 2011.

        Oil and Gas Field Services cost of revenues increased 73.4%, or $112.8 million, in the year ended December 31, 2011 from the comparable period in 2010 primarily due to increases in salary and labor expenses ($50.3 million), fuel costs ($9.7 million), vehicle expenses ($9.2 million), subcontractor fees ($9.5 million), materials and supplies costs ($6.9 million), travel costs ($6.7 million), equipment repair expenses ($5.2 million), rent expense ($4.6 million), equipment rental fees ($4.0 million), temporary fees ($2.8 million), insurance costs ($1.2 million), and chemicals and consumables costs ($0.7 million), and the strengthening of the Canadian dollar ($6.3 million), offset partially by decreases in lease operator expense due to buyout of leases ($2.6 million) and leased equipment costs ($1.0 million). These increases resulted partially from costs associated with recent acquisitions including Peak in June 2011.

        Corporate Items cost of revenues increased $3.2 million for the year ended December 31, 2011, as compared to the comparable period in 2010 primarily due to increased health insurance related costs ($1.1 million), salary and labor expenses ($1.0 million), fuel and vehicle expenses ($0.7 million) and travel costs ($0.4 million), offset partially by a reduction in insurance costs ($1.5 million).

        We believe that our ability to manage operating costs is important in our ability to remain price competitive. We continue to upgrade the quality and efficiency of our waste treatment services through the development of new technology and continued modifications and upgrades at our facilities, and implementation of strategic sourcing initiatives. We plan to continue to focus on achieving cost savings relating to purchased goods and services through a strategic sourcing initiative. No assurance can be given that our efforts to reduce future operating expenses will be successful.

Selling, General and Administrative Expenses

        Technical Services selling, general and administrative expenses increased 13.4%, or $9.1 million, in the year ended December 31, 2011 from the comparable period in 2010 primarily due to an unfavorable change in environmental liability estimates in 2011 compared to a favorable change in environmental liability estimates in 2010 and from increased salaries, commissions and bonuses.

        Field Services selling, general and administrative expenses decreased 7.4%, or $2.0 million, in the year ended December 31, 2011 from the comparable period in 2010 primarily due to a decrease in commissions and bonus expense.

        Industrial Services selling, general and administrative expenses increased 30.5%, or $7.2 million, in the year ended December 31, 2011 from the comparable period in 2010 primarily due to the recent acquisitions resulting in increases in salaries, commissions and bonus expense, professional fees and travel costs.

        Oil and Gas Field Services selling, general and administrative expenses increased 225.5%, or $18.2 million, in the year ended December 31, 2011 from the comparable period in 2010 primarily due to the recent acquisitions resulting in increases in salaries, commissions and bonus expense, professional fees, travel costs, and due to the recovery in 2010 of $2.2 million of pre-acquisition receivables for which an allowance was previously recorded.

        Corporate Items selling, general and administrative expenses increased 20.0%, or $15.8 million, for the year ended December 31, 2011, as compared to the same period in 2010 primarily due to increases in salaries and bonuses ($5.2 million), professional fees primarily related to acquisition costs ($4.4 million), stock-based compensation ($1.3 million), health insurance related costs ($1.2 million), employer contribution costs related to U.S. and Canadian retirement savings plans ($1.2 million), rent expense ($1.1 million), year-over-year severance costs ($0.9 million), computer expenses ($0.5 million), and travel costs ($0.4 million), offset partially by a reduction in marketing and branding costs ($1.8 million).

Depreciation and Amortization

	Year Ended December 31, (in thousands)
	2011	2010
Depreciation of fixed assets	$99,860	$72,917
Landfill and other amortization	22,803	19,556

Total depreciation and amortization	$122,663	$92,473

        Depreciation and amortization increased 32.6%, or $30.2 million, for the year ended December 31, 2011 compared to the comparable period in 2010. Depreciation of fixed assets increased primarily due to acquisitions and other increased capital expenditures in recent periods. Landfill and other amortization increased primarily due to the increase in other intangibles resulting from recent acquisitions.

Other Income

        Other income increased $3.6 million during the year ended December 31, 2011 compared to the comparable period in 2010, Other income in the year ended December 31, 2011 included compensation of $3.4 million received from the Santa Clara Valley Transit Authority for the release by eminent domain of certain rail rights in connection with our hazardous waste facility located in San Jose, California, as well as a $1.9 million gain on remeasurement of marketable securities as a result of the Peak acquisition. We remeasured our previously held common shares in Peak at their fair value and recognized the resulting gain in other income. Other income in the year ended December 31, 2010 included a gain on sale of certain other marketable securities of $2.4 million.

Interest Expense, Net

	Year Ended December 31, (in thousands)
	2011	2010
Interest expense	$40,187	$28,810
Interest income	(798)	(874)

Interest expense, net	$39,389	$27,936

        Interest expense, net increased 41.0%, or $11.5 million, for the year ended December 31, 2011 compared to the comparable period in 2010. The increase in interest expense was primarily due to the issuance of $250.0 million in senior secured notes in March 2011 and the amendment of our revolving credit facility in May 2011.

Year ended December 31, 2010 versus Year ended December 31, 2009

	Summary of Operations (in thousands)
	December 31,
	2010	2009	$ Change	% Change
Direct Revenues:
Technical Services	$763,345	$713,453	$49,892	7.0%
Field Services	414,786	144,573	270,213	186.9
Industrial Services	362,259	147,470	214,789	145.6
Oil and Gas Field Services	192,694	70,436	122,258	173.6
Corporate Items	(1,840)	(1,712)	(128)	7.5

Total	1,731,244	1,074,220	657,024	61.2

Cost of Revenues (exclusive of certain items shown separately)(1):
Technical Services	504,678	461,776	42,902	9.3
Field Services	284,368	112,198	172,170	153.5
Industrial Services	262,017	110,996	151,021	136.1
Oil and Gas Field Services	153,782	63,592	90,190	141.8
Corporate Items	5,895	4,921	974	19.8

Total	1,210,740	753,483	457,257	60.7

Selling, General & Administrative Expenses:
Technical Services	68,108	65,640	2,468	3.8
Field Services	26,853	21,613	5,240	24.2
Industrial Services	23,669	11,318	12,351	109.1
Oil and Gas Field Services	8,055	5,425	2,630	48.5
Corporate Items	79,127	59,161	19,966	33.7

Total	205,812	163,157	42,655	26.1

Adjusted EBITDA(2):
Technical Services	190,559	186,037	4,522	2.4
Field Services	103,565	10,762	92,803	862.3
Industrial Services	76,573	25,156	51,417	204.4
Oil and Gas Field Services	30,857	1,419	29,438	2,074.6
Corporate Items	(86,862)	(65,794)	(21,068)	32.0

Total	$314,692	$157,580	$157,112	99.7%

(1)
Items shown separately on the statements of income consist of (i) accretion of environmental liabilities and (ii) depreciation and amortization.

(2)
See footnote 3 under Item 6, "Selected Financial Data," for a discussion of Adjusted EBITDA.

Revenues

        Technical Services revenues increased 7.0%, or $49.9 million, in the year ended December 31, 2010 from the comparable period in 2009 primarily due to increases in volumes being processed through all but our solvent recycling facilities ($30.9 million), an increase due to the integration of portions of the Eveready business into the Technical Services segment ($5.5 million), and the strengthening of the Canadian dollar ($11.6 million). These increases were partially offset by reductions due to changes in product mix and reductions in pricing ($24.8 million) and a reduction in volumes being processed through our solvent recycling facilities ($0.6 million). The remaining increase related primarily to growth in our base business.

        Field Services revenues increased 186.9%, or $270.2 million, in the year ended December 31, 2010 from the comparable period in 2009. Field Services participated in oil spill response efforts in both the Gulf of Mexico and Michigan during the year ended December 31, 2010 which accounted for $253.0 million of our third party revenues. Excluding those oil spill projects, Field Services revenues also increased for the year ended December 31, 2010 from the comparable period in 2009 primarily due to recording 12 full months of revenues, compared to five months of revenues in the prior year, for Field Service business that was formerly Eveready ($3.8 million), increases in large remedial project business ($4.3 million), and the strengthening of the Canadian dollar ($1.0 million).

        Industrial Services revenues increased 145.6%, or $214.8 million, in the year ended December 31, 2010 from the comparable period in 2009 primarily due to 12 full months of revenues, compared to five months of revenues in the year ended December 31, 2009 as the Eveready acquisition was consummated on July 31, 2009. Additionally, revenues in this segment increased primarily due to activity in the oil sands region of Northern Alberta and high utilization rates at our camps in our lodging business, as well as the strengthening of the Canadian dollar ($3.4 million).

        Oil and Gas Field Services revenues increased 173.6%, or $122.3 million, in the year ended December 31, 2010 from the comparable period in 2009 primarily due to 12 full months of revenues compared, to five months of revenues in the year ended December 31, 2009 as the Eveready acquisition was consummated on July 31, 2009. Additionally, revenues in this segment increased due primarily to increased refinery turnaround work, as well as the strengthening of the Canadian dollar ($2.5 million).

        There are many factors which have impacted, and continue to impact, our revenues. These factors include, but are not limited to: the level of emergency response projects, the effects of unseasonable weather conditions in the first quarter, the general conditions of the oil and gas industries particularly in the Alberta oil sands and other parts of Western Canada, competitive industry pricing, and the effects of fuel prices on our fuel recovery fees.

Cost of Revenues

        Technical Services cost of revenues increased 9.3%, or $42.9 million, in the year ended December 31, 2010 from the comparable period in 2009 primarily due to increases in salary and labor expenses ($13.4 million), outside transportation costs ($4.8 million), vehicle expenses and equipment repairs ($4.1 million), materials and supplies expenses ($3.8 million), materials for reclaim costs ($3.7 million), fuel expense ($5.6 million), utilities costs ($1.8 million), chemical and consumables expense ($1.4 million), equipment rentals and leased equipment ($0.6 million), year-over-year unfavorable changes in environmental liability estimates ($0.9 million), and the strengthening of the Canadian dollar ($6.2 million).

        Field Services cost of revenues increased 153.5%, or $172.2 million, in the year ended December 31, 2010 from the comparable period in 2009 primarily due to increased subcontractor fees, materials and supplies costs, equipment rental costs and travel and other costs associated with the oil spill project business in the Gulf of Mexico and Michigan of $149.1 million, or 47.7% of total Field Services cost of revenues. Excluding those oil spill projects, Field Services cost of revenues increased $25.2 million, or 18.2%, for the year ended December 31, 2010 from the comparable period in 2009 primarily due to increases in labor and related expenses ($6.9 million), materials for reclaim or resale ($4.3 million), subcontractor costs ($2.5 million), equipment rental ($2.2 million), materials and supplies costs ($1.7 million), fuel costs ($1.4 million), travel costs ($1.0 million), chemicals and consumables expense ($0.4 million) and equipment repairs ($0.6 million), and the strengthening of the Canadian dollar ($0.9 million).

        Industrial Services cost of revenues increased 136.1%, or $151.0 million, in the year ended December 31, 2010 from the comparable period in 2009 primarily due to a full year of operations of Eveready, which we acquired in July 2009. Costs in this segment increased in proportion to revenues primarily related to increased catering costs associated with the increased lodging services revenues, higher subcontractor fees, equipment rental costs, materials and supplies, labor, fuel and travel costs related to the shutdown activity, and the strengthening of the Canadian dollar ($2.5 million).

        Oil and Gas Field Services cost of revenues increased 141.8%, or $90.2 million, in the year ended December 31, 2010 from the comparable period in 2009 primarily due to a full year of operations of Eveready, which we acquired in July 2009. Additionally, costs in this segment increased due to increased fuel prices and travel costs, as well as the strengthening of the Canadian dollar ($2.2 million).

        Corporate Items cost of revenues increased $1.0 million for the year ended December 31, 2010, as compared to the comparable period in 2009 primarily due to increased labor costs ($2.5 million), insurance costs ($1.4 million) and fuel, building repairs and other costs ($0.2 million), offset by a reduction in health insurance related costs ($3.1 million).

        We believe that our ability to manage operating costs is important in our ability to remain price competitive. We continue to upgrade the quality and efficiency of our waste treatment services through the development of new technology and continued modifications and upgrades at our facilities, and implementation of strategic sourcing initiatives. We plan to continue to focus on achieving cost savings relating to purchased goods and services through a strategic sourcing initiative. No assurance can be given that our efforts to reduce future operating expenses will be successful.

Selling, General and Administrative Expenses

        Technical Services selling, general and administrative expenses increased 3.8%, or $2.5 million, in the year ended December 31, 2010 from the comparable period in 2009 primarily due to increased salaries, commissions and bonuses offset partially by year-over-year favorable changes in environmental liability estimates.

        Field Services selling, general and administrative expenses increased 24.2%, or $5.2 million, in the year ended December 31, 2010 from the comparable period in 2009 primarily due to an increase in commissions and bonus expense.

        Industrial Services selling, general and administrative expenses increased 109.1%, or $12.4million, in the year ended December 31, 2010 from the comparable period in 2009 primarily due to a full year of operations of Eveready, which we acquired in July 2009.

        Oil and Gas Field Services selling, general and administrative expenses increased 48.5%, or $2.6 million, in the year ended December 31, 2010 from the comparable period in 2009 primarily due to a full year of operations of Eveready, which we acquired in July 2009, offset partially by the recovery of $2.2 million of pre-acquisition receivables for which an allowance was previously recorded.

        Corporate Items selling, general and administrative expenses increased 33.7%, or $20.0 million, for the year ended December 31, 2010, as compared to the same period in 2009 primarily due to increases in salaries, payroll taxes and bonuses ($13.1 million), stock-based compensation costs primarily related to the recording of the expense for 2009 and 2010 performance awards ($5.9 million), employer contribution costs related to U.S. and Canadian retirement savings plans ($3.2 million), marketing and branding costs ($1.8 million), rent, taxes and other costs ($0.6 million), year-over-year severance costs ($0.6 million), recruiting costs ($0.6 million), and computer expenses ($0.5 million), offset partially by a reduction in professional fees primarily related to incurring acquisition costs in 2009 associated with the Eveready acquisition ($5.3 million), and year-over-year favorable changes in environmental liability estimates ($1.0 million).

Depreciation and Amortization

	Year Ended December 31, (in thousands)
	2010	2009
Depreciation of fixed assets	$72,917	$50,428
Landfill and other amortization	19,556	14,470

Total depreciation and amortization	$92,473	$64,898

        Depreciation and amortization increased 42.5%, or $27.6 million, for the year ended December 31, 2010 compared to the comparable period in 2009. Depreciation of fixed assets increased primarily due to the acquisitions of Eveready in July 2009 and Sturgeon in April 2010 and other increased capital expenditures in recent periods. Landfill and other amortization increased primarily due to the increase in other intangibles resulting from the acquisition of Eveready as well as an increase in landfill volumes.

Other Income

        Other income increased $2.5 million during the year ended December 31, 2010 compared to the comparable period in 2009, primarily due to a $3.2 million gain on sale of certain marketable securities.

Interest Expense, Net

	Year Ended December 31, (in thousands)
	2010	2009
Interest expense	$28,810	$16,824
Interest income	(874)	(825)

Interest expense, net	$27,936	$15,999

        Interest expense, net increased 74.6%, or $11.9 million, for the year ended December 31, 2010 compared to the comparable period in 2009. The increase in interest expense was primarily due to the issuance of $300.0 million in senior secured notes in August 2009 and the refinancing of our revolving credit facility.

Income Taxes

        Our effective tax rate for fiscal years 2011, 2010 and 2009 was 31%, 31% and 42%, respectively. Our effective tax rate is affected by recurring items, such as tax rates in Canada and the relative amount of income we earn in Canada, which has increased due to our Canadian acquisitions. In addition, the interest and penalties accrual for uncertain tax positions has a material impact on our effective rate. The rate is also affected by discrete items that may occur in any given year, but are not consistent from year to year. In addition to state income taxes, the following items had the most significant impact on the change in our U.S. federal income tax rate:

2011

  •
  A $6.0 million (3.2%) reduction (net of benefit) resulting from the release of interest and penalties related to Canadian and U.S. tax reserves for which the statutes of limitation periods have expired.

  •
  A $10.2 million (5.5%) reduction resulting from rate differences between Canada and the U.S.

  •
  A $2.2 million (1.2%) increase resulting from the annual calculation of accrued interest and penalties for uncertain tax positions.

  •
  A $2.2 million (1.2%) reduction resulting from a federal solar tax credit.

  •
  A $1.1 million (0.6%) reduction resulting from the partial release of a valuation allowance on our foreign tax credits.

2010

  •
  A $14.3 million (7.6%) reduction (net of benefit) resulting from the release of interest and penalties related to Canadian and U.S. tax reserves for which the statutes of limitation periods have expired.

  •
  A $6.8 million (3.6%) reduction resulting from rate differences between Canada and the U.S.

  •
  A $2.6 million (1.4%) increase resulting from the annual calculation of accrued interest and penalties for uncertain tax positions.

  •
  A $2.1 million (1.1%) increase resulting from net Canadian withholding tax expense on interest payments.

2009

  •
  A $4.2 million (6.6%) reduction resulting from rate differences between Canada and the U.S.

  •
  A $3.5 million (5.5%) increase resulting from the annual calculation of accrued interest and penalties for uncertain tax positions.

  •
  A $1.9 million (3.0%) increase resulting from non-deductible transaction costs relating to the 2009 acquisitions.

        Income tax expense (including taxes on income from discontinued operations) for the year ended December 31, 2011 decreased $0.4 million to $57.4 million from $57.8 million for the comparable period in 2010. The income tax expense (including taxes on income from discontinued operations) for the year ended December 31, 2010 increased $31.0 million to $57.8 million from $26.8 million for the comparable period in 2009 primarily due to increased revenue and earnings offset by a decrease in unrecognized tax benefits of $15.0 million.

        A valuation allowance is required to be established when, based on an evaluation of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. At December 31, 2011 and December 31, 2010, we had a remaining valuation allowance of $11.5 million and $12.9 million, respectively. The allowance as of December 31, 2011 consisted of $10.2 million of foreign tax credits, $1.1 million of state net operating loss carryforwards and $0.2 million of foreign net operating loss carryforwards. The allowance as of December 31, 2010 consisted of $11.3 million of foreign tax credits, $1.4 million of state net operating loss carryforwards and $0.2 million of foreign net operating loss carryforwards. The decrease in the valuation allowance was due to the partial release of a valuation allowance on foreign tax credits.

        Our management's policy is to recognize interest and penalties related to income tax matters as a component of income tax expense. The liability for unrecognized tax benefits as of December 31, 2011 and 2010 included accrued interest and penalties of $26.8 million and $26.2 million, respectively. Tax expense for the years ended December 31, 2011, 2010, and 2009 included interest and penalties, net of federal benefit, of $3.4 million, $2.9 million and $3.5 million, respectively.

Liquidity and Capital Resources

Highlights:

  •
  On March 24, 2011, we issued $250 million aggregate principal amount of 7.625% senior secured notes due 2016 priced for purposes of resale at 104.5% of the aggregate principal amount;

  •
  In June 2011, we acquired Peak for a purchase price of approximately $205.1 million, including the assumption of approximately $38.4 million of Peak net debt which we paid in full on the acquisition date; and

  •
  During the third quarter of 2011, we completed three acquisitions for a combined cash consideration of approximately $137.6 million.

        We intend to use our remaining existing cash and cash equivalents, marketable securities and cash flow from operations to provide for our working capital needs and to fund capital expenditures and for potential acquisitions. We anticipate that our cash flow provided by operating activities will provide the necessary funds on both a short- and long-term basis to meet operating cash requirements.

        At December 31, 2011, cash and cash equivalents totaled $260.7 million, compared to $302.2 million at December 31, 2010. At December 31, 2011, cash and cash equivalents held by foreign subsidiaries totaled $41.1 million and were readily convertible into other foreign currencies including U.S. dollars. At December 31, 2011, the cash and cash equivalent balances for our U.S. operations was $219.7 million, and our U.S. operations had net operating cash flows from operations of $72.6 million for the year ended December 31, 2011. Additionally, we have available a $250.0 million revolving credit facility of which $167.4 million was available to borrow at December 31, 2011. Based on the above and on our current plans, we believe that our U.S. operations have adequate financial resources to satisfy their liquidity needs without being required to repatriate earnings from foreign subsidiaries. Accordingly, although repatriation to the U.S. of foreign earnings would generally be subject to U.S. income taxation, net of any available foreign tax credits, we have not recorded any deferred tax liability related to such repatriation since we intend to permanently reinvest foreign earnings outside the U.S.

        We had accrued environmental liabilities as of December 31, 2011 of approximately $170.2 million, substantially all of which we assumed in connection with our acquisition of the CSD assets in September 2002, Teris LLC in 2006, and one of the two solvent recycling facilities we purchased from Safety-Kleen Systems, Inc. in 2008. We anticipate our environmental liabilities will be payable over many years and that cash flow from operations will generally be sufficient to fund the payment of such liabilities when required. However, events not anticipated (such as future changes in environmental laws and regulations) could require that such payments be made earlier or in greater amounts than currently anticipated, which could adversely affect our results of operations, cash flow and financial condition.

        We assess our liquidity in terms of our ability to generate cash to fund our operating, investing, and financing activities. Our primary ongoing cash requirements will be to fund operations, capital expenditures, interest payments and investments in line with our business strategy. We believe our future operating cash flows will be sufficient to meet our future operating and investing cash needs. Furthermore, the existing cash balances and the availability of additional borrowings under our revolving credit facility provide additional potential sources of liquidity should they be required.

Cash Flows for 2011

        Cash from operating activities for the year ended December 31, 2011 was $179.5 million, a decrease of 19.9%, or $44.6 million, compared with cash from operating activities for the year ended December 31, 2010. The change was primarily the result of a net increase in working capital items, offset partially by increases in depreciation and amortization expense and deferred income taxes.

        Cash used for investing activities for the year ended December 31, 2011 was $480.2 million, an increase of 282.0%, or $354.5 million, compared with cash used for investing activities for the year ended December 31, 2010. The increase was due primarily from higher year-over-year costs associated with acquisitions and additions to property, plant and equipment.

        Cash from financing activities for the year ended December 31, 2011 was $258.7 million, compared to cash used for financing activities of $32.2 million for the year ended December 31, 2010. The change was primarily the result of the issuance of $250.0 million aggregate principal amount of 7.625% senior secured notes on March 24, 2011 and redemption of debt in the third quarter of 2010.

Cash Flows for 2010

        Cash from operating activities for the year ended December 31, 2010 was $224.1 million, an increase of 140.3%, or $130.8 million, compared with cash from operating activities for the year ended December 31, 2009. The change was primarily related to the activity from the two oil spill projects in the Gulf of Mexico and Michigan which resulted in an increase in income from operations and an increase in accounts payable offset partially by a net increase in accounts receivable.

        Cash used for investing activities for the year ended December 31, 2010 was $125.7 million, an increase of 6.2%, or $7.3 million, compared with cash used for investing activities for the year ended December 31, 2009. The increase resulted primarily from increased additions to property, plant and equipment, offset partially by lower year-over-year costs associated with acquisitions as well as proceeds related to the divestitures of the Pembina Area Landfill and the mobile industrial health business.

        Cash used for financing activities for the year ended December 31, 2010 was $32.2 million, compared to cash from financing activities of $3.6 million for the year ended December 31, 2009. The change was primarily the result of (i) net proceeds of $292.1 million from the August 2009 issuance of senior secured notes, offset by the payment on debt acquired related to the 2009 acquisitions of EnviroSORT Inc. and Eveready and (ii) the difference between the redemption of debt amounts between years.

Financing Arrangements

        The financing arrangements and principal terms of our $520.0 million principal amount of senior secured notes which were outstanding at December 31, 2011, and our amended $250.0 million revolving credit facility are discussed further in Note 9, "Financing Arrangements," to our financial statements included in Item 8 of this report.

        As of December 31, 2011, we were in compliance with the covenants of all of our debt agreements, and we believe it is reasonably likely that we will continue to meet such covenants.

Liquidity Impacts of Uncertain Tax Positions

        As discussed in Note 10, "Income Taxes," to our financial statements included in Item 8 of this report, we have recorded as of December 31, 2011, $63.0 million of unrecognized tax benefits, including $20.2 million of potential interest and $6.6 million of potential penalties. These liabilities are classified as "unrecognized tax benefits and other long-term liabilities" in our consolidated balance sheets. We are not able to reasonably estimate when we would make any cash payments to settle these liabilities. However, we believe no material cash payments will be required in the next 12 months.

Contractual Obligations

        The following table has been included to assist the reader in analyzing our debt and similar obligations as of December 31, 2011 and our ability to meet such obligations (in thousands):

		Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1 - 3 years	4 - 5 years	After 5 years
Closure, post-closure and remedial liabilities	$426,992	$15,415	$34,549	$31,703	$345,325
Pension funding	3,460	283	575	669	1,933
Long-term debt	520,000			520,000	—
Interest on long-term obligations	198,834	39,916	79,568	79,350	—
Capital leases	15,915	9,049	6,491	375	—
Operating leases	127,608	29,123	41,959	25,290	31,236

Total contractual obligations	$1,292,809	$93,786	$163,142	$657,387	$378,494

        As we are not able to reasonably estimate when we would make any cash payments to settle uncertain tax position liabilities of $36.2 million, such amounts have not been included in the table above. In addition, we have recorded a liability for interest of $20.2 million and potential penalties of $6.6 million relating to such uncertain tax positions but have not included such amounts in the table above.

        The undiscounted value of closure, post closure and remedial liabilities of $427.0 million is equivalent to the present value of $170.2 million based on discounting of $169.4 million and the remainder of $87.4 million to be accrued for closure and post-closure liabilities over the remaining site lives.

        The following table has been included to assist the reader in understanding other contractual obligations we had as of December 31, 2011 and our ability to meet these obligations (in thousands):

		Payments Due by Period
Other Commercial Commitments	Total	Less than 1 year	1 - 3 years	4 - 5 years	After 5 years
Standby letters of credit	$82,600	$82,600	$—	$—	$—

        We obtained substantially all of the standby letters of credit described in the above table as security for financial assurances which we have been required to provide to regulatory bodies for our hazardous waste facilities and which would be called only in the event that we fail to satisfy closure, post-closure and other obligations under the permits issued by those regulatory bodies for such licensed facilities. See Note 9, "Financing Arrangements," to our financial statements included in Item 8 of this report for further discussion of our financing arrangements.

Off-Balance Sheet Arrangements

        Except for our obligations under operating leases and letters of credit described above under "Contractual Obligations" and performance obligations incurred in the ordinary course of business, we are not party to any off-balance sheet arrangements involving guarantee, contingency or similar obligations to entities whose financial statements are not consolidated with our results and that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that would be material to investors in our securities.

Capital Expenditures

        We anticipate that 2012 capital spending will be between $175.0 million to $180.0 million of which approximately $2.0 million will relate to complying with environmental regulations. However, changes in environmental regulations could require us to make significant capital expenditures for our facilities and adversely affect our results of operations and cash flow.

Auction Rate Securities

        As of December 31, 2011, our long-term investments included $4.2 million of available for sale auction rate securities. With the liquidity issues experienced in global credit and capital markets, these auction rate securities have experienced multiple failed auctions and as a result are currently not liquid. The auction rate securities are secured by student loans substantially insured by the Federal Family Education Loan Program, maintain the highest credit rating of AAA, and continue to pay interest according to their stated terms with interest rates resetting generally every 28 days.

        We believe we have sufficient liquidity to fund operations and do not plan to sell our auction rate securities in the foreseeable future. During 2011, we liquidated $1.0 million of auction rate securities at par. In the unlikely event that we need to access the funds that are in an illiquid state, we may not be able to do so without a possible loss of principal until a future auction for these investments is successful, another secondary market evolves for these securities, they are redeemed by the issuer, or they mature. If we were unable to sell these securities in the market or they were not redeemed, we could be required to hold them to maturity. These securities are currently reflected at their fair value utilizing a discounted cash flow analysis or significant other unobservable inputs. As of December 31, 2011, we have recorded an unrealized pre-tax loss of $0.5 million, which we assess as temporary. We will continue to monitor and evaluate these investments on an ongoing basis for other than temporary impairment and record a charge to earnings if and when appropriate.

Stockholder Matters

        During the year ended December 31, 2011, the Compensation Committee of our Board of Directors granted a total of 73,499 performance share awards that are subject to achieving predetermined revenue and EBITDA margin goals by December 31, 2012 and also include continued service conditions. As of December 31, 2011, based on the year-to-date results of operations, management determined that the performance targets for the 2011 performance awards had been achieved and recognized cumulative expense during the year ended December 31, 2011 through sales, general and administrative expenses.

        During the year ended December 31, 2010, the Compensation Committee of our Board of Directors granted a total of 176,842 performance share awards that are subject to achieving predetermined revenue and EBITDA margin goals by December 31, 2011 and also include continued service conditions. As of December 31, 2010, based on the year-to-date results of operations, management determined that the performance targets for the 2010 performance awards had been achieved and recognized cumulative expense during the year ended December 31, 2010 through sales, general and administrative expenses.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Clean Harbors, Inc.
Norwell, Massachusetts

        We have audited the accompanying consolidated balance sheets of Clean Harbors, Inc. and subsidiaries (the "Company") as of December 31, 2011 and 2010, and the related consolidated related statements of income, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2011. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Clean Harbors, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

        As discussed in Note 2 to the consolidated financial statements, the accompanying financial statements have been retrospectively adjusted for a change in the presentation of comprehensive income to reflect the requirements of Financial Accounting Standards Board Accounting Standard Update 2011-5, Comprehensive Income (Topic 220)—Presentation of Comprehensive Income and a change in the composition of the Company's reportable segments.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 29, 2012 (not included herein) expressed an unqualified opinion on the Company's internal control over financial reporting.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 29, 2012 (July 16, 2012 as to the effects of the method of presenting comprehensive income and the 2012 segment change described in Note 2)

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS

(dollars in thousands)

	As of December 31,
	2011	2010
Current assets:
Cash and cash equivalents	$260,723	$302,210
Marketable securities	111	3,174
Accounts receivable, net of allowances aggregating $12,683 and $23,704, respectively	449,553	332,678
Unbilled accounts receivable	29,385	19,117
Deferred costs	5,903	6,891
Prepaid expenses and other current assets	73,349	28,939
Supplies inventories	56,242	44,546
Deferred tax assets	16,602	14,982

Total current assets	891,868	752,537

Property, plant and equipment:
Land	37,185	31,654
Asset retirement costs (non-landfill)	2,529	2,242
Landfill assets	58,466	54,519
Buildings and improvements	189,445	147,285
Camp equipment	110,242	62,717
Vehicles	231,980	162,397
Equipment	729,154	537,937
Furniture and fixtures	3,759	2,293
Construction in progress	24,522	33,005

	1,387,282	1,034,049
Less—accumulated depreciation and amortization	483,335	378,655

Total property, plant and equipment	903,947	655,394

Other assets:
Long-term investments	4,245	5,437
Deferred financing costs	13,607	7,768
Goodwill	122,392	60,252
Permits and other intangibles, net of accumulated amortization of $72,544 and 60,633, respectively	139,644	114,400
Other	10,100	6,687

Total other assets	289,988	194,544

Total assets	$2,085,803	$1,602,475

The accompanying notes are an integral part of these consolidated financial statements.

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Continued)

LIABILITIES AND STOCKHOLDERS' EQUITY

(dollars in thousands)

	As of December 31,
	2011	2010
Current liabilities:
Current portion of capital lease obligations	$8,310	$7,954
Accounts payable	178,084	136,978
Deferred revenue	32,297	30,745
Accrued expenses	147,992	116,089
Current portion of closure, post-closure and remedial liabilities	15,059	14,518

Total current liabilities	381,742	306,284

Other liabilities:
Closure and post-closure liabilities, less current portion of $3,885 and $5,849, respectively	30,996	32,830
Remedial liabilities, less current portion of $11,174 and $8,669, respectively	124,146	128,944
Long-term obligations	524,203	264,007
Capital lease obligations, less current portion	6,375	6,839
Unrecognized tax benefits and other long-term liabilities	117,354	82,744

Total other liabilities	803,074	515,364

Commitments and contingent liabilities
Stockholders' equity:
Common stock, $.01 par value:
Authorized 80,000,000 shares; issued and outstanding 53,182,859 and 52,772,392 shares, respectively	532	528
Treasury stock	—	(2,467)
Shares held under employee participation plan	(469)	(777)
Additional paid-in capital	497,919	488,384
Accumulated other comprehensive income	31,353	50,759
Accumulated earnings	371,652	244,400

Total stockholders' equity	900,987	780,827

Total liabilities and stockholders' equity	$2,085,803	$1,602,475

The accompanying notes are an integral part of these consolidated financial statements.

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share amounts)

	For the years ended December 31,
	2011	2010	2009
Revenues	$1,984,136	$1,731,244	$1,074,220
Cost of revenues (exclusive of items shown separately below)	1,379,991	1,210,740	753,483
Selling, general and administrative expenses	254,137	205,812	163,157
Accretion of environmental liabilities	9,680	10,307	10,617
Depreciation and amortization	122,663	92,473	64,898

Income from operations	217,665	211,912	82,065
Other income	6,402	2,795	259
Loss on early extinguishment of debt	—	(2,294)	(4,853)
Interest expense, net of interest income of $798, 874, and $825, respectively	(39,389)	(27,936)	(15,999)

Income from continuing operations before provision for income taxes	184,678	184,477	61,472
Provision for income taxes	57,426	56,756	26,225

Income from continuing operations	127,252	127,721	35,247
Income from discontinued operations, net of tax	—	2,794	1,439

Net income	$127,252	$130,515	$36,686

Earnings per share:
Basic	$2.40	$2.48	$0.74

Diluted	$2.39	$2.47	$0.74

Weighted average common shares outstanding	52,961	52,622	49,633

Weighted average common shares outstanding plus potentially dilutive common shares	53,324	52,932	49,866

The accompanying notes are an integral part of these consolidated financial statements.

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	For the Years Ended December 31,
	2011	2010	2009
Net income	$127,252	$130,515	$36,686
Other comprehensive income:
Unrealized gains (losses) on available-for-sale securities (net of taxes)	686	(551)	1,726
Reclassification adjustment for gains on available-for-sale securities included in net income (net of taxes of $379)	(1,493)	—	—
Unfunded pension liability (net of taxes $58, $24 and $254)	(335)	(55)	532
Foreign currency translation adjustments	(18,264)	24,536	25,259

Other comprehensive (loss) income	(19,406)	23,930	27,517

Comprehensive income	$107,846	$154,445	$64,203

The accompanying notes are an integral part of these consolidated financial statements.

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the years ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net income	$127,252	$130,515	$36,686
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	122,663	92,473	64,898
Allowance for doubtful accounts	759	1,043	1,006
Amortization of deferred financing costs and debt discount	1,572	2,921	1,997
Accretion of environmental liabilities	9,680	10,307	10,617
Changes in environmental liability estimates	(2,840)	(8,328)	(4,657)
Deferred income taxes	37,836	4,919	4,830
Other income	(3,048)	(2,795)	(259)
Stock-based compensation	8,164	7,219	968
Excess tax benefit of stock-based compensation	(3,352)	(1,751)	(481)
Income tax benefit related to stock option exercises	3,347	1,739	474
Gains on sale of businesses	—	(2,678)	—
Write-off of deferred financing costs and debt discount	—	1,394	1,851
Environmental expenditures	(11,319)	(10,236)	(8,617)
Changes in assets and liabilities:
Accounts receivable	(65,210)	(49,411)	(11,429)
Other current assets	(36,761)	(10,550)	1,093
Accounts payable	(8,116)	38,553	5,050
Other current liabilities	(1,096)	18,774	(10,757)

Net cash from operating activities	179,531	224,108	93,270

Cash flows from investing activities:
Additions to property, plant and equipment	(148,513)	(116,450)	(62,244)
Acquisitions, net of cash acquired	(336,960)	(14,646)	(54,476)
Additions to intangible assets including costs to obtain or renew permits	(2,927)	(4,204)	(2,228)
Purchase of marketable securities	—	(2,127)	—
Purchase of investment securities	—	(10,506)	—
Proceeds from sales of marketable securities	425	3,557	105
Proceeds from sales of fixed assets and assets held for sale	6,794	16,053	452
Proceeds from insurance settlement	—	1,336	—
Proceeds from sale of long-term investments	1,000	1,300	—

Net cash used in investing activities	$(480,181)	$(125,687)	$(118,391)

The accompanying notes are an integral part of these consolidated financial statements.

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(in thousands)

	For the years ended December 31,
	2011	2010	2009
Cash flows from financing activities:
Change in uncashed checks	$9,822	$(1,266)	$4,034
Proceeds from exercise of stock options	1,350	862	430
Remittance of shares, net	(4,061)	(399)	(415)
Excess tax benefit of stock-based compensation	3,352	1,751	481
Deferred financing costs paid	(8,463)	(353)	(10,473)
Proceeds from employee stock purchase plan	3,516	2,449	2,315
Payments on capital leases	(7,837)	(5,126)	(1,118)
Payment on acquired debt	—	—	(230,745)
Principal payments on debt	—	(30,000)	(53,032)
Distribution of cash earned on employee participation plan	(189)	(148)	—
Issuance of senior secured notes, net	261,250	—	292,107

Net cash from financing activities	258,740	(32,230)	3,584

Effect of exchange rate change on cash	423	2,473	5,559

(Decrease) increase in cash and cash equivalents	(41,487)	68,664	(15,978)
Cash and cash equivalents, beginning of year	302,210	233,546	249,524

Cash and cash equivalents, end of year	$260,723	$302,210	$233,546

Supplemental information:
Cash payments for interest and income taxes:
Interest paid	$31,201	$26,985	$7,833
Income taxes paid	48,725	56,015	14,608
Non-cash investing and financing activities:
Property, plant and equipment accrued	18,682	7,844	908
Accrued working capital adjustments	3,694	—	—
Assets acquired through capital lease	1,807	10,130	—
Issuance of Clean Harbors common stock for Eveready common shares	—	—	118,427
Issuance of acquisition-related common stock, net	—	1,015	—

The accompanying notes are an integral part of these consolidated financial statements.

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(in thousands)

	Common Stock			Shares Held Under Employee Participation Plan
						Accumulated Other Comprehensive Income (Loss)
	Number of Shares	$0.01 Par Value	Treasury Stock		Additional Paid-in Capital		Accumulated Earnings	Total Stockholders' Equity
Balance at December 31, 2008	47,466	$474	$(1,653)	—	$353,713	$(688)	$77,199	$429,045
Net income	—	—	—	—	—	—	36,686	36,686
Other comprehensive income	—	—	—	—	—	27,517	—	27,517
Stock-based compensation	66	—	—	—	525	—	—	525
Issuance of restricted shares, net of shares remitted	(16)	—	(415)	—	—	—	—	(415)
Shares held under employee participation plan	—	—	—	(1,150)	—	—	—	(1,150)
Exercise of stock options	58	2	—	—	428	—	—	430
Issuance of common stock, net of issuance costs	4,784	48	—	—	118,350	—	—	118,398
Tax benefit on exercise of stock options	—	—	—	—	474	—	—	474
Employee stock purchase plan	104	—	—	—	2,315	—	—	2,315

Balance at December 31, 2009	52,462	$524	$(2,068)	$(1,150)	$475,805	$26,829	$113,885	$613,825

The accompanying notes are an integral part of these consolidated financial statements.

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Continued)

(in thousands)

	Common Stock			Shares Held Under Employee Participation Plan
						Accumulated Other Comprehensive Income
	Number of Shares	$0.01 Par Value	Treasury Stock		Additional Paid-in Capital		Accumulated Earnings	Total Stockholders' Equity
Balance at December 31, 2009	52,462	$524	$(2,068)	$(1,150)	$475,805	$26,829	$113,885	$613,825
Net income	—	—	—	—	—	—	130,515	130,515
Other comprehensive income	—	—	—	—	—	23,930	—	23,930
Stock-based compensation	48	—	—	—	6,518	—	—	6,518
Issuance of restricted shares, net of shares remitted	(12)	—	(399)	—	—	—	—	(399)
Shares held under employee participation plan	—	—	—	373	—	—	—	373
Exercise of stock options	142	4	—	—	858	—	—	862
Issuance of acquisition related common stock, net of issuance costs options	32	—	—	—	1,015	—	—	1,015
Net tax benefit on exercise of stock options	—	—	—	—	1,739	—	—	1,739
Employee stock purchase plan	100	—	—	—	2,449	—	—	2,449

Balance at December 31, 2010	52,772	528	(2,467)	(777)	488,384	50,759	244,400	780,827
Net income	—	—	—	—	—	—	127,252	127,252
Elimination of treasury stock			2,467		(2,467)			—
Other comprehensive loss	—	—	—	—	—	(19,406)	—	(19,406)
Stock-based compensation	322	—	—	—	7,854	—	—	7,854
Issuance of restricted shares, net of shares remitted	(76)	—	—	—	(4,061)	—	—	(4,061)
Shares held under employee participation plan	—	—	—	308	—	—	—	308
Exercise of stock options	71	4	—	—	1,346	—	—	1,350
Net tax benefit on exercise of stock-based awards	—	—	—	—	3,347	—	—	3,347
Employee stock purchase plan	94	—	—	—	3,516	—	—	3,516

Balance at December 31, 2011	53,183	$532	$—	$(469)	$497,919	$31,353	$371,652	$900,987

The accompanying notes are an integral part of these consolidated financial statements.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) OPERATIONS

        Clean Harbors, Inc., through its subsidiaries (collectively, the "Company"), is a leading provider of environmental, energy and industrial services throughout North America and is the largest operator of non-nuclear hazardous waste treatment facilities in North America. The Company has a network of more than 200 service locations, including 52 active hazardous waste management properties. These properties include six incineration facilities, nine commercial landfills, seven wastewater treatment facilities, 21 treatment, storage and disposal facilities ("TSDFs"), two solvent recycling facilities and eight locations specializing in polychlorinated biphenyls ("PCB") management and oil storage and recycling. Some of the Company's properties offer multiple capabilities. In addition, the Company has 167 service centers, satellite and support locations and corporate and regional offices. These properties are located in 37 U.S. states, seven Canadian provinces, Mexico and Puerto Rico. The Company also operates international locations in Bulgaria, China, Singapore, Sweden, Thailand and the United Kingdom.

        In preparing the accompanying audited consolidated financial statements, the Company has reviewed, as determined necessary by the Company's management, events that have occurred after December 31, 2011, until the issuance of the financial statements.

(2) SIGNIFICANT ACCOUNTING POLICIES

        The accompanying consolidated financial statements of the Company reflect the application of certain significant accounting policies as described below:

  Statement of Comprehensive Income

        In June 2011, the FASB issued ASU 2011-5 Comprehensive Income (Topic 220)—Presentation of Comprehensive Income. The new guidance revises the manner in which entities present comprehensive income in their financial statements. ASU 2011-5 requires entities to report components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. The ASU does not change the items that must be reported in other comprehensive income. This guidance required a change in the presentation of the financial statements and required retrospective application. In December 2011, the FASB deferred certain provisions of the ASU that relate to presentation of reclassification adjustments. The Company adopted this guidance as of January 1, 2012 and has retrospectively reflected the application of this guidance within these financial statements. Accordingly, a separate statement of comprehensive income has been provided for each of the three years in the period ended December 31, 2011.

  Principles of Consolidation

        The accompanying consolidated statements include the accounts of Clean Harbors, Inc. and its majority-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

  Use of Estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions, which are evaluated on an ongoing basis, that affect the amounts reported in the Company's consolidated financial statements and accompanying notes. Management bases its estimates

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) SIGNIFICANT ACCOUNTING POLICIES (Continued)

on historical experience and on various other assumptions it believes to be reasonable at the time under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and disclosure, if any, of contingent assets and liabilities and reported amounts of revenues and expenses. Actual results could differ from those estimates and judgments.

  Reclassifications

        During the quarter ended March 31, 2011, the Company re-aligned its management reporting structure. Under the new structure, the Company's operations are managed in four segments: Technical Services, Field Services, Industrial Services and Oil and Gas Field Services. The new segment, Oil and Gas Field Services, consists of the previous Exploration Services segment, as well as certain departments that were re-assigned from the Industrial Services segment. In addition, certain departments from the Field Services segment were re-assigned to the Industrial Services segment. Accordingly, the Company re-aligned and re-allocated departmental costs being allocated among the segments to support these management reporting changes. The Company has recast the prior period segment information to conform to the current year presentation.

        During the quarter ended March 31, 2012, the Company further re-aligned certain departments among its segments to support management reporting changes. Accordingly, the Company re-aligned and re-allocated shared departmental costs among its segments. The Company has recast the 2011, 2010 and 2009 segment information presented to conform to the current year segment presentation.

  Stock Split

        On June 8, 2011, the Company's Board of Directors authorized a two-for-one stock split of the Company's common stock in the form of a stock dividend of one share for each outstanding share. The stock dividend was paid on July 26, 2011 to holders of record at the close of business on July 6, 2011. The stock split followed the approval, at the Company's 2011 annual meeting of stockholders, of a proposal to increase the Company's authorized shares of common stock from 40 million to 80 million. The stock split did not change the proportionate interest that a stockholder maintained in the Company. All share and per share information, including options, restricted and performance stock awards, stock option exercises, employee stock purchase plan purchases, common stock and additional paid-in capital accounts on the consolidated balance sheets and consolidated statements of income and stockholders' equity, have been retroactively adjusted to reflect the two-for-one stock split. In addition, awards granted and weighted average fair value of awards granted in Note 12, "Stock-Based Compensation and Employee Participation Plan," have also been retroactively adjusted.

  Cash, Cash Equivalents and Uncashed Checks

        The Company classifies all highly liquid instruments purchased with maturities of three months or less as cash equivalents.

        The Company's cash management program with its revolving credit lender allows for the maintenance of a zero balance in the U.S. bank disbursement accounts that are used to issue vendor and payroll checks. The program can result in checks outstanding in excess of bank balances in the disbursement accounts. When checks are presented to the bank for payment, cash deposits in amounts sufficient to fund the checks are made, at the Company's discretion, either from funds provided by other accounts or under the terms of the Company's revolving credit facility. Therefore, until checks

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) SIGNIFICANT ACCOUNTING POLICIES (Continued)

are presented for payment, there is no right of offset by the bank and the Company continues to have control over cash relating to both released as well as unreleased checks. Checks that have been written to vendors or employees but have not yet been presented for payment at the Company's bank are classified as uncashed checks as part of accounts payable and added back to cash balances.

  Marketable Securities

        The Company has classified its marketable securities as available-for-sale and, accordingly, carries such securities at fair value. Unrealized gains and losses are reported, net of tax, as a component of stockholders' equity.

  Allowances for Doubtful Accounts

        On a regular basis, the Company evaluates its accounts receivable and establishes the allowance for doubtful accounts based on an evaluation of historical collection trends, customer concentration, customer credit ratings, current economic trends and changes in customer payment patterns.

  Credit Concentration

        Concentration of credit risks in accounts receivable is limited due to the large number of customers comprising the Company's customer base throughout North America and internationally. The Company maintains strict policies over credit extension that include credit evaluations, credit limits and collection monitoring procedures on a customer-by-customer basis. However, the Company generally does not require collateral before services are performed. The Company establishes an allowance for doubtful accounts each month based on specific review of particular balances and customers, the credit risk applicable to particular customers, historical collection trends, age of outstanding receivables, existing economic conditions and other information as deemed applicable. Past-due receivable balances are written-off when the Company's internal collection efforts have been deemed unsuccessful in collecting the outstanding balance due. As of December 31, 2011 and 2010, no individual customer accounted for more than 10% of net accounts receivable. During each of the years ended December 31, 2011, 2010 and 2009, no individual customer accounted for more than 10% of total revenues.

  Unbilled Receivables

        The Company recognizes unbilled accounts receivable for service and disposal transactions rendered but not invoiced to the customer by the end of the period.

  Prepaid Expenses and Other Current Assets

        Prepaid expenses and other current assets consist primarily of prepayments for various services, refundable deposits, and income taxes receivable. Included in the balance as of December 31, 2011 was $30.5 million in income taxes receivable.

  Supplies Inventories

        Supplies inventories consist primarily of supplies and repair parts expected to be used in the operating cycle, which are stated at the lower of cost or market. The Company periodically reviews its

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inventories for obsolete or unsaleable items and adjusts its carrying value to reflect estimated realizable values.

  Property, Plant and Equipment (excluding landfill assets)

        Property, plant and equipment are stated at cost and include amounts capitalized under capital lease obligations. Expenditures for major renewals and improvements which extend the life of the asset are capitalized. Items of an ordinary repair or maintenance nature are charged directly to operating expense as incurred. During the construction and development period of an asset, the costs incurred, including applicable interest costs, are classified as construction-in-progress. Interest in the amount of $0.5 million, $0.5 million and $0.2 million was capitalized to fixed assets during the years ended December 31, 2011, 2010 and 2009, respectively. Depreciation and amortization expense was $99.9 million, $72.9 million and $50.4 million for the years ended December 31, 2011, 2010 and 2009, respectively.

        The Company depreciates and amortizes the cost of these assets, using the straight-line method as follows:

Asset Classification	Estimated Useful Life
Buildings and building improvements
Buildings	30 - 40 years
Land, leasehold and building improvements	5 - 40 years
Camp equipment	12 - 15 years
Vehicles	3 - 12 years
Equipment
Capitalized software and computer equipment	3 years
Solar equipment	20 years
Containers and railcars	15 - 20 years
All other equipment	8 - 10 years
Furniture and fixtures	5 - 8 years

        Land, leasehold and building improvements have a weighted average life of 7.8 years.

        Camp equipment consists of industrial lodging facilities that are utilized to provide lodging services to companies in the refinery and petrochemical industries.

        Solar equipment consists of a solar array that is used to provide electric power for a continuously operating groundwater decontamination pump and treatment system at a closed and capped landfill located in New Jersey. The solar array was installed and became operable during the second quarter of 2011.

        The Company recognizes an impairment in the carrying value of long-lived assets when the expected future undiscounted cash flows derived from the assets are less than their carrying value. For the years ended December 31, 2011, 2010 and 2009, the Company did not record impairment charges related to long-lived assets. In the fourth quarter of 2011, the Company temporarily idled for approximately 18 months the Company's hazardous waste incinerator in Ville Mercier, Quebec. The Company performed an analysis of the long-lived assets and concluded that there was no impairment

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from the temporary idling of the incinerator. The Company will continue to assess all of its long-lived assets for impairment as necessary.

  Goodwill and Intangible Assets

        Goodwill is comprised of the purchase price of business acquisitions in excess of the fair value assigned at acquisition to the net tangible and identifiable intangible assets acquired. Goodwill is not amortized but is reviewed for impairment annually, or when events or changes in the business environment indicate that the carrying value of the reporting unit may exceed its fair value.

        Permits are recorded at historical cost and other intangible assets are recorded at fair value. Permits relating to landfills are amortized on a units-of-consumption basis. All other permits are amortized over periods ranging from 5 to 30 years on a straight-line basis. Permits consist of the value of permits acquired in a business combination and direct costs related to obtaining such permits such as legal fees, site surveys, engineering costs and other expenses. In addition, the Company has capitalized legal costs incurred in connection with the defense of the Company's right to accept a new type of waste at one of its facilities under a validly issued permit. Other intangible assets consist of customer relationships, acquired trade names, and non-compete agreements. Other intangible assets are amortized on a straight-line basis over their respective useful lives, which range from 3 to 12 years. Amortization expense was $12.4 million, $10.9 million and $7.7 million for the years ended December 31, 2011, 2010 and 2009, respectively.

        Long-lived tangible and intangible assets other than goodwill are reviewed for impairment whenever events or changes in circumstances indicate that their net book value may not be entirely recoverable. When such factors and circumstances exist, management compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets and is recorded in the period in which the determination was made. Any resulting impairment losses recorded by the Company could have an adverse impact on the Company's results of operations by either decreasing net income or increasing net loss. There were no impairment charges during the years ended December 31, 2011, 2010 and 2009.

        The Company also assesses goodwill for impairment at least on an annual basis as of December 31 by comparing the fair value of each reporting unit to its carrying value, including goodwill. The Company conducted its annual impairment test of goodwill as of December 31, 2011 and determined that no adjustment to the carrying value of goodwill for any reporting unit was necessary because the fair value of the Company's Technical Services, Field Services, Industrial Services and Oil and Gas Field Services segments significantly exceeded their respective carrying values. There can be no assurance that future events will not result in an impairment of goodwill.

  Leases

        The Company leases rolling stock, rail cars, equipment, real estate and office equipment under operating leases. Certain real estate leases contain rent holidays and rent escalation clauses. Most of the Company's real estate lease agreements include renewal periods at the Company's option. For its operating leases, the Company recognizes rent holiday periods and scheduled rent increases on a straight-line basis over the lease term beginning with the date the Company takes possession of the leased assets.

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  Deferred Financing Costs

        Deferred financing costs are amortized over the life of the related debt instrument using the effective interest method. Amortization expense is included in interest expense in the statements of income.

  Fair Value of Financial Instruments

        The Company's financial instruments consist of cash and cash equivalents, marketable securities, receivables, trade payables, auction rate securities and long-term debt. The estimated fair value of cash and cash equivalents, receivables, and trade payables approximate their carrying value due to the short maturity of these instruments. The fair value of marketable securities is recorded based on quoted market prices and the fair value of auction rate securities are recorded based on discounted cash flows.

  Landfill Accounting

        The Company amortizes landfill improvements, and certain landfill-related permits over their estimated useful lives. The units-of-consumption method is used to amortize land, landfill cell construction, asset retirement costs and remaining landfill cells and sites. The Company also utilizes the units-of-consumption method to record closure and post-closure obligations for landfill cells and sites. Under the units-of-consumption method, the Company includes future estimated construction and asset retirement costs, as well as costs incurred to date, in the amortization base of the landfill assets. Additionally, where appropriate, as described below, the Company includes probable expansion airspace that has yet to be permitted in the calculation of the total remaining useful life of the landfill.

        Landfill assets—Landfill assets include the costs of landfill site acquisition, permits and cell construction incurred to date. These amounts are recorded at cost, which includes capitalized interest as applicable. Landfill assets, net of amortization, are combined with management's estimate of the costs required to complete construction of the landfill to determine the amount to be amortized over the remaining estimated useful economic life of a site. Amortization of landfill assets is recorded on a units-of-consumption basis, such that the landfill assets should be completely amortized at the date the landfill ceases accepting waste. Amortization totaled $10.4 million, $8.7 million and $6.8 million for the years ended December 31, 2011, 2010 and 2009, respectively. Changes in estimated costs to complete construction are applied prospectively to the amortization rate.

        Landfill capacity—Landfill capacity, which is the basis for the amortization of landfill assets and for the accrual of final closure and post-closure obligations, represents total permitted airspace plus unpermitted airspace that management believes is probable of ultimately being permitted based on established criteria. The Company applies the following criteria for evaluating the probability of obtaining a permit for future expansion airspace at existing sites, which provides management a basis to evaluate the likelihood of success of unpermitted expansions:

  •
  Personnel are actively working to obtain the permit or permit modifications (land use, state, provincial and federal) necessary for expansion of an existing landfill, and progress is being made on the project.

  •
  Management expects to submit the application within the next year and to receive all necessary approvals to accept waste within the next five years.

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  •
  At the time the expansion is included in the Company's estimate of the landfill's useful economic life, it is probable that the required approvals will be received within the normal application and processing time periods for approvals in the jurisdiction in which the landfill is located.

  •
  The Company or other owner of the landfill has a legal right to use or obtain the right to use the land associated with the expansion plan.

  •
  There are no significant known political, technical, legal or business restrictions or issues that could impair the success of such expansion.

  •
  A financial feasibility analysis has been completed and the results demonstrate that the expansion will have a positive financial and operational impact such that management is committed to pursuing the expansion.

  •
  Additional airspace and related additional costs, including permitting, final closure and post-closure costs, have been estimated based on the conceptual design of the proposed expansion.

        Exceptions to the criteria set forth above may be approved through a landfill-specific approval process that includes approval from the Company's Chief Financial Officer and review by the Audit Committee of the Company's Board of Directors. As of December 31, 2011, there was one unpermitted expansion at one location included in the Company's landfill accounting model, which represented 22.5% of the Company's remaining airspace at that date. As of December 31, 2011 and 2010, the unpermitted expansion was not considered an exception to the Company's established criteria.

        As of December 31, 2011, the Company had 11 active landfill sites (including the Company's two non-commercial landfills), which have estimated remaining lives (based on anticipated waste volumes and remaining highly probable airspace) as follows:

			Remaining Highly Probable Airspace (cubic yards) (in thousands)
		Remaining Lives (Years)
Facility Name	Location		Permitted	Unpermitted	Total
Altair	Texas	17	917	—	917
Buttonwillow	California	36	8,358	—	8,358
Deer Park	Texas	10	411	—	411
Deer Trail	Colorado	17	711	—	711
Grassy Mountain	Utah	22	2,244	—	2,244
Kimball	Nebraska	12	335	—	335
Lambton	Ontario	82	193	6,212	6,405
Lone Mountain	Oklahoma	26	3,631	—	3,631
Ryley	Alberta	6	901	—	901
Sawyer	North Dakota	15	912	—	912
Westmorland	California	64	2,732	—	2,732

			21,345	6,212	27,557

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        The Company had 1.5 million cubic yards of permitted, but not highly probable, airspace as of December 31, 2011. Permitted, but not highly probable, airspace is permitted airspace the Company currently does not expect to utilize; therefore, this airspace has not been included in the above table.

        The following table presents the remaining highly probable airspace from January 1, 2009 through December 31, 2011 (in thousands of cubic yards):

	2011	2010	2009
Remaining capacity at January 1,	28,557	25,765	28,308
Addition (reduction) of highly probable airspace	102	3,905	(1,635)
Consumed	(1,102)	(1,113)	(908)

Remaining capacity at December 31,	27,557	28,557	25,765

        Amortization of cell construction costs and accrual of cell closure obligations—Landfills are typically comprised of a number of cells, which are constructed within a defined acreage (or footprint). The cells are typically discrete units, which require both separate construction and separate capping and closure procedures. Cell construction costs are the costs required to excavate and construct the landfill cell. These costs are typically amortized on a units-of-consumption basis, such that they are completely amortized when the specific cell ceases accepting waste. In some instances, the Company has landfills that are engineered and constructed as "progressive trenches." In progressive trench landfills, a number of contiguous cells form a progressive trench. In those instances, the Company amortizes cell construction costs over the airspace within the entire trench, such that the cell construction costs will be fully amortized at the end of the trench useful life.

        The design and construction of a landfill does not create a landfill asset retirement obligation. Rather, the asset retirement obligation for cell closure (the cost associated with capping each cell) is incurred in relatively small increments as waste is placed in the landfill. Therefore, the cost required to construct the cell cap is capitalized as an asset retirement cost and a liability of an equal amount is established, based on the discounted cash flow associated with each capping event, as airspace is consumed. Spending for cell capping is reflected as environmental expenditures within operating activities in the statement of cash flows.

        Landfill final closure and post-closure liabilities—The balance of landfill final closure and post-closure liabilities at December 31, 2011 and 2010 was $25.8 million and $29.8 million, respectively. The Company has material financial commitments for the costs associated with requirements of the Environmental Protection Agency ("EPA") and the comparable regulatory agency in Canada for landfill final closure and post-closure activities. In the United States, the landfill final closure and post-closure requirements are established under the standards of the EPA, and are implemented and applied on a state-by-state basis. The Company develops estimates for the cost of these activities based on an evaluation of site-specific facts and circumstances, including the Company's interpretation of current regulatory requirements and proposed regulatory changes. Such estimates may change in the future due to various circumstances including, but not limited to, permit modifications, changes in legislation or regulations, technological changes and results of environmental studies.

        Final closure costs are the costs incurred after the site ceases to accept waste, but before the landfill is certified as closed by the applicable state regulatory agency. These costs generally include the

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costs required to cap the final cell of the landfill (if not included in cell closure), the costs required to dismantle certain structures for landfills and other landfill improvements, and regulation-mandated groundwater monitoring, and leachate management. Post-closure costs involve the maintenance and monitoring of a landfill site that has been certified closed by the applicable regulatory agency. These costs generally include groundwater monitoring and leachate management. Regulatory post-closure periods are generally 30 years after landfill closure. Final closure and post-closure obligations are accrued on a units-of-consumption basis, such that the present value of the final closure and post-closure obligations are fully accrued at the date the landfill discontinues accepting waste.

        Cell closure, final closure and post closure costs (also referred to as "asset retirement obligations") are calculated by estimating the total obligation in current dollars, adjusted for inflation (1.01% and 1.02% during 2011 and 2010 respectively) and discounted at the Company's credit-adjusted risk-free interest rate (8.79% and 9.74% for the years ended December 31, 2011 and December 31, 2010 respectively).

  Non-Landfill Closure and Post-Closure Liabilities

        Non-landfill closure costs include costs required to dismantle and decontaminate certain structures and other costs incurred during the closure process. Post-closure costs, if required, include associated maintenance and monitoring costs as required by the closure permit. Post-closure periods are performance-based and are not generally specified in terms of years in the closure permit, but generally range from 10 to 30 years or more.

        The Company records its non-landfill closure and post-closure liability by: (i) estimating the current cost of closing a non-landfill facility and the post closure care of that facility, if required, based upon the closure plan that the Company is required to follow under its operating permit, or in the event the facility operates with a permit that does not contain a closure plan, based upon legally enforceable closure commitments made by the Company to various governmental agencies; (ii) using probability scenarios as to when in the future operations may cease; (iii) inflating the current cost of closing the non-landfill facility on a probability weighted basis using the inflation rate to the time of closing under each probability scenario; and (iv) discounting the future value of each closing scenario back to the present using the credit-adjusted risk-free interest rate. Non-landfill closure and post-closure obligations arise when the Company commences operations.

        The balance of non-landfill closure and post-closure liabilities at December 31, 2011 and 2010 was $9.1 million and $8.9 million, respectively. Management bases estimates for non-landfill closure and post-closure liabilities on its interpretation of existing permit and regulatory requirements for closure and post-closure maintenance and monitoring. The Company's cost estimates are calculated using internal sources as well as input from third party experts. Management uses probability scenarios to estimate when future operations will cease and inflates the current cost of closing the non-landfill facility on a probability weighted basis using the appropriate inflation rate and then discounting the future value to arrive at an estimated present value of closure and post-closure costs. The estimates for non-landfill closure and post-closure liabilities are inherently uncertain due to the possibility that permit and regulatory requirements will change in the future, impacting the estimation of total costs and the timing of the expenditures. Management reviews non-landfill closure and post-closure liabilities for changes to key assumptions that would impact the amount of the recorded liabilities. Changes that would prompt management to revise a liability estimate include changes in legal requirements that

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impact the Company's expected closure plan, in the market price of a significant cost item, in the probability scenarios as to when future operations at a location might cease, or in the expected timing of the cost expenditures. Changes in estimates for non-landfill closure and post-closure events immediately impact the required liability and the value of the corresponding asset. If a change is made to a fully-consumed asset, the adjustment is charged immediately to expense. When a change in estimate relates to an asset that has not been fully consumed, the adjustment to the asset is recognized in income prospectively as a component of amortization. Historically, material changes to non-landfill closure and post-closure estimates have been infrequent.

  Remedial Liabilities

        The balance of remedial liabilities at December 31, 2011 and 2010 was $135.3 million and $137.6 million, respectively. Remedial liabilities, including Superfund liabilities, include the costs of removal or containment of contaminated material, the treatment of potentially contaminated groundwater and maintenance and monitoring costs necessary to comply with regulatory requirements. Most of the Company's remedial liabilities relate to the active and inactive hazardous waste treatment and disposal facilities which the Company acquired in the last nine years and 35 Superfund sites owned by third parties for which the Company agreed to indemnify certain remedial liabilities owed or potentially owed to governmental entities by the sellers of certain assets (the "CSD assets") which the Company acquired in 2002. The Company performed extensive due diligence to estimate accurately the aggregate liability for remedial liabilities to which the Company became potentially liable as a result of the acquisitions. The Company's estimate of remedial liabilities involved an analysis of such factors as: (i) the nature and extent of environmental contamination (if any); (ii) the terms of applicable permits and agreements with regulatory authorities as to cleanup procedures and whether modifications to such permits and agreements will likely need to be negotiated; (iii) the cost of performing anticipated cleanup activities based upon current technology; and (iv) in the case of Superfund and other sites where other parties will also be responsible for a portion of the cleanup costs, the likely allocation of such costs and the ability of such other parties to pay their share. Remedial liabilities and on-going operations are reviewed quarterly and adjustments are made as necessary.

        The Company periodically evaluates potential remedial liabilities at sites that it owns or operates or to which the Company or the sellers of the CSD assets (or the respective predecessors of the Company or such sellers) transported or disposed of waste, including 65 Superfund sites as of December 31, 2011. The Company periodically reviews and evaluates sites requiring remediation, including Superfund sites, giving consideration to the nature (i.e., owner, operator, arranger, transporter or generator) and the extent (i.e., amount and nature of waste hauled to the location, number of years of site operations or other relevant factors) of the Company's (or such sellers') alleged connection with the site, the extent (if any) to which the Company believes it may have an obligation to indemnify cleanup costs in connection with the site, the regulatory context surrounding the site, the accuracy and strength of evidence connecting the Company (or such sellers) to the location, the number, connection and financial ability of other named and unnamed potentially responsible parties ("PRPs") and the nature and estimated cost of the likely remedy. Where the Company concludes that it is probable that a liability has been incurred and an amount can be estimated, a provision is made, based upon management's judgment and prior experience, of such estimated liability.

        Remedial liabilities are inherently difficult to estimate. Estimating remedial liabilities requires that the existing environmental contamination be understood. There are risks that the actual quantities of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) SIGNIFICANT ACCOUNTING POLICIES (Continued)

contaminants differ from the results of the site investigation, and that contaminants exist that have not been identified by the site investigation. In addition, the amount of remedial liabilities recorded is dependent on the remedial method selected. There is a risk that funds will be expended on a remedial solution that is not successful, which could result in the additional incremental costs of an alternative solution. Such estimates, which are subject to change, are subsequently revised if and when additional or new information becomes available.

        Remedial liabilities are discounted only when the timing of the payments is estimable and the amounts are determinable. Management's experience has been that the timing of payments for remedial liabilities is not usually estimable, and therefore the amounts of remedial liabilities are not generally discounted. In the case of remedial liabilities assumed in connection with acquisitions, acquired liabilities are recorded under purchase accounting at fair value, which requires taking into consideration inflation and discount factors. Accordingly, as of the respective acquisition dates, the Company recorded the remedial liabilities assumed as part of acquisitions at their fair value, which were calculated by inflating costs in current dollars using an estimate of future inflation rates as of the respective acquisition dates until the expected time of payment, and then discounting the amount of the payments to their present value using a risk-free discount rate as of the acquisition dates. Discounts were and will be applied to the environmental liabilities as follows:

  •
  Remedial liabilities assumed relating to acquisitions are and will continue to be inflated using the inflation rates at the time of each acquisition (ranging from 1.01% to 2.44%) until the expected time of payment, then discounted at the risk-free interest rate at the time of such acquisition (ranging from 3.65% to 4.9%).

  •
  Remedial liabilities incurred subsequent to the acquisitions and remedial liabilities of the Company that existed prior to the acquisitions have been and will continue to be recorded at the estimated current value of the liabilities, which is usually neither increased for inflation nor reduced for discounting.

  Unrecognized Tax Benefits and Other Long-term Liabilities

        Unrecognized tax benefits and other long term liabilities consists primarily of liabilities for uncertain tax positions, deferred tax liabilities, deferred rent and accrued pension costs. The increase in the balance as of December 31, 2011 by $34.6 million from December 31, 2010 was primarily due to the increase in deferred tax liabilities for property, plant and equipment.

  Letters of Credit

        The Company utilizes letters of credit primarily as security for financial assurance which it has been required to provide to regulatory bodies for its hazardous waste facilities and which would be called only in the event that the Company fails to satisfy closure, post-closure and other obligations under the permits issued by those regulatory bodies for such licensed facilities. See Note 9, "Financing Arrangements," for further discussion of financing arrangements. As of December 31, 2011 and 2010, the Company had outstanding letters of credit in an aggregate amount of $82.6 million and $86.1 million, respectively, under the revolving credit facility.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Accumulated Other Comprehensive Income

        The components of accumulated other comprehensive income were as follows (in thousands):

	December 31,
	2011	2010	2009
Cumulative translation adjustment of foreign currency statements	$32,702	$50,966	$26,430
Unrealized gain (loss) on long-term investments (net of deferred taxes of $155, ($50) and ($109), respectively)	(348)	459	1,010
Unfunded pension liability (net of deferred taxes of $283, $225 and $201, respectively)	(1,001)	(666)	(611)

	$31,353	$50,759	$26,829

  Foreign Currency

        The Company has operations in Canada and Mexico, and also operates international locations in Bulgaria, China, Singapore, Sweden, Thailand and the United Kingdom. The functional currencies of Canada, Mexico, Singapore, Sweden, Thailand and the United Kingdom are their respective local currencies. The functional currencies of Bulgaria and China are the Euro and the U.S. dollar, respectively. Assets and liabilities are translated to U.S. dollars at the exchange rate in effect at the balance sheet date and revenue and expenses at the average exchange rate for the period. Gains and losses from the translation of the consolidated financial statements of certain foreign subsidiaries into U.S. dollars are included in stockholders' equity as a component of other comprehensive income. Gains and losses resulting from foreign currency transactions are recognized in the consolidated statements of income. Recorded balances that are denominated in a currency other than the functional currency are remeasured to the functional currency using the exchange rate at the balance sheet date and gains or losses are recorded in the statements of income.

  Revenue Recognition

        The Company provides environmental, energy and industrial services through four segments: Technical Services, Field Services, Industrial Services and Oil and Gas Field Services. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collection is reasonably assured. Revenue is recognized net of estimated allowances. Revenue is generated by short-term projects, most of which are governed by master service agreements that are long-term in nature. The master service agreements are typically entered into with the Company's larger customers and outline the pricing and legal frameworks for such arrangements.

        Due to the nature of the business and the complex invoices that result from the services provided, customers may withhold payments and attempt to renegotiate amounts invoiced. Accordingly, management establishes a revenue allowance to cover the estimated amounts of revenue that may need to be credited to customers' accounts in future periods. The Company records a provision for revenue allowances based on specific review of particular customers, historical trends and other relevant information.

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(2) SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Technical Services revenue is generated from fees charged for hazardous material management and disposal services including onsite environmental management services, collection and transportation, packaging, recycling, treatment and disposal of hazardous and non-hazardous waste. Services are provided based on purchase orders or agreements with the customer and include prices based upon units of volume of waste, and transportation and other fees. Collection and transportation, and packaging revenues are recognized when the transported waste is received at the disposal facility. Revenues for treatment and disposal of hazardous waste are recognized upon completion of wastewater treatment, final disposition in a landfill or incineration of the waste, all at Company-owned sites, or when the waste is shipped to a third party for processing and disposal. Revenue for all other Technical Services is also recognized when services are rendered. The Company, at the request of a customer, periodically enters into bundled arrangements for the collection and transportation and disposal of waste. The Company accounts for such arrangements as multiple-element arrangements with separate units of accounting. The Company measures and allocates the consideration from the arrangement to the separate units, based on evidence of the estimated relative selling price for each deliverable. Revenues from waste that is not yet completely processed and disposed and the related costs are deferred until these services are completed.

        Field Services provides cleanup services on customer sites or other locations on a scheduled or emergency response basis, as well as oil and oil products recycling and PCB disposal. The Company's services are provided based on purchase orders or agreements with the customer and include prices based upon daily, hourly or job rates for equipment, materials and personnel. Revenues are recorded as services are performed. Revenue is recognized on contracts with retainage when services have been rendered and collectability is reasonably assured.

        Industrial Services provides industrial and specialty services, such as high-pressure and chemical cleaning, catalyst handling, decoking, pigging and industrial lodging services to refineries, chemical plants, oil sands facilities, pulp and paper mills, and other industrial facilities. These services are provided based on purchase orders or agreements with the customer and include prices based upon daily, hourly or job rates for equipment, materials and personnel. Revenues are recognized over the term of the agreements or as services are performed. Revenue for lodging services is recognized in the period the room is used by the customer based on the related lodging agreements.

        Oil and Gas Field Services provides fluid handling, fluid hauling, downhole servicing, surface rentals, exploration, mapping and directional boring services to the energy sector serving oil and gas exploration, production, and power generation. These services are provided based on purchase orders or agreements with the customer and include prices based upon daily, hourly or job rates for equipment, materials and personnel. Revenues for such services are recognized over the term of the agreements or as services are performed. Oil and Gas Field Services also provides drill camp accommodations and equipment rentals to support drill sites. Revenue for drill camp accommodations are recognized based on usage of the camp.

  Stock-Based Compensation

        The Company recognizes stock-based compensation expense in the financial statements based on the grant date fair value of the awards. Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which generally represents the vesting period, and includes an estimate of awards that will be forfeited.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) SIGNIFICANT ACCOUNTING POLICIES (Continued)

The fair value of stock options is calculated using the Black-Scholes option-pricing model. Compensation expense is based on the number of options expected to vest. Forfeitures estimated when recognizing compensation expense are adjusted when actual forfeitures differ from the estimate. The fair value of the Company's grants of restricted stock are based on the quoted market price for the Company's common stock on the respective dates of grant.

        Any reduction in taxes payable resulting from tax deductions that exceed the recognized tax benefit associated with compensation expense (excess tax benefits) are credited to additional paid-in capital and windfalls are classified as financing cash flows.

  Income Taxes

        There are two major components of income tax expense, current and deferred. Current income tax expense approximates cash to be paid or refunded for taxes for the applicable period. Deferred tax expense or benefit is the result of changes between deferred tax assets and liabilities. Deferred tax assets and liabilities are determined based upon the temporary differences between the financial statement basis and tax basis of assets and liabilities as well as from net operating loss and tax credit carryforwards as measured by the enacted tax rates, which will be in effect when these differences reverse. The Company evaluates the recoverability of future tax deductions and credits and a valuation allowance is established by tax jurisdiction when, based on an evaluation of objective verifiable evidence, it is more likely than not that some portion or all of deferred tax assets will not be realized.

        The Company recognizes and measures a tax benefit from uncertain tax positions when it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company recognizes a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company adjusts these liabilities when its judgment changes as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate. These differences will be reflected as increases or decreases to income tax expense in the period in which they are determined.

        The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the consolidated statements of income. Accrued interest and penalties are included within unrecognized tax benefits and other long-term liabilities line in the consolidated balance sheet.

  Income from Discontinued Operations, Net of Tax

        Income from discontinued operations, net of tax consists of income from operations that were sold during the year ended December 31, 2010. In April 2010, the Company divested the Pembina Area Landfill, located near Dayton Valley, Alberta, which was acquired as part of the Company's Eveready acquisition in 2009. In connection with this sale, the Company recognized a pre-tax gain of $1.3 million which, along with the net income for the Pembina Area Landfill, was recorded in income from discontinued operations for the year ended December 31, 2010. From January 1, 2010 to April 30, 2010, the Pembina Area Landfill generated $2.2 million of revenues and $2.5 million of pre-tax income which were included in income from discontinued operations. In addition, the Company sold in the second quarter of 2010 the mobile industrial health business and recognized a $1.4 million pre-tax gain on sale which was recorded in income from discontinued operations. For the year ended December 31,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) SIGNIFICANT ACCOUNTING POLICIES (Continued)

2009, the Pembina Area Landfill recorded $3.1 million of revenues and $2.0 million of pre-tax income included in the calculation of income from discontinued operations.

  Earnings per Share ("EPS")

        Basic EPS is calculated by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all potentially dilutive common shares that were outstanding during the period.

  Business Combinations

        For all business combinations (whether partial, full or step acquisitions), the Company records 100% of all assets and liabilities of the acquired business, including goodwill, at their fair values; contingent consideration is recognized at its fair value on the acquisition date; changes in fair value will be recognized in earnings until settlement; and acquisition-related transaction and restructuring costs are expensed rather than treated as part of the cost of the acquisition.

  Recent Accounting Pronouncements

        From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board and are adopted by the Company as of the specified effective dates. Unless otherwise discussed below, management believes that the impact of recently issued accounting pronouncements will not have a material impact on the Company's financial position, results of operations and cash flows, or do not apply to the Company's operations.

        In 2009, the FASB issued Accounting Standards Update (ASU) 2009-13, Revenue Recognition (Topic 605)—Multiple-Deliverable Revenue Arrangements, or ASU 2009-13 which provides additional guidance on the recognition of revenue from multiple element arrangements. ASU 2009-13 states that if vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, companies are required to develop a best estimate of the selling price for separate deliverables and allocate arrangement consideration using the relative selling price method. This guidance became effective for fiscal years beginning after June 15, 2010 and can be applied prospectively to new or materially modified arrangements after the effective date or retrospectively. The Company adopted ASU 2009-13 prospectively as of January 1, 2011 and although the adoption did not materially impact its financial condition, results of operations, or cash flow, this guidance may impact the Company's determination of the separation of deliverables for future arrangements.

        In September 2011, the FASB issued ASU 2011-08 Goodwill and Other (Topic 350) which amends the guidance on testing goodwill for impairment. Under the revised guidance, entities testing goodwill for impairment have the option of performing a qualitative assessment before calculating the fair value of the reporting unit (i.e., step 1 of the goodwill impairment test). If entities determine, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying amount, the two-step impairment test would be required. The ASU does not change how goodwill is calculated or assigned to reporting units, nor does it revise the requirement to test goodwill annually for impairment. In addition, the ASU does not amend the requirement to test goodwill for impairment between annual tests if events or circumstances warrant; however, it does revise the examples of events and circumstances that an entity should consider. The guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. The Company adopted this standard on January 1, 2012. The standard will not have a material impact on the Company's financial condition, results of operations or cash flow.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In May 2011, the FASB issued ASU 2011-04 Fair Value Measurement (Topic 820). The ASU is the result of joint efforts by the FASB and International Accounting Standards Board (IASB) to develop a single, converged fair value framework. While the ASU is largely consistent with existing fair value measurement principles in U.S. GAAP, it expands existing disclosure requirements for fair value measurements and makes other amendments to eliminate unnecessary wording differences between U.S. GAAP and IFRSs. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. The Company adopted this standard on January 1, 2012. The standard will not have a material impact on the Company's financial statements.

(3) BUSINESS COMBINATIONS

Third Quarter Acquisitions

        During the third quarter of 2011, the Company acquired (i) certain assets of a Canadian public company which is engaged in the business of providing geospatial, line clearing and drilling services in Canada and the United States; (ii) all of the outstanding stock of a privately owned U.S. company which specializes in treating refinery waste streams primarily in the United States; and (iii) all of the outstanding stock of a privately owned Canadian company which manufactures modular buildings. The combined purchase price for the three acquisitions was approximately $141.3 million, including the assumption and payment of debt of $25.2 million, and preliminary post-closing adjustments of $3.7 million based upon the assumed target amounts of working capital. These third quarter acquisitions (i) enhance the Company's service offerings to its customers and its reputation as a leading provider of comprehensive field services for the oil and gas sectors; (ii) provide a complement to the Company's catalyst handling, industrial and specialty industrial services for the refinery and petrochemical industry; and (iii) help expand its growing lodging business, respectively. These acquisitions have been integrated with the Oil and Gas Field Services, Technical Services and Industrial Services segments of the Company's operations and reporting structure.

        The following table summarizes the preliminary aggregate purchase price for the third quarter acquisitions at their acquisition dates (in thousands of U.S. dollars).

Cash consideration	$112,450
Debt assumed and paid-off at acquisition date	25,183
Estimated net amount due to the sellers for working capital adjustments	3,694

Total estimated purchase price	$141,327

        The following table summarizes the recognized amounts of identifiable assets acquired and liabilities assumed (in thousands). The fair value of all the acquired identifiable assets and liabilities summarized below is provisional pending finalization of the Company's acquisition accounting. Measurement period adjustments reflect new information obtained about facts and circumstances that existed as of the acquisition date. The Company believes that such information provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed, but the Company is waiting for additional information necessary to finalize fair value. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one year

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) BUSINESS COMBINATIONS (Continued)

from the acquisition date. Final determination of the fair value may result in further adjustments to the values presented below.

	At Acquisition Dates (As reported at September 30, 2011)	Measurement Period Adjustments	At Acquisition Dates (As Adjusted)
Current assets(i)	$40,028	$1,357	$41,385
Property, plant and equipment	60,109	2,857	62,966
Customer relationships and other intangibles	23,371	—	23,371
Other assets	196	1,602	1,798
Current liabilities	(19,522)	(3,039)	(22,561)
Asset retirement obligations	(193)	(7)	(200)
Other liabilities	(4,469)	1,728	(2,741)

Total identifiable net assets	99,520	4,498	104,018

Goodwill(ii)	44,637	(7,328)	37,309

Total	$144,157	$(2,830)	$141,327

(i)
The preliminary fair value of the financial assets acquired includes customer receivables with a preliminary aggregate fair value of $21.4 million. Combined gross amounts due were $22.1 million.

(ii)
Goodwill represents the excess of the fair value of the net assets acquired over the purchase price. Goodwill of $13.2 million, $10.2 million and $13.9 million has been assigned to the Oil and Gas Field Services segment, the Technical Services segment, and the Industrial Services segment, respectively. Certain amounts will not be deductible for tax purposes.

        Management has determined the preliminary purchase price allocations based on estimates of the fair values of all tangible and intangible assets acquired and liabilities assumed. Such amounts are subject to adjustment based on the additional information necessary to determine fair values.

        Acquisition related costs of $0.8 million were included in selling, general and administrative expenses in the Company's consolidated statements of income for the year ended December 31, 2011.

        The results of operations of the acquired businesses have been included in the Company's consolidated financial statements since the respective acquisition dates. Revenues attributable to the third quarter acquisitions included in the Company's consolidated statements of income for the year ended December 31, 2011 were approximately $56.0 million. The Company has determined that the separate disclosure of earnings for those current period acquisitions is impracticable for the year ended December 31, 2011 due to the integration of those businesses' operations into the Company upon acquisition.

        The following unaudited pro forma combined summary data presents information as if the third quarter acquisitions had been acquired at the beginning of 2010 and assumes that there were no material, non-recurring pro forma adjustments directly attributable to the acquisitions. The pro forma information does not necessarily reflect the actual results that would have occurred had the Company

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) BUSINESS COMBINATIONS (Continued)

and those three acquisitions been combined during the periods presented, nor is it necessarily indicative of the future results of operations of the combined companies (in thousands).

	For the Year Ended December 31,
	2011	2010
Pro forma combined revenues	$2,091,102	$1,892,906
Pro forma combined net income	$129,106	$138,549

Peak

        On June 10, 2011, the Company acquired 100% of the outstanding common shares of Peak Energy Services Ltd. ("Peak") (other than the 3.15% of Peak's outstanding common shares which the Company already owned) in exchange for approximately CDN $158.7 million in cash (CDN $0.95 for each Peak share) and the assumption and payment of Peak net debt of approximately CDN $37.5 million. The total acquisition price, which includes the previous investment in Peak shares referred to above, was approximately CDN $200.2 million, or U.S. $205.1 million based on an exchange rate of 0.976057 CDN $ to one U.S. $ on June 10, 2011.

        Peak is a diversified energy services corporation operating in western Canada and the U.S. Through its various operating divisions, Peak provides drilling and production equipment and services to its customers in the conventional and unconventional oil and natural gas industries as well as the oil sands region of western Canada. Peak also provides water technology solutions to a variety of customers throughout North America. Peak employs approximately 900 people. Peak shares previously traded on the Toronto Stock Exchange under the symbol "PES." This acquisition will expand the Company's presence in the energy services marketplace, particularly in the area of oil and natural gas drilling and production support. The Peak business has been integrated within the Oil and Gas Field Services and Industrial Services segments of the Company's operations and reporting structure.

        The following table summarizes the preliminary purchase price for Peak at the acquisition date (in thousands of U.S. dollars).

Cash paid for Peak common shares	$162,585
Fair value of previously owned common shares(i)	4,117
Peak net debt assumed(ii)	38,431

Total estimated purchase price	$205,133

(i)
The Company previously owned a 3.15% interest in Peak which was recorded in marketable securities. On June 10, 2011, the Company acquired the remaining outstanding shares of Peak and as a result, the Company remeasured the fair value of its previously held common shares and recognized the resulting gain of $1.9 million in other income. The unrealized gain on the Peak investment was previously recorded in accumulated other comprehensive income. For this purpose, the fair value of the Company's previous investment in Peak was deemed to be $4.1 million, calculated based on the closing price of Peak's shares on the Toronto Stock Exchange on the date before the acquisition was publicly announced.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) BUSINESS COMBINATIONS (Continued)

(ii)
The outstanding Peak debt, net of $15.7 million of cash assumed, which consisted of three term loan facilities, was paid off on June 10, 2011.

        Acquisition related costs of $0.7 million were included in selling, general and administrative expenses in the Company's consolidated statements of income for the year ended December 31, 2011.

        The following table summarizes the recognized amounts of identifiable assets acquired and liabilities assumed (in thousands). The fair value of all the acquired identifiable assets and liabilities summarized below is provisional pending finalization of the Company's acquisition accounting. Measurement period adjustments reflect new information obtained about facts and circumstances that existed as of the acquisition date. The Company believes that such information provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed but the Company is waiting for additional information necessary to finalize fair value. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one year from the acquisition date. Final determination of the fair value may result in further adjustments to the values presented below.

	At June 10, 2011 (As reported at September 30, 2011)	Measurement Period Adjustments	At June 10, 2011 (As Adjusted)
Current assets(i)	$44,986	$1,557	$46,543
Property, plant and equipment	150,265	1,309	151,574
Identifiable intangible assets	13,186	—	13,186
Other assets	1,109	5,822	6,931
Current liabilities	(28,360)	(676)	(29,036)
Asset retirement obligations	(103)	—	(103)
Other liabilities	(8,126)	(49)	(8,175)

Total identifiable net assets	$172,957	$7,963	$180,920
Goodwill(ii)	32,176	(7,963)	24,213

Total	$205,133	$—	$205,133

(i)
The preliminary fair value of the financial assets acquired includes customer receivables with a preliminary fair value of $33.3 million. The gross amount due was $34.7 million.

(ii)
Goodwill, which is attributable to expected operating and cross-selling synergies, will not be deductible for tax purposes. Goodwill of $8.2 million and $16.0 million has been recorded in the Oil and Gas Field Services and Industrial Services segments, respectively; however, the amount and the allocation are subject to change pending the finalization of the Company's valuation.

        The Company has determined that the separate disclosure of Peak's earnings is impracticable for the year ended December 31, 2011 due to the integration of Peak operations into the Company upon acquisition. Revenues attributable to Peak included in the Company's consolidated statements of income for the year ended December 31, 2011 was $125.3 million.

        The following unaudited pro forma combined summary data presents information as if Peak had been acquired at the beginning of 2010 and assumes that there was no material, non-recurring pro

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) BUSINESS COMBINATIONS (Continued)

forma adjustment directly attributable to the acquisition. The pro forma information does not necessarily reflect the actual results that would have occurred had the Company and Peak been combined during the periods presented, nor is it necessarily indicative of the future results of operations of the combined companies (in thousands).

	For the Year Ended December 31,
	2011	2010
Pro forma combined revenues	$2,079,329	$1,879,749
Pro forma combined net income	$129,103	$128,481

Termination of Proposed Acquisition of Badger

        The Company entered on January 25, 2011 into a definitive agreement to acquire Badger Daylighting Ltd. ("Badger"), an Alberta corporation headquartered in Calgary, Alberta. Under the terms of the acquisition agreement, a condition to the respective obligations of each of the Company and Badger to complete the transaction was approval of the transaction by a required affirmative vote of at least 66 2/3% of Badger's shareholders and option holders voting on the matter. At a meeting held on April 26, 2011, the Badger shareholders and option holders failed to approve the transaction by the required vote. In accordance with the terms of the acquisition agreement, the Company terminated the agreement on April 26, 2011. The acquisition agreement provided that if the Company terminated the agreement because of a failure by the Badger shareholders and option holders to approve the transaction by the required vote, Badger was obligated to reimburse the Company's out of pocket expenses incurred in connection with the proposed transaction including the financing thereof, up to a maximum of CDN $1.5 million. Based on a demand letter sent to Badger in May 2011, the Company received U.S. $1.1 million from Badger in June for reimbursement in accordance with this provision of the agreement.

(4) FAIR VALUE MEASUREMENTS

        The Company's financial instruments consist of cash and cash equivalents, marketable securities, receivables, trade payables, auction rate securities and long-term debt. The estimated fair value of cash and cash equivalents, receivables, and trade payables approximate their carrying value due to the short maturity of these instruments.

Marketable Securities and Auction Rate Securities

        As of December 31, 2011, the Company held certain marketable securities and auction rate securities that are required to be measured at fair value on a recurring basis. The fair value of marketable securities is recorded based on quoted market prices. The auction rate securities are classified as available for sale and the fair value of these securities as of December 31, 2011 was estimated utilizing a discounted cash flow analysis. The discounted cash flow analysis considered, among other items, the collateralization underlying the security investments, the creditworthiness of the counterparty, the timing of expected future cash flows, and the expectation of the next time the security is expected to have a successful auction. The auction rate securities were also compared, when possible, to other observable market data with similar characteristics to the securities held by the Company.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) FAIR VALUE MEASUREMENTS (Continued)

        As of December 31, 2011, all of the Company's auction rate securities continue to have AAA underlying ratings. The underlying assets of the Company's auction rate securities are student loans, which are substantially insured by the Federal Family Education Loan Program. During the year ended December 31, 2011, the Company liquidated $1.0 million in auction rate securities at par. The Company attributes the $0.5 million decline in the fair value of the securities from the original cost basis to external liquidity issues rather than credit issues. The Company assessed the decline in value to be temporary because the Company does not intend to sell the securities and it is more likely than not that it will not have to sell the securities before their maturity.

        During the year ended December 31, 2011, the Company recorded an unrealized pre-tax loss of $0.2 million on its auction rate securities which is included in accumulated other comprehensive income. In addition, as of December 31, 2011, the Company continued to earn interest on all of its auction rate securities with interest rates resetting generally every 28 days.

        The Company's assets measured at fair value on a recurring basis at December 31, 2011 and 2010 were as follows (in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2011
Auction rate securities	$—	$—	$4,245	$4,245
Marketable securities	$111	$—	$—	$111

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2010
Auction rate securities	$—	$—	$5,437	$5,437
Marketable securities	$3,174	$—	$—	$3,174

        The decrease in marketable securities since December 31, 2010 was primarily due to the Peak acquisition on June 10, 2011. The Company previously owned a 3.15% interest in Peak which was recorded in marketable securities.

        The following table presents the changes in the Company's long-term investments measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the years ended December 31, 2011 and 2010 (in thousands):

	2011	2010
Balance at January 1	$5,437	$6,503
Sale of auction rate securities at par	(1,000)	(1,300)
Unrealized (loss) gain included in other comprehensive income	(192)	234

Balance at December 31	$4,245	$5,437

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) FAIR VALUE MEASUREMENTS (Continued)

Senior Secured Notes

        The fair value of the Company's currently outstanding notes is based on quoted market prices and was $538.5 million at December 31, 2011 and $278.3 million at December 31, 2010.

(5) GOODWILL AND OTHER INTANGIBLE ASSETS

        The changes to goodwill for the years ended December 31, 2011 and 2010 were as follows (in thousands):

	2011	2010
Balance at January 1	$60,252	$56,085
Acquired from acquisitions	65,049	5,393
Decrease from adjustments related to the acquisitions during the measurement period	—	(2,454)
Foreign currency translation	(2,909)	1,228

Balance at December 31	$122,392	$60,252

        The increase in goodwill during the year ended December 31, 2011 was primarily attributed to the Company's recent acquisitions. The goodwill related to these acquisitions includes estimates that are subject to change based upon final fair value determinations.

        Below is a summary of amortizable other intangible assets (in thousands):

	December 31, 2011				December 31, 2010
	Cost	Accumulated Amortization	Net	Weighted Average Amortization Period (in years)	Cost	Accumulated Amortization	Net	Weighted Average Amortization Period (in years)
Permits	$106,939	$45,629	$61,310	17.9	$103,493	$42,430	$61,063	15.9
Customer relationships	83,721	17,650	66,071	7.9	58,322	10,418	47,904	8.0
Other intangible assets	21,528	9,265	12,263	5.3	13,218	7,785	5,433	3.5

	$212,188	$72,544	$139,644	10.0	$175,033	$60,633	$114,400	9.7

        The increase in customer relationships and other intangible assets was primarily attributed to the recent acquisitions. Amounts are provisional and subject to change upon completion of final valuations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(5) GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

The total amounts assigned and the weighted average amortization period by major intangible asset classes as it relates to these acquisitions as of December 31, 2011, were as follows:

	Peak Total Amount Assigned	Peak Weighted Average Amortization Period (in years)	Other Acquisitions Total Amount Assigned	Other Acquisitions Weighted Average Amortization Period (in years)
Customer relationships	$9,503	6.4	$16,697	14.7
Other intangibles	3,154	8.4	2,979	6.4

	$12,657	6.8	$19,676	13.4

        Below is the expected amortization for the net carrying amount of finite-lived intangible assets at December 31, 2011 (in thousands):

Years Ending December 31,	Expected Amortization
2012	$14,124
2013	13,502
2014	12,729
2015	12,093
2016	11,277
Thereafter	73,553

$137,278

(6) ACCRUED EXPENSES

        Accrued expenses consisted of the following (in thousands):

	December 31, 2011	December 31, 2010
Insurance	$21,712	$19,736
Interest	15,434	7,826
Accrued disposal costs	2,455	2,173
Accrued compensation and benefits	56,029	44,545
Income, real estate, sales and other taxes	14,863	19,529
Other	37,499	22,280

	$147,992	$116,089

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(7) CLOSURE AND POST-CLOSURE LIABILITIES

        The changes to closure and post-closure liabilities (also referred to as "asset retirement obligations"), from January 1, 2010 through December 31, 2011 were as follows (in thousands):

	Landfill Retirement Liability	Non-Landfill Retirement Liability	Total
Balance at January 1, 2010	$28,070	$7,740	$35,810
New asset retirement obligations	1,873	—	1,873
Accretion	2,746	1,054	3,800
Changes in estimates recorded to statement of income	(89)	(49)	(138)
Other changes in estimates recorded to balance sheet	6	379	385
Expenditures	(2,962)	(225)	(3,187)
Currency translation and other	112	24	136

Balance at December 31, 2010	29,756	8,923	38,679
Liabilities assumed in acquisitions	—	202	202
New asset retirement obligations	2,469	—	2,469
Accretion	2,255	1,126	3,381
Changes in estimates recorded to statement of income	(822)	(580)	(1,402)
Other changes in estimates recorded to balance sheet	(4,232)	292	(3,940)
Expenditures	(3,597)	(935)	(4,532)
Currency translation and other	(65)	89	24

Balance at December 31, 2011	$25,764	$9,117	$34,881

        All of the landfill facilities included in the above were active as of December 31, 2011.

        New asset retirement obligations incurred in 2011 are being discounted at the credit-adjusted risk-free rate of 8.79% and inflated at a rate of 1.01%. New asset retirement obligations incurred in 2010 were discounted at the credit-adjusted risk-free rate of 9.74% and inflated at a rate of 1.02%.

        Anticipated payments (based on current estimated costs and anticipated timing of necessary regulatory approvals to commence work on closure and post-closure activities) for each of the next five years and thereafter are as follows (in thousands):

Year ending December 31,
2012	$4,371
2013	6,090
2014	6,251
2015	7,264
2016	5,800
Thereafter	223,960

Undiscounted closure and post-closure liabilities	253,736
Less: Reserves to be provided (including discount of $131.5 million) over remaining site lives	(218,855)

Present value of closure and post-closure liabilities	$34,881

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(8) REMEDIAL LIABILITIES

        The changes to remedial liabilities from January 1, 2010 through December 31, 2011 were as follows (in thousands):

	Remedial Liabilities for Landfill Sites	Remedial Liabilities for Inactive Sites	Remedial Liabilities (Including Superfund) for Non-Landfill Operations	Total
Balance at January 1, 2010	5,337	86,761	53,388	145,486
Accretion	261	3,895	2,351	6,507
Changes in estimates recorded to statement of income	(115)	(4,491)	(3,584)	(8,190)
Expenditures	(103)	(3,838)	(3,108)	(7,049)
Currency translation and other	131	27	701	859

Balance at December 31, 2010	5,511	82,354	49,748	137,613
Liabilities assumed in acquisitions	—	—	100	100
Accretion	271	3,780	2,247	6,298
Changes in estimates recorded to statement of income	(55)	(3,825)	2,442	(1,438)
Expenditures	(71)	(3,852)	(2,864)	(6,787)
Currency translation and other	(56)	(8)	(402)	(466)

Balance at December 31, 2011	$5,600	$78,449	$51,271	$135,320

        During the year ended December 31, 2011, the benefit resulting from the changes in estimates for remedial liabilities for inactive sites was based primarily on revisions to certain liability estimates due to new site information and the installation of more efficient processing equipment. The benefit resulting from changes in estimates for non-landfill liabilities was primarily due to (i) the successful introduction of new technology for remedial activities, (ii) the discounting effect of delays in certain remedial projects and (iii) the completion of remedial projects at lower than anticipated cost, offset partially by (iv) new regulatory compliance obligations.

        During the year ended December 31, 2010, the benefit resulting from the changes in estimates for remedial liabilities for inactive sites was based primarily on revisions to certain liability estimates due to new site information and the installation of more efficient processing equipment. The benefit resulting from changes in estimates for non-landfill liabilities was primarily due to (i) the successful introduction of new technology for remedial activities, (ii) the discounting effect of delays in certain remedial projects and (iii) the completion of remedial projects at lower than anticipated cost, offset partially by (iv) new regulatory compliance obligations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(8) REMEDIAL LIABILITIES (Continued)

        Anticipated payments at December 31, 2011 (based on current estimated costs and anticipated timing of necessary regulatory approvals to commence work on remedial activities) for each of the next five years and thereafter are as follows (in thousands):

Year ending December 31,
2012	$11,044
2013	12,315
2014	9,893
2015	8,011
2016	10,628
Thereafter	121,365

Undiscounted remedial liabilities	173,256
Less: Discount	(37,936)

Total remedial liabilities	$135,320

        In light of currently available facts and legal interpretations, existing technology, and presently enacted laws and regulations, the Company estimates that its aggregate liabilities as of December 31, 2011 for future remediation relating to all of its owned or leased facilities and the Superfund sites for which the Company has current or potential future liability is approximately $135.3 million. The Company also estimates that it is reasonably possible that the amount of such total liabilities could be as much as $19.7 million more. Future changes in either available technology or applicable laws or regulations could affect such estimates of remedial liabilities. Since the Company's satisfaction of the liabilities will occur over many years, the Company cannot now reasonably predict the nature or extent of future changes in either available technology or applicable laws or regulations and the impact that those changes, if any, might have on the current estimates of remedial liabilities.

        The following tables show, respectively, (i) the amounts of such estimated liabilities associated with the types of facilities and sites involved and (ii) the amounts of such estimated liabilities associated with each facility or site which represents at least 5% of the total and with all other facilities and sites as a group.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(8) REMEDIAL LIABILITIES (Continued)

        Estimates Based on Type of Facility or Site (in thousands):

Type of Facility or Site	Remedial Liability	% of Total	Reasonably Possible Additional Liabilities(1)
Facilities now used in active conduct of the Company's business (21 facilities)	$49,720	36.7%	$9,114
Inactive facilities not now used in active conduct of the Company's business but most of which were acquired because the assumption of remedial liabilities for such facilities was part of the purchase price for the CSD assets (17 facilities)	78,450	58.0	9,913
Superfund sites owned by third parties on which wastes generated or shipped by the sellers of the CSD assets (or their predecessors) are present (13 sites)	7,150	5.3	715

Total	$135,320	100.0%	$19,742

(1)
Amounts represent the high end of the range of management's best estimate of the reasonably possible additional liabilities.

        Estimates Based on Amount of Potential Liability (in thousands):

Location	Type of Facility or Site	Remedial Liability	% of Total	Reasonably Possible Additional Liabilities(1)
Baton Rouge, LA(2)	Closed incinerator and landfill	$37,200	27.5%	$5,219
Bridgeport, NJ	Closed incinerator	21,547	15.9	2,822
Mercier, Quebec(2)	Idled incinerator and legal proceedings	13,616	10.1	1,459
San Jose, CA	Open treatment, storage, or disposal facilities	9,223	6.8	949
Various(2)	All other incinerators, landfills, wastewater treatment facilities and service centers (34 facilities)	46,584	34.4	8,578
Various(2)	All other Superfund sites (each representing less than 5% of total liabilities) owned by third parties on which wastes generated or shipped by either the Company or the sellers of the CSD assets (or their predecessors) are present (13 sites)	7,150	5.3	715

Total		$135,320	100.0%	$19,742

(1)
Amounts represent the high end of the range of management's best estimate of the reasonably possible additional liabilities.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(8) REMEDIAL LIABILITIES (Continued)

(2)
$26.7 million of the $135.3 million remedial liabilities and $2.7 million of the $19.7 million reasonably possible additional liabilities include estimates of remediation liabilities related to the legal and administrative proceedings discussed in Note 14, "Commitments and Contingencies," as well as other such estimated remedial liabilities.

        Revisions to remediation reserve requirements may result in upward or downward adjustments to income from operations in any given period. The Company believes that its extensive experience in the environmental services business, as well as its involvement with a large number of sites, provides a reasonable basis for estimating its aggregate liability. It is possible, however, that technological, regulatory or enforcement developments, the results of environmental studies, or other factors could necessitate the recording of additional liabilities or the revision of currently recorded liabilities that could be material. The impact of such future events cannot be estimated at the current time.

(9) FINANCING ARRANGEMENTS

        The following table is a summary of the Company's financing arrangements (in thousands):

	December 31, 2011	December 31, 2010
Senior secured notes, at 7.625%, due August 15, 2016	$520,000	$270,000
Revolving credit facility, due May 31, 2016	—	—
Unamortized notes premium and discount, net	4,203	(5,993)

Long-term obligations	$524,203	$264,007

        On May 31, 2011, the Company increased its previous $120.0 million revolving credit facility to a $250.0 million revolving credit facility (described below). At December 31, 2011 and 2010, the revolving credit facility had no outstanding loan balances, $167.4 million and $33.9 million, respectively, to borrow and $82.6 million and $86.1 million, respectively, of letters of credit outstanding.

        As of December 31, 2010, the Company had outstanding $270 million aggregate principal amount of 7.625% senior secured notes due 2016. On March 24, 2011, the Company issued an additional $250.0 million aggregate principal amount of such notes (the "new notes"). Under the purchase agreement, the new notes were priced for purposes of resale at 104.5% of the aggregate principal amount, representing an effective yield to maturity of 6.132%. In addition to such 104.5% purchase price, the purchase price paid to the Company for the new notes also included interest accrued on the new notes from and including February 15, 2011. The net proceeds from the issuance and sale of the new notes, after deducting the initial purchasers' discount and estimated other transaction expenses, were approximately $255.7 million.

        The new notes and the $270.0 million of notes issued on the initial issue date are treated as a single class for all purposes including, without limitation, waivers, amendments, redemptions and other offers to purchase. The new notes and the notes issued on the initial issue date are referred to in this report collectively as the "notes" or the "senior secured notes." The effective interest rate on the notes at December 31, 2011 was 7.564%.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(9) FINANCING ARRANGEMENTS (Continued)

        The principal terms of the notes are as follows:

        Senior Secured Notes.    The notes will mature on August 15, 2016. The notes bear interest at a rate of 7.625% per annum. Interest is payable semi-annually on February 15 and August 15 of each year. The notes were issued pursuant to an indenture dated as of August 14, 2009 (as supplemented from time to time, the "indenture") among the Company, as issuer, the Company's domestic subsidiaries, as guarantors, and U.S. Bank National Association, as trustee and notes collateral agent.

        The Company may redeem some or all of the notes at any time on or after August 15, 2012 at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on August 15 of the year set forth below, plus, in each case, accrued and unpaid interest, if any, to the date of redemption:

Year	Percentage
2012	103.813%
2013	101.906%
2014 and thereafter	100.000%

        At any time prior to August 15, 2012, the Company may also redeem up to $30.0 million (10% of the aggregate principal amount of the notes originally issued under the indenture) of the notes at a redemption price of 103% of the principal amount, plus any accrued and unpaid interest. Prior to August 15, 2012, the Company may also redeem up to $105.0 million (35% of the aggregate principal amount of the notes originally issued under the indenture) of the notes at a redemption price of 107.625% of the principal amount, plus any accrued and unpaid interest, using proceeds from certain equity offerings, and may also redeem some or all of the senior secured notes at a redemption price of 100% of the principal amount plus a make-whole premium and any accrued and unpaid interest. Holders may require the Company to repurchase the notes at a purchase price equal to 101% of the principal amount, plus any accrued and unpaid interest, upon a change of control of the Company.

        The notes are guaranteed by substantially all the Company's current and future domestic restricted subsidiaries. The notes are the Company's and the guarantors' senior secured obligations ranking equally, subject to the lien priorities summarized below, with all of the Company's and the guarantors' existing and future senior obligations (including obligations under the Company's credit agreement) and senior to any future indebtedness that is expressly subordinated to the senior secured notes and the guarantees. The notes and the guarantees are secured by a first lien on substantially all of the assets of the Company and its domestic restricted subsidiaries (the "Notes Collateral"), except for accounts receivable, related general intangibles and instruments and proceeds related thereto (the "ABL Collateral") and certain other excluded collateral as provided in the indenture and subject to certain exceptions and permitted liens. The notes and the guarantees are also secured by a second lien on the ABL Collateral that, along with a second lien on the Notes Collateral, secure the Company's obligations under its "ABL facility" under its revolving credit agreement. The notes are not guaranteed by, or secured by the assets of, the Company's Canadian or other foreign subsidiaries.

        If the Company or its domestic subsidiaries sell assets under specified circumstances, the Company must offer to repurchase the senior secured notes from certain of the net proceeds of such sale at a purchase price equal to 100% of the principal amount, plus any accrued and unpaid interest, to the applicable repurchase date.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(9) FINANCING ARRANGEMENTS (Continued)

        Revolving Credit Facility.    On May 31, 2011, the Company entered into an amendment and restatement of the previously existing revolving credit facility with Bank of America, N.A. ("BofA"), as agent for the lenders under the facility. The principal changes to the terms of the facility were to:

            (i)  increase the maximum amount of borrowings and letters of credit which the Company may obtain under the facility from $120.0 million to $150.0 million (with a $140.0 million sub-limit for letters of credit);

           (ii)  add one of the Company's Canadian subsidiaries (the "Canadian Borrower") as a party to the facility and allow the Canadian Borrower to obtain up to $100.0 million of borrowings and letters of credit (with a $75.0 million sub-limit for letters of credit), with the obligations of the Canadian Borrower under the facility secured by a first lien on the accounts receivable of the Canadian Borrower and the Company's other Canadian subsidiaries and the Company and its U.S. subsidiaries guaranteeing the obligations of the Canadian Borrower, but the Canadian Borrower and the Company's other Canadian subsidiaries having no guarantee or other responsibility for the obligations of the Company or its U.S. subsidiaries under the facility;

          (iii)  reduce the interest rate on borrowings under the facility, in the case of LIBOR loans, from LIBOR plus an applicable margin ranging (based primarily on the level of the Company's fixed charge coverage ratio for the most recently completed four fiscal quarter measurement period) from 2.25% to 2.75% per annum to LIBOR plus an applicable margin ranging from 1.75% to 2.25% per annum and, in the case of base rate loans, from BofA's base rate plus an applicable margin ranging from 1.25% to 1.75% per annum to BofA's base rate plus an applicable margin ranging from 0.75% to 1.25% per annum; and

          (iv)  extend the term of the facility so that it will expire on the first to occur of (a) May 31, 2016 or (b) 60 days prior to the maturity of the Company's outstanding senior secured notes on August 15, 2016 if the notes have not by then been refinanced, defeased or reserved against the borrowing base on terms reasonably acceptable to the agent under the amended and restated credit agreement.

(10) INCOME TAXES

        The domestic and foreign components of income before provision for income taxes were as follows (in thousands):

	For the Year Ended December 31,
	2011	2010	2009
Domestic	$128,201	$161,969	$57,763
Foreign	56,477	26,388	5,742

Total	$184,678	$188,357	$63,505

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) INCOME TAXES (Continued)

        The provision for income taxes consisted of the following (in thousands):

	For the Year Ended December 31,
	2011	2010	2009
Current:
Federal	$16,285	$48,974	$12,059
State	6,002	10,397	3,163
Foreign	(2,697)	(5,687)	6,868

	19,590	53,684	22,090

Deferred
Federal	22,455	1,207	4,965
State	2,710	(647)	968
Foreign	12,671	3,598	(1,204)

	37,836	4,158	4,729

Net provision for income taxes	$57,426	$57,842	$26,819

        The Company's effective tax rate (including taxes on income from discontinued operations in 2010 and 2009) for fiscal years 2011, 2010 and 2009 was 31 percent, 31 percent and 42 percent, respectively. The effective income tax rate varied from the amount computed using the statutory federal income tax rate as follows (in thousands):

	For the Year Ended December 31,
	2011	2010	2009
Tax expense at statutory rate	$64,637	$65,925	$22,227
State income taxes, net of federal benefit	5,788	6,966	2,067
Foreign rate differential	(10,229)	(6,752)	(4,213)
Non-deductible transaction costs	416	—	1,921
Uncertain tax position releases, net of benefit	(6,156)	(14,282)	—
Uncertain tax position interest and penalties, net of benefit	2,240	2,636	3,482
Other	730	3,349	1,335

Net provision for income taxes	$57,426	$57,842	$26,819

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) INCOME TAXES (Continued)

        The components of the total net deferred tax assets and liabilities at December 31, 2011 and 2010 were as follows (in thousands):

	2011	2010
Deferred tax assets:
Workers compensation accrual	$5,011	$4,750
Provision for doubtful accounts	4,803	8,191
Closure, post-closure and remedial liabilities	31,082	35,885
Accrued expenses	13,635	11,960
Accrued compensation	2,279	1,394
Net operating loss carryforwards(1)	23,663	2,246
Tax credit carryforwards(2)	19,977	17,324
Uncertain tax positions accrued interest and federal benefit	11,462	10,341
Stock-based compensation	1,884	2,749
Other	4,421	4,359

Total deferred tax asset	118,217	99,199
Deferred tax liabilities:
Property, plant and equipment	(114,115)	(64,626)
Permits and customer databases	(20,547)	(19,412)

Total deferred tax liability	(134,662)	(84,038)

Total net deferred tax (liability) asset before valuation allowance	(16,445)	15,161

Less valuation allowance	(11,473)	(12,919)

Net deferred tax (liability) asset	$(27,918)	$2,242

(1)
As of December 31, 2011, the net operating loss carryforwards included (i) state net operating loss carryovers of $18.7 million which begin to expire in 2019 and federal net operating loss carryforwards of $15.3 million which begin to expire in 2028, and (ii) Canadian net operating losses of $65.8 million which begin to expire in 2026 and other foreign net operating losses of $0.8 million which begin to expire in 2013.

(2)
As of December 31, 2011, foreign tax credit carryforwards of $20.0 million expire between 2012 and 2021 as follows:

Years Ending December 31,	Expected Amount
2012	$788
2013	4,828
2014	3,687
2015	682
2016	1,164
Thereafter	8,828

$19,977

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) INCOME TAXES (Continued)

        During 2011, the Company decreased taxes payable for adjustments related to realized and recognized tax benefits of $16.2 million related to exercises of non-qualified stock options and the vesting of restricted stock of which $3.3 million resulted in an increase to additional paid-in capital.

        The Company does not accrue U.S. tax for foreign earnings that it considers to be permanently reinvested outside the United States. Consequently, the Company has not provided any U.S. tax on the unremitted earnings of its foreign subsidiaries. As of December 31, 2011 and 2010, the amount of earnings for which no repatriation tax has been provided was $105.4 million and $52.7 million, respectively. It is not practicable to estimate the amount of additional tax that might be payable on those earnings if repatriated.

        A valuation allowance is required to be established when, based on an evaluation of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Accordingly, as of December 31, 2011 and 2010, the Company had a valuation allowance of $11.5 million and $12.9 million, respectively. The decrease in the valuation allowance is due to the partial release of a valuation allowance on foreign tax credits of $1.1 million. The allowance as of December 31, 2011 consisted of $10.2 million of foreign tax credits, $1.1 million of state net operating loss carryforwards and $0.2 million of foreign net operating loss carryforwards. The allowance as of December 31, 2010 consisted of $11.3 million of foreign tax credits, $1.4 million of state net operating loss carryforwards and $0.2 million of foreign net operating loss carryforwards.

        On August 10, 2010, Congress enacted the Education Jobs & Medicaid Assistance Act which became effective January 1, 2011. The Act contains various provisions that attempt to limit a taxpayer's ability to fully claim tax credits for previously paid foreign taxes when determining the taxpayer's U.S. income tax liability. The Company continues to permanently reinvest its foreign earnings and is carrying a valuation allowance of $10.2 million for foreign tax credits. The Company will continue to assess the future impact of the Act on its earnings and its ability to utilize foreign tax credits in the future.

        The reform of U.S. taxation, including taxation of foreign sourced income, continues to be a topic of discussion for Congress. A significant change to the U.S. tax system, including the taxation of international income, could have a material effect on the Company's consolidated results of operations.

        Included in the balance of liabilities for uncertain tax positions at December 31, 2011 and 2010 was $63.0 million and $65.9 million, respectively, of unrecognized tax benefits (including interest and penalties) that, if recognized, would affect the annual effective income tax rate.

        The Company's policy is to recognize interest and penalties related to income tax matters as a component of income tax expense. The liability for unrecognized tax benefits at December 31, 2011 included accrued interest and penalties of $20.2 million and $6.6 million, respectively. Interest expense that is recorded as a tax expense against the liability for unrecognized tax benefits for the years ended December 31, 2011, 2010 and 2009 included interest and penalties of $3.4 million, $4.1 million and $4.7 million, respectively.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) INCOME TAXES (Continued)

        The changes to unrecognized tax benefits (excluding related penalties and interest) from January 1, 2008 through December 31, 2011, were as follows (in thousands):

	2011	2010	2009	Description
Unrecognized tax benefits as of January 1	$39,709	$48,178	$46,480
Gross increases in tax positions in prior periods	—	—	124	Additional state liabilities
Gross adjustments in tax positions	(302)	498	—	Additional Canadian liabilities
Gross increases due to current year acquisitions	376	—	—	Additional U.S. liabilities
Settlements	(75)	—	—	Required payments
Lapse of statute of limitations	(3,436)	(8,929)	—	U.S. and Canadian
Foreign currency translation	(55)	(38)	1,574	Currency translation adjustment

Unrecognized tax benefits as of December 31	$36,217	$39,709	$48,178

        Total unrecognized tax benefits, other than adjustments for additional accruals for interest and penalties and foreign currency translation, decreased by approximately $6.5 million. The $6.5 million (which included interest and penalties of $2.7 million) was recorded in earnings and therefore impacted the effective income tax rate. Approximately $5.7 million was due to expiring statute of limitation periods related to a historical Canadian business combination, $0.3 million was related to change in estimate of a previous liability, and the remaining $0.5 million was related to the conclusion of examinations with state taxing authorities and the expiration of various state statute of limitation periods.

        As of December 31, 2011, the Company had recorded $36.2 million of liabilities for unrecognized tax benefits and $26.8 million related to interest and penalties. As of December 31, 2010, the Company had recorded $39.7 million of liabilities for unrecognized tax benefits and $26.2 million related to interest and penalties.

        The Company files U.S. federal income tax returns as well as income tax returns in various states and foreign jurisdictions. The Company may be subject to examination by the Internal Revenue Service (the "IRS") for calendar years 2005 through 2011. Additionally, any net operating losses that were generated in prior years and utilized in these years may also be subject to examination by the IRS. The Company may also be subject to examinations by state and local revenue authorities for calendar years 2004 through 2011. The Company is currently not under examination by the IRS. The Company has ongoing U.S. state and local jurisdictional audits, as well as Canadian federal and provincial audits, all of which the Company believes will not result in material liabilities.

        Due to expiring statute of limitation periods, the Company believes that total unrecognized tax benefits will not materially change in the next 12 months.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) EARNINGS PER SHARE

        The following is a reconciliation of basic and diluted earnings per share computations (in thousands except for per share amounts):

	Years Ended December 31,
	2011	2010	2009
Numerator for basic and diluted earnings per share:
Income from continuing operations	$127,252	$127,721	$35,247
Income from discontinued operations, net of tax	—	2,794	1,439

Net income	$127,252	$130,515	$36,686

Denominator:
Basic shares outstanding	52,961	52,622	49,633
Dilutive effect of equity-based compensation awards	363	310	233

Dilutive shares outstanding	53,324	52,932	49,866

Basic earnings per share
Income from continuing operations	2.40	$2.43	$0.71
Income from discontinued operations, net of tax	—	0.05	0.03

Net income	2.40	$2.48	$0.74

Diluted earnings per share
Income from continuing operations	$2.39	$2.42	$0.71
Income from discontinued operations, net of tax	—	0.05	0.03

Net income	$2.39	2.47	0.74

        All shares and per share amounts included in the above table have been adjusted for the two-for-one stock split discussed in Note 2, "Significant Accounting Policies." For each of the years ended December 31, 2011, 2010 and 2009, the dilutive effect of all then outstanding options, restricted stock and performance awards is included in the above calculations except as follows. For the year ended December 31, 2009, the above calculation excluded the dilutive effects of 133 thousand outstanding performance stock awards for which the performance criteria were not attained at that time, 36 thousand stock options that were not then in-the-money, and 46 thousand unvested shares then held in the employee participation plan trust. For the years ended December 31, 2011 and 2010, there were no anti-dilutive awards.

(12) STOCK-BASED COMPENSATION AND EMPLOYEE PARTICIPATION PLAN

        In 1992 the Company adopted an equity incentive plan (the "1992 Plan"), which provided for a variety of incentive awards, including stock options, and in 2000, the Company adopted a stock incentive plan (the "2000 Plan"), which provided for awards in the form of incentive stock options, non-qualified stock options, restricted stock awards, performance stock awards and common stock awards. The 1992 Plan expired on March 15, 2002, but there were outstanding on December 31, 2011 options granted under the 1992 Plan for an aggregate of 6,000 shares, which will remain in effect until such options are either exercised or expire in accordance with their terms. The 2000 Plan expired on April 15, 2010, but there were outstanding on December 31, 2011 options granted under the 2000 Plan

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(12) STOCK-BASED COMPENSATION AND EMPLOYEE PARTICIPATION PLAN (Continued)

for an aggregate of 138,698 shares which will remain in effect until such options are either exercised or expire in accordance with their terms.

        In 2010, the Company adopted an equity incentive plan (the "2010 Plan"), which provides for awards of up to 6,000,000 shares of Common Stock (subject to certain anti-dilution adjustments) in the form of (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, and (v) certain other stock-based awards.

        As of December 31, 2011 and 2010, the Company had the following types of stock-based compensation awards outstanding under the 1992 Plan, the 2000 Plan and the 2010 Plan: stock options, restricted stock awards and performance stock awards. The stock options generally become exercisable up to five years from the date of grant, subject to certain employment requirements, and terminate ten years from the date of grant. The restricted stock awards generally vest over three to five years subject to continued employment. The performance stock awards vest depending on the satisfaction of certain performance criteria as described below.

        Total stock-based compensation cost charged to income from operations for the years ended December 31, 2011, 2010 and 2009 was $8.2 million, $7.2 million and $1.0 million, respectively. The total income tax benefit recognized in the consolidated statements of income from stock-based compensation was $2.4 million, $2.7 million and $0.4 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Stock Option Awards

        The Company uses the Black-Scholes option pricing model to value the compensation expense associated with its stock option awards based on the assumptions in the following table. In addition, the Company estimates forfeitures when recognizing compensation expense, and adjusts its estimate of forfeitures over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures are recognized through a cumulative catch-up adjustment in the period of change and also impact the amount of compensation expense to be recognized in future periods. The expected forfeiture rates used to calculate compensation expense were 5% for non-executive employees and 4% for executives and directors.

        The Company ceased issuing stock option awards in May 2008 and as of December 31, 2011, all remaining options then outstanding had vested.

        The following table summarizes activity under the Plans relating to stock options:

Stock Options	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value as of 12/31/11 (in thousands)
Outstanding at January 1, 2011	221,148	$14.16	2.70	$6,165
Forfeited	(5,000)	6.49
Exercised	(71,450)	18.85

Outstanding, exercisable and vested at December 31, 2011	144,698	$12.12	2.32	$7,468

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(12) STOCK-BASED COMPENSATION AND EMPLOYEE PARTICIPATION PLAN (Continued)

        As of December 31, 2011, there was no unrecognized compensation cost related to stock option awards under the Company's stock incentive plans. The total intrinsic value of options exercised during 2011, 2010 and 2009 was $2.1 million, $2.8 million, and $1.2 million, respectively.

Restricted Stock Awards

        The following information relates to restricted stock awards that have been granted to employees and directors under the Company's stock incentive plans. The restricted stock awards are not transferable until vested and the restrictions generally lapse upon the achievement of continued employment over a three-to-five-year period or service as a director until the following annual meeting of shareholders.

        The fair value of each restricted stock grant is based on the closing price of the Company's stock on the date of grant and is amortized to expense over its vesting period. The expected forfeiture rates used to calculated compensation expense were 5% for non-executive employees and 4% for executives and directors.

        The following table summarizes information about restricted stock awards for the year ended December 31, 2011:

Restricted Stock	Number of Shares	Weighted Average Grant-Date Fair Value
Unvested at January 1, 2011	161,618	$29.03
Granted	205,671	50.67
Vested	(58,238)	29.39

Unvested at December 31, 2011	309,051	$43.36

        As of December 31, 2011, there was $10.6 million of total unrecognized compensation cost arising from restricted stock awards under the Company's stock incentive plans. This cost is expected to be recognized over a weighted average period of 4.0 years. The total fair value of restricted stock vested during 2011, 2010 and 2009 was $3.7 million, $1.4 million and $0.7 million, respectively.

Performance Stock Awards

        The following information relates to performance stock awards that have been granted to employees under the Company's stock incentive plans. Generally, performance stock awards are subject to performance criteria such as predetermined revenue and EBITDA margin for a specified period of time. The vesting of the performance stock awards is based on achieving such targets and also includes continued service conditions.

        The fair value of each performance stock award is based on the closing price of the Company's stock on the date of grant and is amortized to expense over the service period if achievement of performance measures is then considered probable. The expected forfeiture rates used to calculated compensation expense were 5% for employees and 4% for executives and directors.

        For the performance stock awards granted in 2011 the Compensation Committee of the Company's Board of Directors established two-year performance targets which could potentially be achieved in

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(12) STOCK-BASED COMPENSATION AND EMPLOYEE PARTICIPATION PLAN (Continued)

either 2011 or 2012. Based on the Company's performance during 2011, management determined that those performance targets had been achieved and the Company therefore recognized cumulative expense through sales, general and administrative expenses for the year ended December 31, 2011 with respect to the performance stock awards granted in 2011.

        For the performance stock awards granted in 2010, the Compensation Committee of the Company's Board of Directors established two-year performance targets which could potentially be achieved in either 2010 or 2011. Based on the Company's performance during 2010, management determined that those performance targets had been achieved and the Company therefore recognized cumulative expense through sales, general and administrative expenses for the year ended December 31, 2011 with respect to the performance stock awards granted in 2010.

        For the performance awards granted in 2009, the Compensation Committee established two-year performance targets which could potentially be achieved in either 2009 or 2010. Prior to the second quarter of 2010, the Company's management believed that it was not then probable that the performance targets would be achieved in either 2009 or 2010 and the Company therefore recorded no compensation expense during 2009. Based on the Company's performance during 2010, management determined that the performance targets for the 2009 performance awards had been achieved during 2010, and the Company therefore recognized cumulative expense through sales, general and administrative expenses for the year ended December 31, 2011 with respect to the performance stock awards granted in 2009.

        The following table summarizes information about performance stock awards for the year ended December 31, 2011:

Performance Stock	Number of Shares	Weighted Average Grant-Date Fair Value
Unvested at January 1, 2011	307,510	$25.60
Granted	73,499	50.87
Vested	(263,386)	26.03
Forfeited	(4,700)	25.00

Unvested at December 31, 2011	112,923	$41.09

        As of December 31, 2011, there was $1.9 million of total unrecognized compensation cost arising from non-vested compensation related to performance stock awards probable of vesting under the Company's stock incentive plans that will be recognized over the next year. The total fair value of performance awards vested during 2011, 2010 and 2009 was $16.8 million, $0.6 million and $1.1 million, respectively.

Employee Stock Purchase Plan

        In May of 1995, the Company's stockholders approved an Employee Stock Purchase Plan (the "ESPP"), which is a qualified employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended, through which employees of the Company are given the opportunity to purchase shares of common stock. Under the ESPP, a total of two million shares of common stock were originally reserved for offering to employees, in quarterly offerings of 100,000 shares each plus

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(12) STOCK-BASED COMPENSATION AND EMPLOYEE PARTICIPATION PLAN (Continued)

any shares not issued in any previous quarter, commencing on July 1, 1995 and on the first day of each quarter thereafter. In 2005, the Company's stockholders approved an increase of one million in the maximum number of shares which can be issued under the ESPP. As of December 31, 2011, the Company had reserved 659,794 shares of common stock available for purchase under the ESPP. Employees who elect to participate in an offering may utilize up to 10% of their payroll for the purchase of common stock at 85% of the closing price of the stock on the first day of such quarterly offering or, if lower, 85% of the closing price on the last day of the offering. Due to the discount of 15% offered to employees for purchase of shares under the ESPP, the Company considers such plan as compensatory. The weighted average per share fair values of the purchase rights granted under the ESPP during the years ended December 31, 2011 and 2010 was $8.45 and $10.77, respectively.

Common Stock Awards

        In the year ended December 31, 2011, the Company did not issue any shares of common stock without restrictions under the Company's 2010 Plan. In the year ended December 31, 2010, the Company issued under the Company's 2000 Plan 3,500 shares of common stock at a weighted average grant-date fair value of $32.64 which vested immediately.

Employee Participation Plan

        Prior to the Company's acquisition of Eveready on July 31, 2009, Eveready's predecessor had established an employee participation plan (the "Participation Plan") under which employees were offered an opportunity to purchase at the then market price up to a specified number of the predecessor's units ("Purchased Units") from the predecessor's treasury. For each employee who elected to participate (a "Participant"), Eveready's predecessor matched the Purchased Units with an equal number of units ("Matching Units") purchased on the open market and deposited the Matching Units into a trust (the "Trust"), with 20% of the Matching Units vesting each December 31 from 2007 through 2011 provided the Participant remained employed by Eveready's predecessor at the vesting date. Participants had the option to finance the Purchased Units with a loan from Bank of Montreal (a "BMO loan"), which carried an annual interest rate of LIBOR plus 0.5% for a term of 10 years with payment commencing in year six, secured by both the Purchased and the Matching Units. Upon the conversion of Eveready's predecessor into Eveready effective December 31, 2008, the Purchased Units held by Participants and Matching Units held by the Trust were converted (on the same ratio as other outstanding units) into Eveready common shares.

        When the Company acquired Eveready on July 31, 2009, the Eveready common shares held both by Participants and by the Trust were exchanged for cash and shares of the Company's common stock on the same terms as other outstanding Eveready common shares. The Matching Units assigned to employees that were active at the acquisition date were exchanged for 46 thousand shares of the Company's common stock, and such common shares continued to be held in the Trust and vest according to the original vesting schedule. The Company had also agreed with its employees who were Participants in the Participation Plan to pay a cash bonus (a "Shortfall Bonus") to each such employee who remained employed by the Company on December 31, 2011 (or whose employment was involuntarily terminated by the Company in connection with the acquisition) to the extent (if any) that on December 31, 2011 there was a shortfall between (i) the amount which such employee originally paid for Purchased Units and (ii) the aggregate of (x) the market value on December 31, 2011 (but not less than $24.00 per Company share) of the Company's shares derived from the Purchased Units and

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(12) STOCK-BASED COMPENSATION AND EMPLOYEE PARTICIPATION PLAN (Continued)

Matching Units held by such employee and (y) the cash portion of the acquisition consideration received for such employee's Eveready shares as described above. To the extent that any such employee had an outstanding BMO loan balance on December 31, 2011, the amount of any such Shortfall Bonus (net of withholding taxes) would first be applied against such outstanding loan balance, with the remainder (if any) of such net bonus paid to the employee. Based on the market value of $63.73 per share of the Company's common stock on December 31, 2011, the maximum amount of such Shortfall Bonus was zero on December 31, 2011.

        The Company classified the Participation Plan as an equity award and recognized compensation expense of $0.2 million and $0.6 million for the years ended December 31, 2011 and 2010, respectively. Compensation cost for the period was based on the change or a portion of the change, depending on the percentage of the requisite service that has been rendered at the reporting date, in the fair value of the potential Shortfall Bonus.

        On the final vesting date of December 31, 2011, 9,092 shares vested and during 2011, 1,102 shares were forfeited and continued to be held by the Trust. As of December 31, 2011, there was no remaining unrecognized compensation cost arising from any unvested shares in the Trust.

(13) EMPLOYEE BENEFIT PLANS

        The Company has responsibility for a defined benefit plan that covered 26 active non-supervisory Canadian employees as of December 31, 2011. The Company recognizes the over funded or under funded status of the pension plan as an asset or liability. The funded status is measured as the difference between the fair value of plan assets and the projected benefit obligations to current and retired employees.

        The following table presents the net periodic pension cost for the years ended December 31, (in thousands):

	2011	2010	2009
Service cost	$156	$144	$115
Interest cost	462	421	416
Expected return on fair value of assets	(502)	(466)	(368)
Actuarial loss	35	31	78

Net periodic pension cost	$151	$130	$241

        Weighted average assumptions used to determine pension benefit obligations at year end and net pension cost for the following years were as follows:

	2011	2010	2009
Discount rate	5.40%	5.75%	5.75%
Expected return on fair value of assets	6.50%	6.75%	6.75%
Rate of compensation increase	3.75%	3.75%	3.25%

        The long-term rate-of-return-on-assets assumption was determined using a building-block method, which integrates historical inflation, real risk-free rates and risk premiums for the different asset categories forming the plan fund. A weighted average of the above result and the historical return of

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(13) EMPLOYEE BENEFIT PLANS (Continued)

the plan's fund is then calculated. The current asset mix is assumed to remain constant and a 0.7% adjustment for investment and custodial fees was taken into account.

        The accumulated benefit obligation was $7.7 million at December 31, 2011 and 2010, respectively.

        The following table sets forth the changes in benefit obligations, plan assets and the net pension liability accrued on the Company's consolidated balance sheets at December 31, (in thousands):

	2011	2010
Change in benefit obligations:
Benefit obligation at the beginning of year	$7,933	$7,138
Service cost	156	144
Interest cost	462	421
Employee contributions	50	27
Actuarial gain	39	87
Benefits paid	(250)	(253)
Currency translation	(163)	369

Benefit obligation at end of year	$8,227	$7,933

	2011	2010
Change in plan assets:
Fair value of plan assets at beginning of year	$7,660	$6,683
Actual return on plan assets	102	445
Employer contributions	254	406
Employee contributions	50	27
Benefits paid	(250)	(253)
Currency translation	(150)	352

Fair value of plan assets at end of year	$7,666	$7,660

	2011	2010
Unfunded pension liability (included in other long-term liabilities)	$(561)	$(273)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(13) EMPLOYEE BENEFIT PLANS (Continued)

        The Company's pension assets measured at fair value by asset class at December 31, 2011 and 2010 were as follows (in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2011
Canadian equities	$2,146	$—	$—	$2,146
Canadian corporate and other bonds	—	2,146	—	2,146
United States equities	1,304	—	—	1,304
International equities	1,073	—	—	1,073
Canadian government bonds	690	—	—	690
Cash and cash equivalents	307	—	—	307

Total	$5,520	$2,146	$—	$7,666

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2010
Canadian equities	$2,298	$—	$—	$2,298
Canadian corporate and other bonds	—	2,221	—	2,221
United States equities	1,226	—	—	1,226
International equities	1,072	—	—	1,072
Canadian government bonds	536	—	—	536
Cash and cash equivalents	307	—	—	307

Total	$5,439	$2,221	$—	$7,660

        Components of net periodic benefit cost and other amounts recognized in other comprehensive income were as follows at December 31, (in thousands):

	2011	2010	2009
Net loss (gain)	$427	$111	$(701)
Amortization of net loss	(34)	(32)	(85)

Total expense (income) recognized in other comprehensive income	$393	$79	$(786)

        Amounts recognized in accumulated other comprehensive income during the years ended December 31, 2011, 2010 and 2009 were $1.6 million, $1.2 million and $1.1 million, respectively.

        The estimated net loss that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $67 thousand.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(13) EMPLOYEE BENEFIT PLANS (Continued)

        The Company's investment policy targets up to a 60% allocation to equity securities, a 35% allocation to debt securities, and a 5% allocation to cash. The asset mix is frequently reviewed by the fund manager by examining the domestic and international macroeconomic factors and relative valuation levels of equity versus fixed income markets as well as internal forecasts of interest rate trends. The objective is to add value through longer-term asset mix positioning rather than short-term trading. The portfolio's volatility is kept to a minimum by implementing only incremental asset mix changes. Management believes that this investment policy fits the long-term nature of the pension obligations.

        The Company's weighted average asset allocations at December 31, 2011 and 2010 were as follows:

	2011	2010
Canadian equities	28%	30%
Canadian corporate bonds	28%	29%
United States equities	17%	16%
International equities	14%	14%
Canadian government bonds	9%	7%
Cash and cash equivalents	4%	4%

Total	100%	100%

        The Company expects to contribute $215 thousand to this pension plan in 2012.

        Benefit payments including those amounts to be paid out of corporate assets and reflecting future expected service as appropriate, are expected to be paid as follows (in thousands):

Year	Expected benefit payments
2012	$283
2013	290
2014	285
2015	321
2016	348
Thereafter	1,933

        The Company has profit-sharing plans under Section 401(k) of the Internal Revenue Code covering substantially all U.S. employees and a Canadian Registered Retired Savings Plan covering all Canadian employees. Both plans allow employees to make contributions up to a specified percentage of their compensation. The Company makes discretionary partial matching contributions established annually by the Board of Directors. The Company expensed $3.9 million, $3.3 million, and $1.0 million for the years ended December 31, 2011, 2010, and 2009, respectively, related to the U.S. plan and $1.6 million and $1.3 million for the years ended December 31, 2011 and 2010, respectively, related to the Canadian plan.

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(14) COMMITMENTS AND CONTINGENCIES

Legal and Administrative Proceedings

        The Company's waste management services are regulated by federal, state, provincial and local laws enacted to regulate discharge of materials into the environment, remediation of contaminated soil and groundwater or otherwise protect the environment. This ongoing regulation results in the Company frequently becoming a party to legal or administrative proceedings involving all levels of governmental authorities and other interested parties. The issues involved in such proceedings generally relate to applications for permits and licenses by the Company and conformity with legal requirements, alleged violations of existing permits and licenses, or alleged responsibility arising under federal or state Superfund laws to remediate contamination at properties owned either by the Company or by other parties ("third party sites") to which either the Company or prior owners of certain of the Company's facilities shipped wastes.

        At December 31, 2011 and December 31, 2010, the Company had recorded reserves of $30.3 million and $29.7 million, respectively, in the Company's financial statements for actual or probable liabilities related to the legal and administrative proceedings in which the Company was then involved, the principal of which are described below. At December 31, 2011 and December 31, 2010, the Company also believed that it was reasonably possible that the amount of these potential liabilities could be as much as $2.7 million more and $2.8 million more, respectively. The Company periodically adjusts the aggregate amount of these reserves when these actual or probable liabilities are paid or otherwise discharged, new claims arise, or additional relevant information about existing or probable claims becomes available. As of December 31, 2011, the $30.3 million of reserves consisted of (i) $26.7 million related to pending legal or administrative proceedings, including Superfund liabilities, which were included in remedial liabilities on the consolidated balance sheets and (ii) $3.6 million primarily related to federal and state enforcement actions, which were included in accrued expenses on the consolidated balance sheets. The reasonably possible additional liability amounts resulting from the legal or administrative proceedings discussed below included $2.7 million related to remedial liabilities, and such $2.7 million was therefore included in the reasonably possible additional liability amounts in the tables under the column heading "Remedial Liabilities (Including Superfund Liabilities) for Non-Landfill Operations" in Note 8, "Remedial Liabilities."

        As of December 31, 2011, the principal legal and administrative proceedings in which the Company was involved, or which had been terminated during 2011, were as follows:

        Ville Mercier.    In September 2002, the Company acquired the stock of a subsidiary (the "Mercier Subsidiary") which owns a hazardous waste incinerator in Ville Mercier, Quebec (the "Mercier Facility"). The property adjacent to the Mercier Facility, which is also owned by the Mercier Subsidiary, is now contaminated as a result of actions dating back to 1968, when the Government of Quebec issued to a company unrelated to the Mercier Subsidiary two permits to dump organic liquids into lagoons on the property. By 1972, groundwater contamination had been identified, and the Quebec government provided an alternate water supply to the municipality of Ville Mercier.

        In 1999, Ville Mercier and three neighboring municipalities filed separate legal proceedings against the Mercier Subsidiary and the Government of Quebec. The lawsuits assert that the defendants are jointly and severally responsible for the contamination of groundwater in the region, which they claim caused each municipality to incur additional costs to supply drinking water for their citizens since the 1970's and early 1980's. The four municipalities claim a Canadian dollar ("CDN") total of $1.6 million

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) COMMITMENTS AND CONTINGENCIES (Continued)

as damages for additional costs to obtain drinking water supplies and seek an injunctive order to obligate the defendants to remediate the groundwater in the region. The Quebec Government also sued the Mercier Subsidiary to recover approximately $17.4 million (CDN) of alleged past costs for constructing and operating a treatment system and providing alternative drinking water supplies.

        On September 26, 2007, the Quebec Minister of Sustainable Development, Environment and Parks issued a Notice pursuant to Section 115.1 of the Environment Quality Act, superseding Notices issued in 1992, which are the subject of the pending litigation. The more recent Notice notifies the Mercier Subsidiary that, if the Mercier Subsidiary does not take certain remedial measures at the site, the Minister intends to undertake those measures at the site and claim direct and indirect costs related to such measures. The Mercier Subsidiary continues to assert that it has no responsibility for the groundwater contamination in the region and will contest any action by the Ministry to impose costs for remedial measures on the Mercier Subsidiary. The Company also continues to pursue settlement options. At December 31, 2011 and December 31, 2010, the Company had accrued $13.3 million and $13.5 million, respectively, for remedial liabilities relating to the Ville Mercier legal proceedings.

        CH El Dorado.    In August 2006, the Company purchased all of the outstanding membership interests in Teris LLC ("Teris") and changed the name of Teris to Clean Harbors El Dorado, LLC ("CH El Dorado"). At the time of the acquisition, Teris was, and CH El Dorado now is, involved in certain legal proceedings arising from a fire on January 2, 2005, at the incineration facility owned and operated by Teris in El Dorado, Arkansas.

        CH El Dorado is defending vigorously the claims asserted against Teris in those proceedings, and the Company believes that the resolution of those proceedings related to the fire will not have a material effect on the Company's financial position, results of operations or cash flows. In addition to CH El Dorado's defenses to the lawsuits, the Company will be entitled to rely upon an indemnification from the seller of the membership interests in Teris which is contained in the purchase agreement for those interests. Under that agreement, the seller agreed to indemnify (without any deductible amount) the Company against any damages which the Company might suffer as a result of the lawsuits to the extent that such damages are not fully covered by insurance or the reserves which Teris had established on its books prior to the acquisition. The seller's parent also guaranteed the indemnification obligation of the seller to the Company.

        Deer Trail, Colorado Facility.    Since April 5, 2006, the Company has been involved in various legal proceedings which have arisen as a result of the issuance by the Colorado Department of Public Health and Environment ("CDPHE") of a radioactive materials license ("RAD License") to a Company subsidiary, Clean Harbors Deer Trail, LLC ("CHDT") to accept certain low level radioactive materials known as "NORM/TENORM" wastes for disposal. Adams County, the county where the CHDT facility is located, filed two suits against the CDPHE in Colorado effectively seeking to invalidate the license. The two suits filed in 2006 were both dismissed and those dismissals were upheld by the Colorado Court of Appeals. Adams County appealed those rulings to the Colorado Supreme Court which ruled on October 13, 2009 on the procedural issue that the County did have standing to challenge the license in district court and remanded the case back to that court for further proceedings. Adams County filed a third suit directly against CHDT in 2007 again attempting to invalidate the license. That suit was dismissed on November 14, 2008, and Adams County has now appealed that dismissal to the Colorado Court of Appeals. The Company continues to believe that the grounds asserted by the County are factually and legally baseless and has contested the appeal vigorously. On December 16, 2011, the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) COMMITMENTS AND CONTINGENCIES (Continued)

parties to the lawsuits detailed above reached an Agreement in Principle ("AIP") to resolve all outstanding disputes. The AIP requires additional approvals by County and State authorities before a final settlement and dismissal of the lawsuits can be finalized. The Company has not recorded any liability for this matter on the basis that such liability is currently neither probable nor estimable.

Superfund Proceedings

        The Company has been notified that either the Company or the prior owners of certain of the Company's facilities for which the Company may have certain indemnification obligations have been identified as potentially responsible parties ("PRPs") or potential PRPs in connection with 65 sites which are subject to or are proposed to become subject to proceedings under federal or state Superfund laws. Of the 65 sites, two involve facilities that are now owned by the Company and 63 involve third party sites to which either the Company or the prior owners shipped wastes. In connection with each site, the Company has estimated the extent, if any, to which it may be subject, either directly or as a result of any such indemnification provisions, for cleanup and remediation costs, related legal and consulting costs associated with PRP investigations, settlements, and related legal and administrative proceedings. The amount of such actual and potential liability is inherently difficult to estimate because of, among other relevant factors, uncertainties as to the legal liability (if any) of the Company or the prior owners of certain of the Company's facilities to contribute a portion of the cleanup costs, the assumptions that must be made in calculating the estimated cost and timing of remediation, the identification of other PRPs and their respective capability and obligation to contribute to remediation efforts, and the existence and legal standing of indemnification agreements (if any) with prior owners, which may either benefit the Company or subject the Company to potential indemnification obligations.

        The Company's potential liability for cleanup costs at the two facilities now owned by the Company and at 35 (the "Listed Third Party Sites") of the 63 third party sites arose out of the Company's 2002 acquisition of substantially all of the assets (the "CSD assets") of the Chemical Services Division of Safety-Kleen Corp. As part of the purchase price for the CSD assets, the Company became liable as the owner of these two facilities and also agreed to indemnify the prior owners of the CSD assets against their share of certain cleanup costs for the Listed Third Party Sites payable to governmental entities under federal or state Superfund laws. Of the 35 Listed Third Party Sites, ten are currently requiring expenditures on remediation, ten are now settled, and 15 are not currently requiring expenditures on remediation. The status of the two facilities owned by the Company (the Wichita Property and the BR Facility) and one of the Listed Third Party Sites (Casmalia site) are further described below. There are also two third party sites at which the Company has been named a PRP as a result of its acquisition of the CSD assets but disputes that it has any cleanup or related liabilities: one such site (the Marine Shale site) is described below. The Company views any liabilities associated with the Marine Shale site and the other two sites as excluded liabilities under the terms of the CSD asset acquisition, but the Company is working with the United States Environmental Protection Agency (the "EPA") on a potential settlement. In addition to the CSD related Superfund sites, there are certain of the other third party sites which are not related to the Company's acquisition of the CSD assets, and certain notifications which the Company has received about other third party sites.

        Wichita Property.    The Company acquired in 2002 as part of the CSD assets a service center located in Wichita, Kansas (the "Wichita Property"). The Wichita Property is one of several properties

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) COMMITMENTS AND CONTINGENCIES (Continued)

located within the boundaries of a 1,400 acre state-designated Superfund site in an old industrial section of Wichita known as the North Industrial Corridor Site. Along with numerous other PRPs, the former owner executed a consent decree relating to such site with the EPA, and the Company is continuing its ongoing remediation program for the Wichita Property in accordance with that consent decree. The Company also acquired rights under an indemnification agreement between the former owner and an earlier owner of the Wichita Property, which the Company anticipates but cannot guarantee will be available to reimburse certain such cleanup costs.

        BR Facility.    The Company acquired in 2002 as part of the CSD assets a former hazardous waste incinerator and landfill in Baton Rouge (the "BR Facility"), for which operations had been previously discontinued by the prior owner. In September 2007, the EPA issued a special notice letter to the Company related to the Devil's Swamp Lake Site ("Devil's Swamp") in East Baton Rouge Parish, Louisiana. Devil's Swamp includes a lake located downstream of an outfall ditch where wastewater and stormwater have been discharged, and Devil's Swamp is proposed to be included on the National Priorities List due to the presence of Contaminants of Concern ("COC") cited by the EPA. These COCs include substances of the kind found in wastewater and storm water discharged from the BR Facility in past operations. The EPA originally requested COC generators to submit a good faith offer to conduct a remedial investigation feasibility study directed towards the eventual remediation of the site. The Company is currently performing corrective actions at the BR Facility under an order issued by the Louisiana Department of Environmental Quality (the "LDEQ"), and has begun conducting the remedial investigation and feasibility study under an order issued by the EPA. The Company cannot presently estimate the potential additional liability for the Devil's Swamp cleanup until a final remedy is selected by the EPA.

        Casmalia Site.    At one of the 35 Listed Third Party Sites, the Casmalia Resources Hazardous Waste Management Facility (the "Casmalia site") in Santa Barbara County, California, the Company received from the EPA a request for information in May 2007. In that request, the EPA is seeking information about the extent to which, if at all, the prior owner transported or arranged for disposal of waste at the Casmalia site. The Company has not recorded any liability for this 2007 notice on the basis that such transporter or arranger liability is currently neither probable nor estimable.

        Marine Shale Site.    Prior to 1996, Marine Shale Processors, Inc. ("Marine Shale") operated a kiln in Amelia, Louisiana which incinerated waste producing a vitrified aggregate as a by-product. Marine Shale contended that its operation recycled waste into a useful product, i.e., vitrified aggregate, and therefore was exempt from regulation under the RCRA and permitting requirements as a hazardous waste incinerator under applicable federal and state environmental laws. The EPA contended that Marine Shale was a "sham-recycler" subject to the regulation and permitting requirements as a hazardous waste incinerator under RCRA, that its vitrified aggregate by-product was a hazardous waste, and that Marine Shale's continued operation without required permits was illegal. Litigation between the EPA and Marine Shale began in 1990 and continued until July 1996, when the U.S. Fifth Circuit Court of Appeals ordered Marine Shale to shut down its operations.

        On May 11, 2007, the EPA and the LDEQ issued a special notice to the Company and other PRPs, seeking a good faith offer to address site remediation at the former Marine Shale facility. Certain of the former owners of the CSD assets were major customers of Marine Shale, but the Marine Shale site was not included as a Listed Third Party Site in connection with the Company's acquisition of the CSD assets and the Company was never a customer of Marine Shale. Although the Company

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) COMMITMENTS AND CONTINGENCIES (Continued)

believes that it is not liable (either directly or under any indemnification obligation) for cleanup costs at the Marine Shale site, the Company elected to join with other parties which had been notified that are potentially PRPs in connection with Marine Shale site to form a group (the "Site Group") to retain common counsel and participate in further negotiations with the EPA and the LDEQ directed towards the eventual remediation of the Marine Shale site. The Site Group made a good faith settlement offer to the EPA on November 29, 2007, and negotiations among the EPA, the LDEQ and the Site Group with respect to the Marine Shale site are ongoing. At December 31, 2011 and December 31, 2010, the amount of the Company's reserves relating to the Marine Shale site was $3.8 million.

        Certain Other Third Party Sites.    At 14 of the 63 third party sites, the Company has an indemnification agreement with ChemWaste, a former subsidiary of Waste Management, Inc. and the prior owner. The agreement indemnifies the Company with respect to any liability at the 14 sites for waste disposed prior to the Company's acquisition of the sites. Accordingly, Waste Management is paying all costs of defending those subsidiaries in those 14 cases, including legal fees and settlement costs. However, there can be no guarantee that the Company's ultimate liabilities for these sites will not exceed the amount recorded or that indemnities applicable to any of these sites will be available to pay all or a portion of related costs. The Company does not have an indemnity agreement with respect to any of the other remaining 63 third party sites not discussed above. However, the Company believes that its additional potential liability, if any, to contribute to the cleanup of such remaining sites will not, in the aggregate, exceed $100,000.

        Other Notifications.    Between September 2004 and May 2006, the Company also received notices from certain of the prior owners of the CSD assets seeking indemnification from the Company at five third party sites which are not included in the third party sites described above that have been designated as Superfund sites or potential Superfund sites and for which those prior owners have been identified as PRPs or potential PRPs. The Company has responded to such letters asserting that the Company has no obligation to indemnify those prior owners for any cleanup and related costs (if any) which they may incur in connection with these five sites. The Company intends to assist those prior owners by providing information that is now in the Company's possession with respect to those five sites and, if appropriate to participate in negotiations with the government agencies and PRP groups involved. The Company has also investigated the sites to determine the existence of potential liabilities independent from the liability of those former owners, and concluded that at this time the Company is not liable for any portion of the potential cleanup of the five sites and therefore has not established a reserve.

Federal, State and Provincial Enforcement Actions

        From time to time, the Company pays fines or penalties in regulatory proceedings relating primarily to waste treatment, storage or disposal facilities. As of December 31, 2011 and 2010, there were four proceedings for which the Company reasonably believed that the sanctions could equal or exceed $100,000. The Company believes that the fines or other penalties in these or any of the other regulatory proceedings will, individually or in the aggregate, not have a material effect on its financial condition, results of operations or cash flows.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) COMMITMENTS AND CONTINGENCIES (Continued)

Leases

        The Company leases facilities, service centers and personal property under certain operating leases. Some of these lease agreements contain an escalation clause for increased taxes and operating expenses and are renewable at the option of the Company. The Company also leases certain equipment under capital lease obligations, which consists primarily of rolling stock and laboratory equipment. Lease terms range from one to 20 years. The following is a summary of future minimum payments under capital and operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 2011 (in thousands):

Year	Total Capital Leases	Total Operating Leases
2012	$9,049	$29,123
2013	4,148	24,156
2014	2,343	17,803
2015	375	14,156
2016	—	11,134
Thereafter	—	31,236

Total minimum lease payments	15,915	$127,608

Less: imputed interest at interest rates ranging from 4.00% to 16.00%	1,230

Present value of future minimum lease payments	14,685
Less: current portion of capital lease obligations	8,310

Long-term capital lease obligations	$6,375

        During the years 2011, 2010 and 2009, rent expense including short-term rentals, was approximately $86.7 million, $71.7 million, and $53.6 million, respectively.

Other Contingencies

        In December 2010, the Company paid $10.5 million to acquire a minority interest in a privately-held company. Subsequent to the purchase of those securities but prior to December 31, 2010, the privately-held company exercised its irrevocable call right for those shares and tendered payment for a total of $10.5 million. The Company is disputing the fair value asserted by the privately-held company and believes that the shares had a fair value on the date of the exercise of the call right greater than the amount tendered. Due to the exercise of the irrevocable call right, the Company did not own those shares of that privately-held company as of December 31, 2010, and accordingly has recorded the $10.5 million in prepaid expenses and other current assets. The potential recovery of any additional amount depends upon several contested factors, and is considered a gain contingency and therefore has not been recorded in the Company's consolidated financial statements. At December 31, 2011, the Company still has $10.5 million recorded in prepaid expenses and other current assets.

        Under the Company's insurance programs, coverage is obtained for catastrophic exposures, as well as those risks required to be insured by law or contract. The Company's policy is to retain a significant portion of certain expected losses related primarily to workers' compensation, health insurance,

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) COMMITMENTS AND CONTINGENCIES (Continued)

comprehensive general, environmental impairment and vehicle liability. Provisions for losses expected under these programs are recorded based upon the Company's estimates of the aggregate liability for claims. The deductible per participant per year for the health insurance policy is $0.275 million. The deductible per occurrence for the workers' compensation, general liability and vehicle liability is $0.5 million. The retention per claim for the environmental impairment policy is $1.0 million. At December 31, 2011 and 2010, the Company had accrued $12.9 million and $12.1 million, respectively, for its self-insurance liabilities (exclusive of health insurance) using a risk-free discount rate of 0.69% and 1.24%, respectively. Actual expenditures in future periods can differ materially from accruals based on estimates.

        Anticipated payments at December 31, 2011 for each of the next five years and thereafter are as follows (in thousands):

Years ending December 31,
2012	$4,588
2013	2,806
2014	2,041
2015	1,252
2016	759
Thereafter	1,563

Undiscounted self-insurance liabilities	13,009
Less: Discount	142

Total self-insurance liabilities (included in accrued expenses)	$12,867

(15) SEGMENT REPORTING

        During the quarter ended March 31, 2011, the Company re-aligned its management reporting structure. Under the new structure, the Company's operations are managed in four reportable segments: Technical Services, Field Services, Industrial Services and Oil and Gas Field Services. The new segment, Oil and Gas Field Services, consists of the previous Exploration Services segment, as well as certain oil and gas related field services departments that were re-assigned from the Industrial Services segment. In addition, certain departments from the Field Services segment were re-assigned to the Industrial Services segment. During the quarter ended March 31, 2012, the Company further re-aligned certain departments among the segments to support management reporting changes. Accordingly, the Company re-aligned and re-allocated departmental costs being allocated among the segments to support these management reporting changes. The Company has recast the 2011, 2010 and 2009 segment information presented to conform to the current year segment presentation.

        Performance of the segments is evaluated on several factors, of which the primary financial measure is "Adjusted EBITDA," which consists of net income plus accretion of environmental liabilities, depreciation and amortization, net interest expense, and provision for income taxes. Also excluded are other income and income from discontinued operations, net of tax as these amounts are not considered part of usual business operations. Transactions between the segments are accounted for at the Company's estimate based on similar transactions with outside customers.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) SEGMENT REPORTING (Continued)

        The operations not managed through the Company's four operating segments are recorded as "Corporate Items." Corporate Items revenues consist of two different operations for which the revenues are insignificant. Corporate Items cost of revenues represents certain central services that are not allocated to the four operating segments for internal reporting purposes. Corporate Items selling, general and administrative expenses include typical corporate items such as legal, accounting and other items of a general corporate nature that are not allocated to the Company's four operating segments.

        The following table reconciles third party revenues to direct revenues for the years ended December 31, 2011, 2010 and 2009 (in thousands). Third party revenue is revenue billed to outside customers by a particular segment. Direct revenue is the revenue allocated to the segment performing the provided service. The Company analyzes results of operations based on direct revenues because the Company believes that these revenues and related expenses best reflect the manner in which operations are managed.

	For the Year Ended December 31, 2011
	Technical Services	Field Services(1)	Industrial Services	Oil and Gas Field Services	Corporate Items	Totals
Third party revenues	$858,954	$280,269	$479,376	$364,486	$1,051	$1,984,136
Intersegment revenues, net	26,420	(19,957)	(9,426)	4,704	(1,741)	—

Direct revenues	$885,374	$260,312	$469,950	$369,190	$(690)	$1,984,136

	For the Year Ended December 31, 2010
	Technical Services	Field Services(1)	Industrial Services(2)	Oil and Gas Field Services(2)	Corporate Items	Totals
Third party revenues	$730,404	$448,386	$370,569	$181,872	13	$1,731,244
Intersegment revenues, net	32,941	(33,600)	(8,310)	10,822	(1,853)	—

Direct revenues	$763,345	$414,786	$362,259	$192,694	$(1,840)	$1,731,244

	For the Year Ended December 31, 2009
	Technical Services	Field Services	Industrial Services	Oil and Gas Field Services	Corporate Items	Totals
Third party revenues	$674,882	$173,561	$156,963	$68,510	$304	$1,074,220
Intersegment revenues, net	38,571	(28,988)	(9,493)	1,926	(2,016)	—

Direct revenues	$713,453	$144,573	$147,470	$70,436	$(1,712)	$1,074,220

(1)
During the year ended December 31, 2011, third party revenues for the Field Services segment included revenues associated with the oil spill response efforts in Montana of $43.6 million. During the year ended December 31, 2010, third party revenues for the Field Services segment included revenues associated with the oil spill response efforts in the Gulf of Mexico and Michigan of $253.0 million.

(2)
The year-over-year revenue growth from 2009 to 2010 was primarily due to a full year of operations of Eveready, which the Company acquired in July 2009.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) SEGMENT REPORTING (Continued)

        The following table presents information used by management by reported segment (in thousands). The Company does not allocate interest expense, income taxes, depreciation, amortization, accretion of environmental liabilities, other (income) expense, and loss on early extinguishment of debt to segments.

	For the Year Ended December 31,
	2011	2010	2009
Adjusted EBITDA:
Technical Services	$235,674	$190,559	$186,037
Field Services	39,152	103,565	10,762
Industrial Services	103,535	76,573	25,156
Oil and Gas Field Services	76,383	30,857	1,419
Corporate Items	(104,736)	(86,862)	(65,794)

Total	350,008	314,692	157,580

Reconciliation to Consolidated Statements of Income:
Accretion of environmental liabilities	9,680	10,307	10,617
Depreciation and amortization	122,663	92,473	64,898

Income from operations	217,665	211,912	82,065
Other income	(6,402)	(2,795)	(259)
Loss on early extinguishment of debt	—	2,294	4,853
Interest expense, net of interest income	39,389	27,936	15,999

Income from continuing operations before provision for income taxes	$184,678	$184,477	$61,472

Revenue, property, plant and equipment and intangible assets outside of the United States

        For the year ended December 31, 2011, the Company generated $1,149.4 million or 57.9% of revenues in the United States and Puerto Rico, $833.6 million or 42% of revenues in Canada, and less than 1.0% of revenues in other international locations. For the year ended December 31, 2010, the Company generated $1,144.1 million or 66.1% of revenues in the United States and Puerto Rico, $586.4 million or 33.9% of revenues in Canada, and less than 1.0% of revenues in other international locations. For the year ended December 31, 2009, the Company generated $787.9 million or 73.3% of revenues in the United States and Puerto Rico, $285.7 million or 26.6% of revenues in Canada, and less than 1.0% of revenues in Mexico.

        As of December 31, 2011, the Company had property, plant and equipment, net of depreciation and amortization of $903.9 million, and permits and other intangible assets of $139.6 million. Of these totals, $509.6 million or 56.4% of property, plant and equipment and $74.9 million or 53.7% of permits and other intangible assets were in Canada, with the balance being in the United States and Puerto Rico (except for insignificant assets in other foreign countries). As of December 31, 2010, the Company had property, plant and equipment, net of depreciation and amortization of $655.4 million, and permits and other intangible assets of $114.4 million. Of these totals, $351.7 million or 53.7% of property, plant and equipment and $62.5 million or 54.6% of permits and other intangible assets were in Canada, with

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) SEGMENT REPORTING (Continued)

the balance being in the United States and Puerto Rico (except for insignificant assets in other foreign countries).

        The following table presents assets by reported segment and in the aggregate (in thousands).

	December 31, 2011	December 31, 2010
Property, plant and equipment, net
Technical Services	$308,118	$270,632
Field Services	30,296	24,427
Industrial Services	254,469	190,412
Oil and Gas Field Services	267,987	138,447
Corporate Items	43,077	31,476

Total property, plant and equipment, net	$903,947	$655,394

Intangible assets:
Technical Services
Goodwill	$44,410	$34,305
Permits and other intangibles, net	81,605	69,580

Total Technical Services	126,015	103,885

Field Services
Goodwill	2,232	2,232
Permits and other intangibles, net	1,204	1,362

Total Field Services	3,436	3,594

Industrial Services
Goodwill	45,444	13,964
Permits and other intangibles, net	19,701	17,170

Total Industrial Services	65,145	31,134

Oil and Gas Field Services
Goodwill	30,306	9,751
Permits and other intangibles, net	37,134	26,288

Total Oil and Gas Field Services	67,440	36,039

Total	$262,036	$174,652

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) SEGMENT REPORTING (Continued)

        The following table presents the total assets by reported segment (in thousands).

	December 31, 2011	December 31, 2010
Technical Services	$604,904	$542,552
Field Services	37,850	21,534
Industrial Services	345,202	234,487
Oil and Gas Field Services	429,938	255,917
Corporate Items	667,909	547,985

Total	$2,085,803	$1,602,475

        The following table presents the total assets by geographical area (in thousands).

	December 31, 2011	December 31, 2010
United States	$1,119,491	$933,550
Canada	961,936	664,534
Other foreign	4,376	4,391

Total	$2,085,803	$1,602,475

(16) QUARTERLY DATA (UNAUDITED)

2011	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands except per share amounts)
Revenues	$434,962	$447,235	$556,053	$545,886
Cost of revenues(1)	312,577	307,754	386,518	373,142
Gross profit	122,385	139,481	169,535	172,744
Income from operations	39,742	51,884	66,792	59,247
Other income	2,899	2,868	164	471
Net income	22,730	29,156	37,133	38,233
Basic income per share	0.43	0.55	0.70	0.72
Diluted income per share	0.43	0.55	0.70	0.72

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(16) QUARTERLY DATA (UNAUDITED) (Continued)

2010	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands except per share amounts)
Revenues	$354,896	$471,639	$487,651	$417,058
Cost of revenues(1)	260,417	324,280	335,273	290,770
Gross profit	94,479	147,359	152,378	126,288
Income from operations	23,619	71,923	73,372	42,998
Other income (expense)	446	2,708	(669)	310
Income from discontinued operations, net of tax	382	2,412	—	—
Net income	10,430	57,929	38,827	23,329
Basic income per share	0.20	1.10	0.74	0.44
Diluted income per share	0.20	1.10	0.73	0.44

(1)
Items shown separately on the statements of income consist of (i) accretion of environmental liabilities and (ii) depreciation and amortization.

        Earnings per share are computed independently for each of the quarters presented. Accordingly, the 2011 and 2010 quarterly basic and diluted earnings per share do not equal the total computed for the year.

(17) GUARANTOR AND NON-GUARANTOR SUBSIDIARIES

        As of December 31, 2010, the Company had outstanding $270.0 million aggregate principal amount of 7.625% senior secured notes due 2016 issued by the parent company, Clean Harbors, Inc., and on March 24, 2011, the parent company issued an additional $250.0 million aggregate principal amount of such notes. The combined $520.0 million of the parent's senior secured notes outstanding at December 31, 2011 is guaranteed by substantially all of the parent's subsidiaries organized in the United States. Each guarantor is a 100% owned subsidiary of the Company and its guarantee is both full and unconditional and joint and several. The parent's notes are not guaranteed by the Company's Canadian or other foreign subsidiaries. The following presents supplemental condensed consolidating financial information for the parent company, the guarantor subsidiaries and the non-guarantor subsidiaries, respectively.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(17) GUARANTOR AND NON-GUARANTOR SUBSIDIARIES (Continued)

        Following is the condensed consolidating balance sheet at December 31, 2011 (in thousands):

	Clean Harbors, Inc.	U.S. Guarantor Subsidiaries	Foreign Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
Assets:
Cash and cash equivalents	$91,581	$128,071	$41,071	$—	$260,723
Intercompany receivables	319,444	—	126,823	(446,267)	—
Other current assets	43,687	324,607	262,851	—	631,145
Property, plant and equipment, net	—	392,566	511,381	—	903,947
Investments in subsidiaries	1,064,966	421,648	91,654	(1,578,268)	—
Intercompany debt receivable	—	472,929	3,701	(476,630)	—
Other long-term assets	13,228	111,104	165,656	—	289,988

Total assets	$1,532,906	$1,850,925	$1,203,137	$(2,501,165)	$2,085,803

Liabilities and Stockholders' Equity:
Current liabilities	$15,612	$220,968	$145,162	$—	$381,742
Intercompany payables	—	446,267	—	(446,267)	—
Closure, post-closure and remedial liabilities, net	—	133,773	21,369	—	155,142
Long-term obligations	524,203	—	—	—	524,203
Capital lease obligations, net	—	475	5,900	—	6,375
Intercompany debt payable	3,701	—	472,929	(476,630)	—
Other long-term liabilities	88,403	7,588	21,363	—	117,354

Total liabilities	631,919	809,071	666,723	(922,897)	1,184,816
Stockholders' equity	900,987	1,041,854	536,414	(1,578,268)	900,987

Total liabilities and stockholders' equity	$1,532,906	$1,850,925	$1,203,137	$(2,501,165)	$2,085,803

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(17) GUARANTOR AND NON-GUARANTOR SUBSIDIARIES (Continued)

        Following is the condensed consolidating balance sheet at December 31, 2010 (in thousands):

	Clean Harbors, Inc.	U.S. Guarantor Subsidiaries	Foreign Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
Assets:
Cash and cash equivalents	$100,476	$124,582	$77,152	$—	$302,210
Intercompany receivables	371,559	—	—	(371,559)	—
Other current assets	15,521	279,895	154,911	—	450,327
Property, plant and equipment, net	—	302,028	353,366	—	655,394
Investments in subsidiaries	628,723	259,294	91,654	(979,671)	—
Intercompany debt receivable	—	368,804	3,701	(372,505)	—
Other long-term assets	7,768	87,888	98,888	—	194,544

Total assets	$1,124,047	$1,422,491	$779,672	$(1,723,735)	$1,602,475

Liabilities and Stockholders' Equity:
Current liabilities	$13,935	$201,384	$90,965	$—	$306,284
Intercompany payables	—	222,750	148,809	(371,559)	—
Closure, post-closure and remedial liabilities, net	—	141,280	20,494	—	161,774
Long-term obligations	264,007	—	—	—	264,007
Capital lease obligations, net	—	249	6,590	—	6,839
Intercompany debt payable	3,701	—	368,804	(372,505)	—
Other long-term liabilities	61,577	2,531	18,636	—	82,744

Total liabilities	343,220	568,194	654,298	(744,064)	821,648
Stockholders' equity	780,827	854,297	125,374	(979,671)	780,827

Total liabilities and stockholders' equity	$1,124,047	$1,422,491	$779,672	$(1,723,735)	$1,602,475

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(17) GUARANTOR AND NON-GUARANTOR SUBSIDIARIES (Continued)

        Following is the consolidating statement of income for the year ended December 31, 2011 (in thousands):

	Clean Harbors, Inc.	U.S. Guarantor Subsidiaries	Foreign Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
Revenues	$—	$1,141,935	$870,043	$(27,842)	$1,984,136
Cost of revenues (exclusive of items shown separately below)	—	786,771	621,062	(27,842)	1,379,991
Selling, general and administrative expenses	100	165,882	88,155	—	254,137
Accretion of environmental liabilities	—	8,442	1,238	—	9,680
Depreciation and amortization	—	58,328	64,335	—	122,663

Income from operations	(100)	122,512	95,253	—	217,665
Other income (expense)	—	3,864	2,538	—	6,402
Interest (expense) income	(38,755)	18	(652)	—	(39,389)
Equity in earnings of subsidiaries	174,029	84,789	—	(258,818)	—
Intercompany dividend income (expense)	10,186	—	13,832	(24,018)	—
Intercompany interest income (expense)	—	37,870	(37,870)	—	—

Income from continuing operations before provision for income taxes	145,360	249,053	73,101	(282,836)	184,678
Provision for income taxes	18,108	29,341	9,977	—	57,426

Net Income	$127,252	$219,712	$63,124	$(282,836)	$127,252

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(17) GUARANTOR AND NON-GUARANTOR SUBSIDIARIES (Continued)

        Following is the consolidating statement of income for the year ended December 31, 2010 (in thousands):

	Clean Harbors, Inc.	U.S. Guarantor Subsidiaries	Foreign Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
Revenues	$—	$1,136,249	$612,059	$(17,064)	$1,731,244
Cost of revenues (exclusive of items shown separately below)	—	777,607	450,197	(17,064)	1,210,740
Selling, general and administrative expenses	100	141,746	63,966	—	205,812
Accretion of environmental liabilities	—	9,181	1,126	—	10,307
Depreciation and amortization	—	49,005	43,468	—	92,473

Income from operations	(100)	158,710	53,302	—	211,912
Other income	—	489	2,306	—	2,795
Loss on early extinguishment of debt	(2,294)	—	—	—	(2,294)
Interest (expense) income	(28,037)	226	(125)	—	(27,936)
Equity in earnings of subsidiaries	186,377	49,869	—	(236,246)	—
Intercompany dividend income (expense)	—	—	13,282	(13,282)	—
Intercompany interest income (expense)	—	32,910	(32,910)	—	—

Income from continuing operations before provision for income taxes	155,946	242,204	35,855	(249,528)	184,477
Provision for income taxes	25,431	37,754	(6,429)	—	56,756

Income from continuing operations	130,515	204,450	42,284	(249,528)	127,721
Income from discontinued operations, net of tax	—	—	2,794	—	2,794

Net income	$130,515	$204,450	$45,078	$(249,528)	$130,515

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(17) GUARANTOR AND NON-GUARANTOR SUBSIDIARIES (Continued)

        Following is the consolidating statement of income for the year ended December 31, 2009 (in thousands):

	Clean Harbors, Inc.	U.S. Guarantor Subsidiaries	Foreign Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
Revenues	$—	$780,495	$285,246	$8,479	$1,074,220
Cost of revenues (exclusive of items shown separately below)	—	547,103	197,901	8,479	753,483
Selling, general and administrative expenses	145	121,780	41,232	—	163,157
Accretion of environmental liabilities	—	9,610	1,007	—	10,617
Depreciation and amortization	—	45,573	19,325	—	64,898

Income from operations	(145)	56,429	25,781	—	82,065
Other income	—	125	134	—	259
Loss on early extinguishment of debt	(2,538)	—	(2,315)	—	(4,853)
Interest expense	(14,340)	(861)	(798)	—	(15,999)
Equity in earnings of subsidiaries	74,367	29,403	—	(103,770)	—
Intercompany dividend income (expense)	—	—	12,038	(12,038)	—
Intercompany interest income (expense)	—	19,478	(19,478)	—	—

Income from continuing operations before provision for income taxes	57,344	104,574	15,362	(115,808)	61,472
Provision for income taxes	20,658	802	4,765	—	26,225

Income from continuing operations	36,686	103,772	10,597	(115,808)	35,247
Income from discontinued operations, net of tax	—	—	1,439	—	1,439

Net income	$36,686	$103,772	$12,036	$(115,808)	$36,686

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(17) GUARANTOR AND NON-GUARANTOR SUBSIDIARIES (Continued)

        Following is the consolidating statement of comprehensive income for the year ended December 31, 2011 (in thousands):

	Clean Harbors, Inc.	U.S. Guarantor Subsidiaries	Foreign Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
Net income	$127,252	$219,712	$63,124	$(282,836)	$127,252
Other comprehensive income:
Unrealized gains (losses) on available-for-sale securities (net of taxes)	686	686	528	(1,214)	686
Reclassification adjustment for gains on available-for-sale securities included in net income (net of taxes of $379)	(1,493)	(1,493)	(1,493)	2,986	(1,493)
Unfunded pension liability (net of taxes $58)	(335)	(335)	(335)	670	(335)
Foreign currency translation adjustments	(18,264)	(18,264)	(7,081)	25,345	(18,264)

Other comprehensive loss	(19,406)	(19,406)	(8,381)	27,787	(19,406)

Comprehensive income	$107,846	$200,306	$54,743	$(255,049)	$107,846

        Following is the consolidating statement of comprehensive income for the year ended December 31, 2010 (in thousands):

	Clean Harbors, Inc.	U.S. Guarantor Subsidiaries	Foreign Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
Net income	$130,515	$204,450	$45,078	$(249,528)	$130,515
Other comprehensive income:
Unrealized gains (losses) on available-for-sale securities (net of taxes)	(551)	(551)	(715)	1,266	(551)
Unfunded pension liability (net of taxes $24)	(55)	(55)	(55)	110	(55)
Foreign currency translation adjustments	24,536	24,536	7,014	(31,550)	24,536

Other comprehensive income	23,930	23,930	6,244	(30,174)	23,930

Comprehensive income	$154,445	$228,380	$51,322	$(279,702)	$154,445

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(17) GUARANTOR AND NON-GUARANTOR SUBSIDIARIES (Continued)

        Following is the consolidating statement of comprehensive income for the year ended December 31, 2009 (in thousands):

	Clean Harbors, Inc.	U.S. Guarantor Subsidiaries	Foreign Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
Net income	$36,686	$103,772	$12,036	$(115,808)	$36,686
Other comprehensive income:
Unrealized gains (losses) on available-for-sale securities (net of taxes)	1,726	1,726	1,546	(3,272)	1,726
Unfunded pension liability (net of taxes $254)	532	532	532	(1,064)	532
Foreign currency translation adjustments	25,259	25,259	1,202	(26,461)	25,259

Other comprehensive income	27,517	27,517	3,280	(30,797)	27,517

Comprehensive income	$64,203	$131,289	$15,316	$(146,605)	$64,203

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(17) GUARANTOR AND NON-GUARANTOR SUBSIDIARIES (Continued)

        Following is the condensed consolidating statement of cash flows for the year ended December 31, 2011 (in thousands):

	Clean Harbors, Inc.	U.S. Guarantor Subsidiaries	Foreign Non-Guarantor Subsidiaries	Total
Net cash from operating activities	$(17,428)	$90,015	$106,944	$179,531
Cash flows from investing activities:
Additions to property, plant and equipment	—	(92,531)	(55,982)	(148,513)
Acquisitions, net of cash acquired	—	(50,166)	(286,794)	(336,960)
Additions to intangible assets, including costs to obtain or renew permits	—	(465)	(2,462)	(2,927)
Proceeds from sales of fixed assets and assets held for sale	—	657	6,137	6,794
Proceeds from sales of marketable securities	—	—	425	425
Proceeds from sale of long-term investments	—	1,000	—	1,000
Investment in subsidiaries	(258,597)	178,884	79,713	—

Net cash from investing activities	(258,597)	37,379	(258,963)	(480,181)

Cash flows from financing activities:
Change in uncashed checks	—	6,558	3,264	9,822
Proceeds from exercise of stock options	1,350	—	—	1,350
Proceeds from employee stock purchase plan	3,516	—	—	3,516
Remittance of shares, net	(4,061)	—	—	(4,061)
Excess tax benefit of stock-based compensation	3,352	—	—	3,352
Deferred financing costs paid	(8,463)	—	—	(8,463)
Payments on capital leases	—	(820)	(7,017)	(7,837)
Distribution of cash earned on employee participation plan	—	—	(189)	(189)
Issuance of senior secured notes, including premium	261,250			261,250
Dividends (paid)/received	10,186	(24,306)	14,120	—
Interest (payments) / received	—	35,088	(35,088)	—
Intercompany debt	—	(140,425)	140,425	—

Net cash from financing activities	267,130	(123,905)	115,515	258,740

Effect of exchange rate change on cash	—	—	423	423

(Decrease) Increase in cash and cash equivalents	(8,895)	3,489	(36,081)	(41,487)
Cash and cash equivalents, beginning of year	100,476	124,582	77,152	302,210

Cash and cash equivalents, end of year	$91,581	$128,071	$41,071	$260,723

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(17) GUARANTOR AND NON-GUARANTOR SUBSIDIARIES (Continued)

        Following is the condensed consolidating statement of cash flows for the year ended December 31, 2010 (in thousands):

	Clean Harbors, Inc.	U.S. Guarantor Subsidiaries	Foreign Non-Guarantor Subsidiaries	Total
Net cash from operating activities	$(4,666)	$125,974	$102,800	$224,108
Cash flows from investing activities:
Additions to property, plant and equipment	—	(55,814)	(60,636)	(116,450)
Acquisitions, net of cash acquired	—	(14,646)	—	(14,646)
Additions to intangible assets, including costs to obtain or renew permits	—	(1,534)	(2,670)	(4,204)
Purchase of marketable securities	—	—	(2,127)	(2,127)
Purchase of investment securities	(10,506)	—	—	(10,506)
Proceeds from sales of fixed assets and assets held for sale	—	1,018	15,035	16,053
Proceeds from sales of marketable securities	—	—	3,557	3,557
Proceeds from sale of long-term investments	—	1,300	—	1,300
Proceeds from insurance settlement	—	—	1,336	1,336
Investment in subsidiaries	(236,700)	236,700	—	—

Net cash from investing activities	(247,206)	167,024	(45,505)	(125,687)

Cash flows from financing activities:
Change in uncashed checks	—	(995)	(271)	(1,266)
Proceeds from exercise of stock options	862	—	—	862
Proceeds from employee stock purchase plan	2,449	—	—	2,449
Remittance of shares, net	(399)	—	—	(399)
Excess tax benefit of stock-based compensation	1,751	—	—	1,751
Deferred financing costs paid	(353)	—	—	(353)
Payments of capital leases	—	(492)	(4,634)	(5,126)
Principle payment on debt	(30,000)	—	—	(30,000)
Distribution of cash earned on employee participation plan	—	—	(148)	(148)
Interest (payments) / received	—	19,363	(19,363)	—
Intercompany debt	236,700	(236,700)	—	—

Net cash from financing activities	211,010	(218,824)	(24,416)	(32,230)

Effect of exchange rate change on cash	—	—	2,473	2,473

(Decrease) Increase in cash and cash equivalents	(40,862)	74,174	35,352	68,664
Cash and cash equivalents, beginning of year	141,338	50,408	41,800	233,546

Cash and cash equivalents, end of year	$100,476	$124,582	$77,152	$302,210

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(17) GUARANTOR AND NON-GUARANTOR SUBSIDIARIES (Continued)

        Following is the condensed consolidating statement of cash flows for the year ended December 31, 2009 (in thousands):

	Clean Harbors, Inc.	U.S. Guarantor Subsidiaries	Foreign Non-Guarantor Subsidiaries	Total
Net cash from operating activities	$33,494	$33,952	$25,824	$93,270

Cash flows from investing activities:
Additions to property, plant and equipment	—	(49,628)	(12,616)	(62,244)
Acquisitions, net of cash acquired	(402)	—	(54,074)	(54,476)
Sales of marketable securities	—	—	105	105
Proceeds from sales of fixed assets	—	298	154	452
Investment in subsidiaries	(378,520)	237,442	141,078	—
Costs to obtain or renew permits	—	(896)	(1,332)	(2,228)

Net cash from investing activities	(378,922)	187,216	73,315	(118,391)

Cash flows from financing activities:
Change in uncashed checks	—	565	3,469	4,034
Proceeds from exercise of stock options	430	—	—	430
Remittance of shares, net	(415)	—	—	(415)
Excess tax benefit from stock-based compensation	481	—	—	481
Proceeds from employee stock purchase plan	2,315	—	—	2,315
Deferred financing costs paid	(10,473)	—	—	(10,473)
Payments on capital leases	—	(384)	(734)	(1,118)
Payment on acquired debt	—	—	(230,745)	(230,745)
Principal payments on debt	(53,032)	—	—	(53,032)
Issuance of senior secured notes, net	292,107	—	—	292,107
Intercompany debt	(222,040)	—	222,040	—
Intercompany financing	118,800	(402)	(118,398)	—
Dividends (paid)/ received	236,699	(260,701)	24,002	—
Interest (payments) / received	—	22,228	(22,228)	—

Net cash from financing activities	364,872	(238,694)	(122,594)	3,584

Effect of exchange rate change on cash	—	—	5,559	5,559

Increase (decrease) in cash and cash equivalents	19,444	(17,526)	(17,896)	(15,978)
Cash and cash equivalents, beginning of year	121,894	67,934	59,696	249,524

Cash and cash equivalents, end of year	$141,338	$50,408	$41,800	$233,546

 CLEAN HARBORS, INC. AND SUBSIDIARIES

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

For the Three Years Ended December 31, 2011

(in thousands)

Allowance for Doubtful Accounts	Balance Beginning of Period	Additions Charged to Operating Expense	Deductions from Reserves(a)	Balance End of Period
2009	$1,005	$1,006	$1,179	$832
2010	$832	$1,245	$(7)	$2,084
2011	$2,084	$759	$1,013	$1,830

(a)
Amounts deemed uncollectible, net of recoveries.

Sales Allowance(b)	Balance Beginning of Period	Additions Charged to Revenue	Deductions from Reserves	Balance End of Period
2009	$5,718	$12,559	$10,854	$7,423
2010	$7,423	$29,497	$15,300	$21,620
2011	$21,620	$13,846	$24,613	$10,853

(b)
Due to the nature of the Company's business and the complex invoices that result from the services provided, customers may withhold payments and attempt to renegotiate amounts invoiced. In addition, for some of the services provided, the Company's invoices are based on quotes that can either generate credits or debits when the actual revenue amount is known. Based on industry knowledge and historical trends, the Company records a revenue allowance accordingly. This practice causes the volume of activity flowing through the revenue allowance during the year to be higher than the balance at the end of the year. Increases in overall sales volumes and the expansion of the customer base in recent years have also increased the volume of additions and deductions to the allowance during the year, as well as increased the amount of the allowance at the end of the year.

        The revenue allowance is intended to cover the net amount of revenue adjustments that may need to be credited to customers' accounts in future periods. Management determines the appropriate total revenue allowance by evaluating the following factors on a customer-by-customer basis as well as on a consolidated level: historical collection trends, age of outstanding receivables, existing economic conditions and other information as deemed applicable. Revenue allowance estimates can differ materially from the actual adjustments, but historically the revenue allowance has been sufficient to cover the net amount of the reserve adjustments issued in subsequent reporting periods.

Valuation Allowance on Deferred Tax Assets	Balance Beginning of Period	Additions (Deductions) Charged to (from) Income Tax Expense	Other Changes to Reserves	Balance End of Period
2009	$10,811	$(719)	$1,150	$11,242
2010	$11,242	$1,677	$—	$12,919
2011	$12,919	$(1,593)	$147	$11,473

 PART IV

ITEM 15.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        Item 15 is hereby updated to include a revised form of Exhibit 23 ("Consent of Independent Registered Public Accounting Firm") and add Exhibit 99.2 ("2010 Unaudited Recast Segment Information by Quarter").

 EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statement Nos. 33-60187, 333-46159, 333-63662, 333-134381, 333-134382, and 333-166963 on Form S-8 of our report dated February 29, 2012 (July 16, 2012 as to the effects of the method of presenting comprehensive income and of the segment change), relating to the financial statements and financial statement schedule of Clean Harbors, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to the effects of the retrospective adoption of changing the method of presenting comprehensive income and of the financial statement disclosures related to the change in the composition of the reportable segments described in Note 2), appearing in this Current Report on Form 8-K dated July 16, 2012 of Clean Harbors, Inc.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
July 16, 2012

1

QuickLinks

  EXHIBIT 99.1
  Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations, Item 8. Financial Statements and Supplementary Data, and Item 15. Exhibits and Financial Statement Schedules
PART II
  ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CLEAN HARBORS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS ASSETS (dollars in thousands)
CLEAN HARBORS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Continued) LIABILITIES AND STOCKHOLDERS' EQUITY (dollars in thousands)
CLEAN HARBORS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (in thousands except per share amounts)
CLEAN HARBORS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (in thousands)
CLEAN HARBORS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
CLEAN HARBORS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CLEAN HARBORS, INC. AND SUBSIDIARIES SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS For the Three Years Ended December 31, 2011 (in thousands)
PART IV
  ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
  EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM